As filed with the U.S. Securities and Exchange Commission on March 1, 2021

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PYXIS TANKERS INC.
(Exact name of Registrant as specified in its charter)

Republic of The Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Pyxis Tankers Inc. 59 K. Karamanli Street, 15125 Maroussi, Greece 011 30 210 638 0200		Seward & Kissel LLP Attention: Keith Billotti, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1274
(Address and telephone number of Registrant’s principal executive offices)		(Name, address and telephone number of agent for service)

Copies to:

Keith Billotti, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
(212) 574-1274 (telephone number)
(212) 480-8421 (facsimile number)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ◻

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ◻
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ◻
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company   ◻
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ◻
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)		Amount of Registration Fee
Common Shares, $0.001 par value	14,285,715	$1.35	$19,285,715.25		$2,105
Total	14,285,715	$1.35	$19,285,715.25	(2)	$2,105

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities registered hereby also include an indeterminate number of additional securities as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum aggregate offering price per share is $1.35, which is the average of the high and low prices of the common shares on February 26, 2021 on the Nasdaq Capital Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MARCH 1, 2021
Preliminary Prospectus

Pyxis Tankers Inc.
14,285,715 shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 14,285,715 shares of common stock of Pyxis Tankers Inc. (referred to herein as “we”, “us”, “Pyxis Tankers” or the “Company”), being offered by the selling stockholders identified herein.  The selling stockholders may sell their shares, from time to time, in one or more offerings, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.  The selling stockholders may sell shares in a manner including, but not limited to, regular brokerage transactions, in transactions directly with market makers or investors, in privately negotiated transactions or through agents or underwriters they may select from time to time.  See “Plan of Distribution” for more information on the methods of sale that may be used by the selling stockholders.
We are not offering any common stock for sale under this prospectus, and we will not receive any proceeds from the sale of the common stock by the selling stockholders.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, including the information incorporated by reference into this prospectus, and any amendments or supplements before you make your investment decision.
Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “PXS”. On February 26, 2021, the last reported sale price of our common stock was $1.25 per share, as reported by Nasdaq.
         Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 4 of this prospectus and the “Risk Factors” section of our Annual Report on Form 20-F that is incorporated by reference into this prospectus.
         Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                  , 2021

TABLE OF CONTENTS
Page
ABOUT THIS PROSPECTUS	ii
ENFORCEMENT OF CIVIL LIABILITIES	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	3
THE OFFERING	49
SELECTED FINANCIAL DATA	50
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	55
USE OF PROCEEDS	57
CAPITALIZATION	58
DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES	59
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	63
SELLING STOCKHOLDERS	64
DESCRIPTION OF CAPITAL STOCK	66
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	70
CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS	72
TAXATION	76
PLAN OF DISTRIBUTION	86
EXPENSES	88
LEGAL MATTERS	88
EXPERTS	88
WHERE YOU CAN FIND ADDITIONAL INFORMATION	88
INFORMATION INCORPORATED BY REFERENCE	89

i

ABOUT THIS PROSPECTUS
This prospectus is part of a resale registration statement on Form F-1 that we have filed with Securities and Exchange Commission (the “Commission”) pursuant to which the selling stockholders named in this prospectus may, from time to time, offer and sell the shares of common stock covered by this prospectus in one or more offerings. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date.  It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find Additional Information” and “Information Incorporated by Reference” in this prospectus.
        We have not authorized anyone to provide any information or to make any representation other than those contained or incorporated by reference in this prospectus.  You must not rely upon any information or representation not contained or incorporated by reference in this prospectus.  This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
        This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”.
ENFORCEMENT OF CIVIL LIABILITIES
We are a Marshall Islands company, and our principal executive office is located outside of the United States in Greece. Most of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, it may be difficult or impossible for U.S. purchasers to serve process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws.
Furthermore, there is substantial doubt that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries, directors or officers and such experts are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries, directors or officers and such experts based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries, directors or officers and such experts based on those laws.
ii

PROSPECTUS SUMMARY
This section summarizes certain of the information that is contained in this prospectus or the documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein, including our financial statements and the related notes and the information in the section entitled “Item 5. Operating and Financial Review and Prospects” in our Annual Report on Form 20-F for the year ended December 31, 2019 (the “2019 Annual Report”), which is incorporated by reference herein. As an investor or prospective investor, you should review carefully the more detailed information that appears later in this prospectus and the information incorporated by reference in this prospectus, including the section entitled “Risk Factors” herein and in “Item 3. Key Information⸻D. Risk Factors” in our 2019 Annual Report.
Unless the context otherwise requires, as used in this prospectus, the terms “Pyxis,” “Company,” “we,” “us,” and “our” refer to Pyxis Tankers Inc. and its consolidated subsidiaries.
All references in this prospectus to “$,” “US$,” “U.S.$,” “U.S. dollars,” “dollars” and “USD” mean U.S. dollars, unless otherwise noted.
Our Company
We are an international maritime transportation company focused on the product tanker sector. Our fleet is comprised of five double hull product tankers, which are currently employed under a mix of spot and short-term time charters. As of the date of this prospectus, our fleet had a weighted average age of 8.8 years, based on dwt, compared to an industry average of approximately 11 years for the product tanker fleet, with a total cargo carrying capacity of 170,019 dwt. We acquired these five vessels in 2015 from affiliates of our founder and Chief Executive Officer, Mr. Valentios (“Eddie”) Valentis. Three of the vessels in the fleet are medium range (“MR”) tankers, all of which have eco-efficient or eco-modified designs, and two are short-range tanker sister ships. Each of the vessels in the fleet has IMO certifications and is capable of transporting refined petroleum products, such as naphtha, gasoline, jet fuel, kerosene, diesel and fuel oil, as well as other liquid bulk items, such as vegetable oils and organic chemicals.
Our principal objective is to own and operate our fleet in a manner that will enable us to benefit from short- and long-term trends that we expect in the product tanker sector to maximize our revenues. We intend to expand the fleet through selective acquisitions of modern product tankers, primarily MRs, and to employ our vessels through time charters to creditworthy customers and on the spot market. We intend to continually evaluate the markets in which we operate and, based upon our view of market conditions, adjust our mix of vessel employment by counterparty and stagger our charter expirations. In addition, we may choose to opportunistically direct asset sales or acquisitions when conditions are appropriate. Management is considering the potential sale and / or bareboat charter for Northsea Alpha and Northsea Beta.
Our Current Fleet
The following table presents our fleet list as of February 28, 2021:
Vessel Name	Shipyard	Vessel type	Carrying Capacity (dwt)	Year Built	Type of Charter	Charter Rate (per day) (1)	Earliest Redelivery Date
Pyxis Epsilon(2)	SPP* / S. Korea	MR	50,295	2015	Time	$14,000	May 2021
Pyxis Theta (2)	SPP / S. Korea	MR	51,795	2013	Time	$14,000	June 2021
Pyxis Malou	SPP / S. Korea	MR	50,667	2009	Time	$12,000	July 2021
Northsea Alpha	Kejin / China	Small Tanker	8,615	2010	Spot	n/a	n/a
Northsea Beta	Kejin / China	Small Tanker	8,647	2010	Spot	n/a	n/a
			170,019
*SPP is SPP Shipbuilding Co., Ltd.
(1)	These are gross charter rates and do not reflect any commissions payable.

(2)	Pyxis Epsilon and Pyxis Theta are contracted with a charterer’s option to extend the charter at $15,500 per day for an additional six months, minus 45 days or plus 70 days.

Recent Developments
Pyxis Epsilon Financing Amendment
On September 25, 2020, Eighthone Corp. (our wholly-owned subsidiary that owns the Pyxis Epsilon) entered into a Second Supplemental Letter Agreement to its loan facility agreement dated September 27, 2018 (the "Wilmington Trust Loan") with certain financial institutions listed in the facility agreement, including Entrust Global, and Wilmington Trust National Association, as facility agent and security agent, extending to December 31, 2020, the period for which the required percentage of the security cover covenant remains at 115% of the amount of the Wilmington Trust Loan (the “Pyxis Epsilon Financing Amendment”). While the Company is currently in compliance with all of the covenants in this facility it is in the process of negotiating an extension of this amendment.

Nasdaq Notice
On February 16, 2021, we received a letter from Nasdaq confirming that we had regained compliance with Nasdaq’s continued listing requirements regarding the minimum closing bid price.  On July 2, 2020, Nasdaq had notified us of our noncompliance with the minimum bid price of $1.00 over the previous 30 consecutive business days as required by Nasdaq’s listing rules.  On December 29, 2020, we received written notification granting us a 180-day extension, or until June 28, 2021 to regain compliance with the minimum bid price requirement.  Subsequently, from January 28, 2021 to February 16, 2021, our closing bid price for our common shares has been $1.00 per share or greater and Nasdaq has informed us that we have regained compliance with the exchange’s minimum closing bid price rule and the matter is closed.

Private Placement Transaction

On February 17, 2021, we entered into a Securities Purchase Agreement (the “SPA”) with certain accredited investors for the private placement of 14,285,715 shares of our common stock at a purchase price of $1.75 per share (the “Private Placement Transaction”), which resulted in gross proceeds of approximately $25.0 million.  In connection with the Private Placement Transaction, we entered into a registration rights agreement pursuant to which we agreed to register for resale all of the shares issued in the Private Placement Transaction pursuant to the registration statement of which this prospectus constitutes a part.  If we do not satisfy certain obligations under the registration rights agreement in respect of the timing and continued effectiveness of this registration statement we may be obligated to pay the investors in the Private Placement Transaction certain damages.  In addition, we issued warrants to the placement agent, which are exercisable for the purchase of an aggregate of 3% of our shares sold in the Private Placement Transaction (428,571 warrants to purchase common shares).

In the case that a registration statement is not filed in accordance with the timing restrictions in the registration rights agreement, or the registration statement ceases to remain continuously effective as to all securities registered in the Private Placement Transaction, then on the date that each such event occurs and on each monthly anniversary of the date on which such event occurs, we are to pay to each of the investors in the Private Placement Transaction, in cash, an amount equal to 1.0% multiplied by the aggregate subscription amount paid by such investor in the Private Placement Transaction, where the maximum amount of such payment payable to an investor would be 10% of the aggregate subscription amount paid by that investors in the Private Placement Transaction.

In connection with the Private Placement Transaction, the Company and our officers and directors entered into lock-up agreements pursuant to which they may not (subject to certain limitations), among other things, offer to sell common stock until 60 days after the date on which a registration statement is declared effective.

7.75% Series A Cumulative Convertible Preferred Share and Warrants

In October 2020, we issued 200,000 units (the “Series A Preferred Share and Warrants Transaction”) of our units (the “Units”) at a price of $25.00 per Unit, with each Unit consisting of (i) one 7.75% Series A Cumulative Convertible Preferred Share, par value $0.001 per share (the “Series A Preferred Shares”), and (ii) eight warrants (the “Warrants”). Each Warrant entitles the holder to purchase one common share, par value $0.001 per share, at an exercise price of $1.40 per share.  We pay cumulative dividends on the Series A Preferred Shares from and including the date of original issuance in the amount of $1.9375 per share each year, which is equivalent to 7.75% of the $25.00 liquidation preference per share. Each Series A Preferred Share is convertible into common shares at a conversion price of $1.40 per common share, or 17.86 common shares, at any time at the option of the holder, subject to certain customary adjustments. In addition, we issued two separate warrants to the underwriter, the first exercisable for the purchase of an aggregate of 1% of the Series A Preferred Shares sold in this offering (2,000 Series A Preferred Shares) and the second exercisable for the purchase of an aggregate of 1% of the warrants sold in this offering (16,000 warrants to purchase common shares). As of February 25, 2021, 40,949 Series A Preferred Shares had been converted and 144,500 Warrants exercised, resulting in the issuance of 877,193 common shares.

Corporate Information
Our legal and commercial name is Pyxis Tankers Inc. We are an international maritime transportation holding company that was incorporated under the laws of the Marshall Islands Business Corporations Act (the “BCA”) on March 23, 2015, and we maintain our principal place of business at the offices of our ship manager, Maritime Investors (defined below), at 59 K. Karamanli, Maroussi 15125, Athens, Greece.  Our telephone number at that address is +30 210 638 0200. Our registered agent in the Marshall Islands is The Trust Company of the Marshall Islands, Inc. located at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.  Our website is www.pyxistankers.com.  The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of the Commission’s internet site is www.sec.gov. None of the information contained on those websites is incorporated into or forms a part of this prospectus.

RISK FACTORS
Investing in our securities is highly speculative and involves a high degree of risk. Before making an investment in our securities, you should carefully consider the risks described below and the risk factors contained in “Item 3. Key Information – D. Risk Factors” in our 2019 Annual Report, which is incorporated by reference herein, as well as the other information included or incorporated by reference in this prospectus before deciding to invest in our securities.  The summary of risk factors below is qualified in its entirety by the more fulsome risk factors that follow.
Summary of Risk Factors
•	We operate our vessels worldwide and as a result, our vessels are exposed to international and inherent operational risks that may reduce revenue or increase expenses.
•	Our revenues are derived substantially from a single segment where charter hire rates for product tankers are cyclical and volatile.
•	Product tanker rates fluctuate based on seasonal variations in demand.
•	An over-supply of product tanker capacity may lead to reductions in charter rates, vessel values and profitability.
•
Over the last eight years, a number of vessel owners have ordered and taken delivery of so-called “eco-efficient” vessel designs, which offer significant bunker savings as compared to older designs. Increased demand for and supply of “eco-efficient” vessels could reduce demand for certain of our vessels that are not classified as such and expose us to lower vessel utilization and/or decreased charter rates.

•
An economic slowdown or changes in the economic and political environment in the Asia Pacific region could have a material adverse effect on our business, financial condition and results of operations.

•	The current global economic condition and financial environment, may negatively affect our business.
•	Changes in fuel, or bunkers, prices may adversely affect profits.
•
If our vessels call on ports located in or operate in countries or territories that are subject to sanctions or embargoes imposed by the United States, the European Union, the United Nations, or other governments it could result in monetary fines and penalties and adversely affect our reputation and the market price of our common shares.

•
Increasing scrutiny and changing expectations from investors, lenders and other market participants with respect to our Environmental, Social and Governance (“ESG”) policies may impose additional costs on us or expose us to additional risks.

•
We are subject to increasingly complex laws and regulations, including environmental and safety laws and regulations, which expose us to liability and significant additional expenditures, and can adversely affect our insurance coverage and access to certain ports as well as our business, results of operations and financial condition.

•	We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and similar worldwide anti-bribery laws.
•	We will incur additional costs to retrofit ballast water treatment systems in our vessels to comply with new regulations.
•	Climate change and greenhouse gas restrictions may adversely impact our operations, markets and capital sources.
•	Technological innovation and quality and efficiency requirements from our customers could reduce our charter hire income and the value of our vessels.
•	We may not be able to generate sufficient cash flow to meet our debt service and other obligations.
•	Our financial performance and operations may be adversely affected by the current and ongoing COVID-19 outbreak, and related governmental responses thereto.
•
We may be unable to secure medium- and long-term employment for our vessels at profitable rates and present and future vessel employment could be adversely affected by an inability to clear the oil majors’ risk assessment process.

•	A substantial portion of our revenues is derived from a limited number of customers, and the loss of any of these customers could result in a significant loss of revenues and cash flow.

•	We will be required to make substantial capital expenditures, for which we may be dependent on additional financing, to maintain the vessels we own or to acquire other vessels.
•	Any vessel modification projects we undertake could have significant cost overruns, delays or fail to achieve the intended results.
•	Declines in charter rates and other market deterioration could cause us to incur impairment charges.
•
Our charterers may terminate charters early or choose not to exercise options to extend charters or to re-charter with us, which could adversely affect our business, results of operations and financial condition.

•	Our founder, Chairman and Chief Executive Officer has affiliations with Maritime, which may create conflicts of interest.
•	Our insurance may be insufficient to cover losses that may result from our operations.
•	We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.
•	We may face labor interruptions, which if not resolved in a timely manner, could have a material adverse effect on our business.
•	A cyber-attack could materially disrupt our business.
•	We may not be able to generate sufficient cash flow to meet our debt service and other obligations.
•	Restrictive covenants in our current and future loan agreements may impose financial and other restrictions on us.
•	We are no longer an “emerging growth company” and, as a result, are required to comply with increased disclosure and governance requirements.
•	The market price of our common stock has fluctuated widely and the market price of our common stock may fluctuate in the future.
•	Conversion of the Series A Preferred Shares and exercise of Warrants will dilute the ownership interest of existing shareholders.

Risks Related to Our Industry
We operate our vessels worldwide and as a result, our vessels are exposed to international and inherent operational risks that may reduce revenue or increase expenses.
The international shipping industry is an inherently risky business involving global operations. The operation of ocean-going vessels in international trade is affected by a number of risks. Our vessels and their cargoes will be at risk of being damaged or lost because of events, including bad weather, grounding, fire, explosions, mechanical failure, vessel and cargo property loss or damage, hostilities, labor strikes, adverse weather conditions, stowaways, placement on our vessels of illegal drugs and other contraband by smugglers, war, terrorism, piracy, human error, environmental accidents generally, collisions and other catastrophic natural and marine disasters. An accident involving any of our vessels could result in death or injury to persons, loss of property or environmental damage, delays in the delivery of cargo, damage to our customer relationships, loss of revenues from or termination of charter contracts, governmental fines, penalties or restrictions on conducting business or higher insurance rates. These sorts of events could interfere with shipping routes (such as delay or rerouting), and result in market disruptions that may reduce our revenue or increase our expenses and also subject us to litigation. International shipping is also subject to various security and customs inspection and related procedures in countries of origin and destination and transhipment points. Inspection procedures can result in the seizure of cargo and/or our vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us. It is possible that changes to inspection procedures or an increase in the frequency of vessel inspections could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical.

The operation of tankers has unique operational risks associated with the transportation of refined petroleum products. A spill of such cargoes may cause significant environmental damage, and the associated costs could exceed the insurance coverage available to the Company. Compared to other types of vessels, tankers are exposed to a higher risk of damage and loss by fire, whether ignited by a terrorist attack, collision, or other cause, due to the high flammability and high volume of the refined petroleum products transported in tankers. If the Company’s vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and may be substantial. The Company may have to pay drydocking costs that its insurance does not cover in full. The loss of revenues while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, may adversely affect the Company’s business, results of operations and financial condition. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. The Company may be unable to find space at a suitable drydocking facility or its vessels may be forced to travel to a drydocking facility that is not conveniently located to the vessels’ positions. The loss of earnings while these vessels are forced to wait for space or to travel to more distant drydocking facilities may adversely affect the Company’s business, results of operations and financial condition. Further, the total loss of any of the Company’s vessels could harm its reputation as a safe and reliable vessel owner and operator. If the Company is unable to adequately maintain or safeguard its vessels, it may be unable to prevent any such damage, costs, or loss which could negatively impact its business, results of operations and financial condition.
Our revenues are derived substantially from a single segment where charter hire rates for product tankers are cyclical and volatile.
Substantially all of our revenues are derived from a single market, the product tanker segment, and therefore our financial results depend on chartering activities and developments in this segment. The product tanker market is cyclical and volatile in charter hire rates. The degree of charter hire rate volatility among different types of product tankers has varied widely, and, as a result, our ability to charter, or to re-charter our vessels upon the expiration or termination of our current charters, the charter rates payable under any replacement charters and vessel values will depend upon, among other things, economic conditions in the product tanker market at that time and changes in the supply and demand for vessel capacity. Any renewal or replacement charters that the Company enters into may not be sufficient to allow the Company to operate its vessels profitably. After reaching historic highs in mid-2008, charter hire rates for product tankers declined significantly before increasing in 2015 and then declining again in 2016. Since then, charter hire rates have remained volatile, especially in the spring of 2020. If charter hire rates remain depressed or fall further in the future when our charters expire, we may be unable to re-charter our vessels at rates as favorable to us, with the result that our earnings and available cash flow will continue to be adversely affected. In addition, a decline in charter hire rates will likely cause the value of our vessels to decline.
Charter hire rates depend on the demand for, and supply of, product tanker vessels.
The factors that influence the demand for product tanker vessel capacity are unpredictable and outside of our control, and include, among others:
•	demand and supply for refined petroleum products and other liquid bulk products such as vegetable and edible oils;
•	competition from alternative sources of energy and a shift in consumer demand towards other energy resources such as wind, solar or water energy as well as greater use of electric powered vehicles;
•	the globalization of manufacturing and developments of transportation services;
•	regional availability of refining capacity and inventories;
•
increases in the production of refined petroleum products in areas linked by pipelines to consuming areas, the extension of existing, or the development of new, pipeline systems in markets we may serve, or the conversion of existing non-oil pipelines to refined petroleum products pipelines in those areas;

•
the distance oil and petroleum products are moved by sea; changes in seaborne and other transportation patterns, including changes in the distances over which refined petroleum and chemical cargoes are transported;

•	competition from other shipping companies and other modes of transportation, such as railroads that compete with product tankers;
•	availability of newbuild crude tankers to take petroleum products on their maiden voyage upon delivery from shipyards;
•	product imbalances across regions (affecting the level of trading activity);
•	global and regional economic and political conditions, including armed conflicts, terrorist activities, and strikes; environmental and other regulatory developments;
•	health disasters, such as COVID-19, developments in international trade generally;
•	international sanctions, embargoes, import and export restrictions, nationalizations and wars;
•	currency exchange rates; and
•	weather and natural disasters.
The factors that influence the supply of product tanker vessel capacity are also outside of our control and unpredictable and include, among others:
•	demand and supply for refined petroleum products and other liquid bulk products such as vegetable and edible oils;
•	availability and pricing of other energy resources such as natural gas;
•	the number of product tanker newbuilding deliveries;
•	the efficiency and age of the global product tanker fleet;
•	the demolition prices and scrapping rate of older product tankers or casualties;
•	the price of steel and vessel equipment;
•	the cost of newbuildings and the cost of retrofitting or modifying secondhand product tankers as a result of charterer requirements;
•	shipyard capacity, financial condition and new vessel construction throughput/delays in deliveries;
•	availability, terms and cost of capital;
•	cost and supply of labor;
•	technological innovations and advances in product tanker design and capacity, including the introduction and operating performance of scrubbers;
•	conversion of product tankers to other uses and the conversion of other vessels to product tankers;

•	the number of product tankers used for floating storage;
•	the number of product tankers trading crude or “dirty” oil products;
•
product tanker freight rates, whether time or spot charters, including spot market related pools the Company may join, which are themselves affected by factors that may affect the rate of newbuilding, scrapping and laying-up of product tankers;

•	port and canal congestion;
•	the cost of bunkers and fuel oil, and their impact on vessel speed; currency exchange rate fluctuations;
•	changes in governmental or maritime self-regulatory organizations’ rules and regulations or actions taken by regulatory authorities;
•	changes in environmental and other regulations that may limit the useful lives of product tankers; and
•	the number of product tankers that are out of service.
These factors influencing the supply of and demand for product tanker capacity and charter rates are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions. A global economic downturn may reduce demand for transportation of refined petroleum products and chemicals. We cannot assure you that we will be able to successfully charter our product tankers in the future at all or at rates sufficient to allow us to meet our contractual obligations, including repayment of our indebtedness.
Product tanker rates fluctuate based on seasonal variations in demand.
Product tanker markets are typically stronger in the winter months as a result of increased refined petroleum products consumption in the northern hemisphere and weaker in the summer months as a result of lower consumption in the northern hemisphere and refinery maintenance that is typically conducted in the summer months. Unpredictable weather patterns during the winter months in the northern hemisphere tend to disrupt vessel routing and scheduling. The price volatility of products resulting from these factors has historically led to increased product trading activities in the winter months. As a result, revenues generated by vessels are typically weaker during the quarters ended June 30 and September 30, and stronger in the quarters ended March 31 and December 31. If increased revenues generated in the fall/winter months are not sufficient to offset any decreases in revenue in the spring/summer months, it may have an adverse effect on our business, results of operations and financial condition. In addition, the effects of the infectious disease, COVID-19, are continuously evolving globally and are uncertain. The Company’s business could be adversely affected by this ongoing outbreak. Any prolonged restrictive measures in order to control the spread of COVID-19 or other adverse public health development in Asia, U.S. or the Company’s targeted markets may also have a material and adverse effect on the demand for the Company’s vessels, operations and financial condition.
An over-supply of product tanker capacity may lead to reductions in charter rates, vessel values and profitability.
The market supply of product tankers is affected by a number of factors such as the demand for energy resources, oil, petroleum and chemical products, the level of current and expected charter hire rates, asset and newbuilding prices and the availability of financing, as well as overall global economic growth in parts of the world economy, including Asia, and has been increasing as a result of the delivery of substantial newbuilding orders over the last few years.

There has been a global trend towards energy efficient technologies, lower environmental emissions and alternative sources of energy. In the long-term, demand for oil may be reduced by increased availability of such energy sources and machines that run on them. In addition, reduced global supply of oil due to coordinated action, such as the production cuts recently agreed by the Organization of Petroleum Exporting Countries (“OPEC”) and other oil producing nations, may lead to an over-supply of product tanker capacity due to lower demand for the transportation of refined petroleum products.
Newly built product tankers were delivered in significant numbers starting at the beginning of 2006 through 2019 and continuing into 2020. Furthermore, if the capacity of new ships delivered exceeds the capacity of product tankers being scrapped and lost, product tanker capacity will increase. For example, as of June 30, 2020, there were 189 product and product/chemical tankers on order, equivalent to 6.6% of the existing fleet by units and 7.5% of the existing fleet by dwt and the orderbook may increase further in the future. If the supply of product tanker capacity increases and if the demand for product tanker capacity does not increase correspondingly, charter rates and vessel values could materially decline. If that happens, as the Company’s charters expire, the Company may only be able to re-charter its vessels at reduced or unprofitable rates, or the Company may not be able to charter its vessels at all. A reduction in charter rates and the value of our vessels for any of these reasons may have a material adverse effect on our business, results of operations and financial condition.
In addition, product tankers currently used to transport crude oil and other “dirty” products may be “cleaned up” and reintroduced into the product tanker market, which would increase the available product tanker tonnage which may affect the supply and demand balance for product tankers. This could have an adverse effect on our business, results of operations and financial position.
Over the last eight years, a number of vessel owners have ordered and taken delivery of so-called “eco-efficient” vessel designs, which offer significant bunker savings as compared to older designs. Increased demand for and supply of “eco-efficient” vessels could reduce demand for certain of our vessels that are not classified as such and expose us to lower vessel utilization and/or decreased charter rates.
We estimate that a significant proportion of newbuilding orders have been based on new vessel designs, which purport to offer material bunker savings compared to older designs, such as a significant proportion of our tanker vessels. See “Business – Our Current Fleet.” New vessel designs have resulted in a significant reduction of bunker consumption and consequently cost for charterers. As the supply of “eco-efficient” tankers expands, if charterers prefer those vessels over our tankers that are not classified as such, this may reduce demand for our non- “eco-efficient” tankers, impair our ability to re-charter such tankers at competitive rates or at all and have a material adverse effect on our business, results of operations and financial condition.
Acts of piracy on ocean-going vessels could adversely affect our business.
Acts of piracy have historically affected ocean-going vessels trading in many regions of the world, such as South China Sea, the Indian Ocean, the Gulf of Aden off the coast of Somalia and in particular, the Gulf of Guinea region off Nigeria, which experienced increased incidents of piracy in 2019. Sea piracy incidents continue to occur, and tanker vessels are particularly vulnerable to attacks by pirates. If regions in which our vessels are deployed are characterized as “war risk’’ zones or “war and strikes” listed areas by insurers, or other parties such as the Joint War Committee of Lloyds Insurance and IUA Company, premiums payable for coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew and security equipment costs, including employing onboard security guards, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents. In addition, any detention hijacking as a result of an act of piracy against our vessels, increases in cost associated with seeking to avoid such events (including increased bunker costs resulting from vessels being rerouted or travelling at increased speeds as recommended by BMP4), or unavailability or increases in cost of insurance for our vessels, could have a material adverse impact on our business, results of operations and financial condition.

An economic slowdown or changes in the economic and political environment in the Asia Pacific region could have a material adverse effect on our business, financial condition and results of operations.
We anticipate a significant number of the port calls made by our vessels will continue to involve the loading or discharging of cargoes in ports in the Asia Pacific region. As a result, any negative changes in economic conditions in any Asia Pacific country, particularly in China, may have a material adverse effect on our business, financial condition and results of operations, as well as our future prospects. Before the global economic financial crisis that began in 2008, China had one of the world’s fastest growing economies in terms of gross domestic product, or GDP, which had a significant impact on shipping demand. The year-over-year growth rate of China’s GDP was approximately 6.1% for the year ended December 31, 2019, as compared to approximately 6.6% for the year ended December 31, 2018, and continues to remain below pre-2008 levels. As of January 26, 2021, the International Monetary Fund (the “IMF”) projected China’s year-over-year GDP growth rate for 2021 to be approximately 8.1%, largely due to a rebound from the impact of COVID-19. We cannot assure you that the Chinese economy will not experience a significant contraction in the future, especially in light of the impact of COVID-19. Furthermore, there is a rising threat of a Chinese financial crisis resulting from massive personal and corporate indebtedness and “trade wars” (including trade tensions and tariff increases between the United States and China). We cannot assure you that the Chinese economy will not experience a significant contraction in the future.
Although state-owned enterprises still account for a substantial portion of the Chinese industrial output, in general, the Chinese government is reducing the level of direct control that it exercises over the economy through state plans and other measures. There is an increasing level of freedom and autonomy in areas such as allocation of resources, production, pricing and management and a gradual shift in emphasis to a “market economy” and enterprise reform. Limited price reforms were undertaken with the result that prices for certain refined petroleum products are principally determined by market forces. Many of the reforms are unprecedented or experimental and may be subject to revision, change or abolition based upon the outcome of such experiments. If the Chinese government does not continue to pursue a policy of economic reform, the level of imports to and exports from China could be adversely affected by changes to these economic reforms by the Chinese government, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions. Notwithstanding economic reform, the Chinese government may adopt policies that favor domestic shipping and tanker companies and may hinder our ability to compete with them effectively. For example, China imposes a tax for non-resident international transportation enterprises engaged in the provision of services of passengers or cargo, among other items, in and out of China using their own, chartered or leased vessels. The regulation may subject international transportation companies to Chinese enterprise income tax on profits generated from international transportation services passing through Chinese ports. This could have an adverse impact on our charterers’ business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. Moreover, an economic slowdown in the economies of the European Union and other Asian countries may further adversely affect economic growth in China and elsewhere.
In addition, concerns regarding the possibility of sovereign debt defaults by European Union member countries, including Greece, have in the past disrupted financial markets throughout the world, and may lead to weaker consumer demand in the European Union, the United States, and other parts of the world. The possibility of sovereign debt defaults by European Union member countries, including Greece, and the possibility of market reforms to float the Chinese renminbi, either of which development could weaken the Euro against the Chinese renminbi, could adversely affect consumer demand in the European Union. Moreover, the revaluation of the renminbi may negatively impact the United States’ demand for imported goods, many of which are shipped from China. Future weak economic conditions could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends to our stockholders. Our business, financial condition, results of operations, as well as our future prospects, will likely be materially and adversely affected by another economic downturn in any of the aforementioned countries and regions.

Political instability, terrorist attacks, international hostilities and global public health threats can affect the seaborne transportation industry, which could adversely affect our business.
We conduct most of our operations outside of the United States, and our business, results of operations, cash flows, financial condition and ability to pay dividends, if any, in the future may be adversely affected by changing economic, political and government conditions in the countries and regions where our vessels are employed or registered. Moreover, we operate in a sector of the economy that is likely to be adversely impacted by the effects of political conflicts.
Currently, the world economy faces a number of challenges, including trade tensions between the United States and China and between the United States and the European Union, continuing turmoil and hostilities in the Middle East, the Korean Peninsula, North Africa, Venezuela, Iran and other geographic areas and countries, continuing economic weakness in the European Union, geopolitical events such as the withdrawal of the U.K. from the European Union ("Brexit"), continuing threat of terrorist attacks around the world, continuing instability and conflicts and other recent occurrences in the Middle East and in other geographic areas and countries such as those between the United States and North Korea or Iran, or between the Houthi and Arab counties in Yemen, or internally in Libya, and stabilizing growth in China, as well as the public health concerns stemming from the COVID-19 outbreak.
In recent years, businesses in the global economy have faced periods of slower growth, recessions, limited or no credit or credit on less favorable terms than previously obtained, lower demand for goods and services, reduced liquidity and volatile capital markets. These factors have had, and in part continue to have, a negative effect on the demand for refined petroleum products including fuel oil or bunkers, which, along with diminished trade credit available for the delivery of such cargoes have led to periodic decreased demand for product tankers, creating downward pressure on charter rates and reduced product tanker values. Beginning in February 2020, due in part to fears associated with the spread of COVID-19, global financial markets, and financial markets in the U.S., experienced greater than usual volatility and a steep and abrupt downturn. The volatility and downturn may continue as COVID-19 continues to spread. China’s economy experienced a sharp contraction in the first quarter of 2020, and its growth rate for 2020 slowed to an estimated 2.3% over 2019, according to the IMF. A significant number of the port calls we expect our vessels to make will likely involve the loading or discharging of cargo in ports in Organization of Economic Cooperation and Development countries (“OECD”) and the Asia Pacific region. We cannot assure you that the Chinese, Indian or Japanese economies, which generate a substantial amount of demand for shipping companies, will not continue to experience a significant contraction or otherwise negatively change in the future, especially due to the effects from periodic turmoil in the Asian capital markets. Moreover, a significant or protracted slowdown in the economies of the United States, the European Union (“EU”) or various Asian countries may adversely affect economic growth in China and elsewhere. In addition, concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations and the overall stability of the Euro. An extended period of adverse development in the outlook for European countries could reduce the overall demand for our services.
The threat of future terrorist attacks around the world, continues to cause uncertainty in the world's financial markets and international commerce and may affect our business, operating results and financial condition. Continuing conflicts and recent developments in the Middle East, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets and international commerce. Additionally, any escalations between the United States and Iran could result in retaliation from Iran that could potentially affect the shipping industry, through increased attacks on vessels in the Strait of Hormuz (which already experienced an increased number of attacks on and seizures of vessels in 2019 and 2020). These uncertainties could also adversely affect our ability to obtain additional financing or insurance on terms acceptable to us or at all. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.

Further, governments may turn and have turned to trade barriers to protect their domestic industries against foreign imports, thereby depressing shipping demand. In particular, leaders in the United States and China have implemented certain increasingly protective trade measures which have been somewhat mitigated by the recent trade deal (first phase trade agreement) between the U.S. and China, which requires China to purchase of over USD 50 billion of U.S. energy products including crude oil. Additionally, in March 2018, President Trump announced tariffs on imported steel and aluminum into the United States that could have a negative impact on international trade generally and in January 2019, the United States announced expanded sanctions against Venezuela, which may have an effect on its oil output and in turn affect global oil supply. There have also been continuing trade tensions, including significant tariff increases, between the United States and China. Protectionist developments, or the perception that they may occur, may have a material adverse effect on global economic conditions, and may significantly reduce global trade. Moreover, increasing trade protectionism may cause an increase in (a) the cost of goods exported from regions globally, (b) the length of time required to transport goods and (c) the risks associated with exporting goods. Such increases may significantly affect the quantity of goods to be shipped, shipping time schedules, voyage costs and other associated costs, which could have an adverse impact on our charterers’ business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. This could have a material adverse effect on our business, results of operations and financial condition.
Additionally, in Europe, large sovereign debts and fiscal deficits, low growth prospects and high unemployment rates in a number of countries have contributed to the rise of Eurosceptic parties, which would like their countries to leave the Euro. The Brexit further increases the risk of additional trade protectionism. Brexit, or similar events in other jurisdictions, could impact global markets, including foreign exchange and securities markets; any resulting changes in currency exchange rates, tariffs, treaties and other regulatory matters could in turn adversely impact our business and operations.
Also, China and the US have implemented certain increasingly protective trade measures with continuing trade tensions, including significant tariff increases, between these countries. These trade barriers to protect domestic industries against foreign imports, depress shipping demand.  Protectionist developments, or the perception they may occur, may have a material adverse effect on global economic conditions, and may significantly reduce global trade. Moreover, increasing trade protectionism may cause an increase in (a) the cost of goods exported from regions globally, (b) the length of time required to transport goods and (c) the risks associated with exporting goods. Such increases may significantly affect the quantity of goods to be shipped, shipping time schedules, voyage costs and other associated costs, which could have an adverse impact on our charterers’ business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. This could have a material adverse effect on our business, results of operations, financial condition and our ability to pay any cash distributions to our stockholders.
In addition, public health threats such as influenza and other highly communicable diseases or viruses, outbreaks of which have from time to time occurred in various parts of the world in which we operate, including China, Japan and South Korea, which may even become pandemics, such as the COVID-19 virus, could lead to a significant decrease of demand for the transportation of refined petroleum products. Such events may also adversely impact our operations, including timely rotation of our crews, the timing of completion of any outstanding or future newbuilding projects or repair works in drydock as well as the operations of our customers. Delayed rotation of crew may adversely affect the mental and physical health of our crew and the safe operation of our vessels as a consequence.
These issues, along with the re-pricing of credit risk and the difficulties currently experienced by financial institutions, especially those lending in the shipping industry, have made, and will likely continue to make, it difficult to obtain financing. As a result of the disruptions in the credit markets and higher capital requirements, many lenders have enacted tighter lending standards, required more restrictive terms (including higher collateral ratios for advances, shorter maturities and smaller loan amounts), increased margins or lending rates or have refused to refinance existing debt at all. Moreover, certain banks that have historically been significant lenders to the shipping industry have reduced or ceased lending activities in the shipping industry. Further tightening of capital requirements and the resulting policies adopted by lenders, could further reduce lending activities.

Global economic conditions remain fragile with uncertainty surrounding sustainable recovery and long-term prospects. If the current global economic and financial environment persists or worsens, we may be negatively affected in the following ways, among others:
•	we may not be able to employ our vessels at charter rates as favorable to us as historical rates or operate our vessels profitably;
•
the market value of our vessels could decrease, which may cause us to, among other things, recognize losses if any of our vessels are sold or if their values are impaired, violate covenants in our current loan agreements and future financing agreements and be unable to incur debt at all or on terms that are acceptable to us; and

•
we may experience difficulties obtaining financing commitments or be unable to fully draw under loans we arrange in the future if the lenders are unwilling to extend financing to us or unable to meet their funding obligations due to their own liquidity, capital or solvency issues. We cannot be certain that financing will be available on acceptable terms or at all. If financing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our future obligations as they come due. In the absence of available financing, we also may be unable to take advantage of business opportunities or respond to competitive pressures.

The occurrence of any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.
The U.K.’s withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and our business.

On June 23, 2016, in a referendum vote commonly referred to as “Brexit,” a majority of voters in the U.K. voted to exit the European Union. Since then, the U.K. and the EU have negotiated the terms of a withdrawal agreement, which was approved in October 2019 and ratified in January 2020. The U.K. formally exited the European Union on January 31, 2020, although a transition period remained in place until December 2020 during which the U.K. was subject to the rules and regulations of the EU while continuing to negotiate the parties’ relationship going forward, including trade deals. It is unclear what long-term economic, financial, trade and legal implications the withdrawal of the U.K. from the European Union would have and how such withdrawal would affect our business. In addition, Brexit may lead other European Union member countries to consider referendums regarding their European Union membership. Any of these events, along with any political, economic and regulatory changes that may occur, could cause political and economic uncertainty and harm our business and financial results.

 Changes in fuel, or bunkers, prices may adversely affect profits.
Fuel, or bunkers, is a significant expense in shipping operations for our vessels employed on the spot market and changes in the price of fuel may adversely affect the Company’s profitability and can have a significant impact on earnings. With respect to our vessels employed on time charter, the charterer is generally responsible for the cost and supply of fuel, but such cost may affect the charter rates we are able to negotiate for our vessels. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of Petroleum Exporting Countries (“OPEC”) and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations. The cost of fuel is a significant factor in negotiating charter rates and can affect us in both direct and indirect ways. This cost will be borne by us when our tankers are not employed or are employed on voyage charters. Even where the cost of fuel is borne by the charterer, which is the case with all of our existing time charters, that cost may affect the level of charter rates that charterers are prepared to pay. In addition, as of January 1, 2020 the entry into force of the 0.5% global sulfur cap in marine fuels under the International Convention for Prevention of Pollution from Ships (“MARPOL”) Annex VI had initially led to a significant increase in the costs for low sulfur fuel used by vessels that are not equipped with exhaust gas scrubbers. Non-scrubber tankers may become less competitive (compared with ships equipped with exhaust gas scrubbers that can utilize the less expensive high sulfur fuel), and consequently may have difficulty finding employment, command lower charter hire, have difficulty in financing and/or need to be scrapped. Further, fuel may become much more expensive in the future, including as a result of the imposition of lower sulfur oxide emissions under new IMO 2020 regulations, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail. Also, older vessels usually consume more fuel than eco-efficient vessels. Consequently, employment of our older vessels may be lower and less profitable. Changes in the price of fuel may adversely affect our profitability.

If our vessels call on ports located in or operate in countries or territories that are subject to sanctions or embargoes imposed by the United States, the European Union, the United Nations, or other governments it could result in monetary fines and penalties and adversely affect our reputation and the market price of our common shares.
During the year ending December 31, 2019 and for the first nine months of 2020, none of our vessels called on ports located in countries or territories subject to country-wide or territory-wide sanctions and/or embargoes imposed by the U.S. government or other authorities or countries or regions identified by the U.S. government or other authorities as state sponsors of terrorism (“Sanctioned Jurisdictions”). However, although we believe we are currently in compliance with all applicable sanctions and embargo laws and regulations, we take steps reasonably designed to mitigate against violations of law, which includes relevant provisions in charter agreements forbidding the use of our vessels in trade that would violate economic sanctions and we monitor and review the movement of our vessels, it is possible that our vessels may call on ports in these countries or regions from time to time in the future on our charterers’ instructions, without our consent. Sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time.
Current or future counterparties of ours may be affiliated with persons or entities that are, or may be in the future, the subject of sanctions imposed by the U.S., the EU, and/or other international bodies. If we determine that such sanctions require us to terminate existing or future contracts to which we or our subsidiaries are party, or if we are found to be in violation of such applicable sanctions, our results of operations may be adversely affected, we could face monetary fines or penalties, or we may suffer reputational harm.
Furthermore, as of the date hereof, neither the Company nor its subsidiaries have ever entered into or have any future plans to enter into, directly or indirectly, any contracts, agreements or other arrangements with the governments of North Korea, Iran, Syria, Cuba, Venezuela, or Crimea which are currently considered Sanctioned Jurisdictions.
Due to the nature of our business and the evolving nature of the foregoing sanctions and embargo laws and regulations, there can be no assurance that we will be in compliance at all times in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access the U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or refrain from investing, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries or territories identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our common stock may adversely affect the price at which our common stock trades. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries or territories subject to sanctions and embargo laws that are not controlled by the governments of those countries or territories, or engaging in operations associated with those countries or territories pursuant to contracts with third parties that are unrelated to those countries or territories or entities controlled by their governments. Investor perception of the value of our common stock may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries or territories.

Our vessels could be arrested by maritime claimants, which could result in a significant loss of earnings and cash flow if we are not able to post the required security to lift the arrest or attachment.
Generally, under the terms of the time charters for our vessels, a vessel would be placed off-hire (that is, the charterer could cease to pay charter hire) for any period during which it is “arrested” for a reason not arising from the fault of the charterer. Under maritime law in many jurisdictions, and under the International Convention on Arrest of Ships, 1999, crew members, tort claimants, claimants for breach of certain maritime contracts, vessel mortgagees, suppliers of goods and services to a vessel and shippers and consignees of cargo and others entitled to a maritime lien against the vessel may enforce their lien by “arresting” or “attaching” a vessel through court processes. In addition, claims may be brought by parties in hostile jurisdictions or on fictitious grounds or for claims against previous owners, if any, or in respect of previous cargoes. Any such claims could lead to the arrest of the vessel, against which the ship owner would have to post security to have the arrest lifted and to defend against such claims.
In addition, in those countries adopting the International Convention on Arrest of Ships, 1999, and in certain other jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest not only the vessel with respect to which the claimant’s maritime lien has arisen, but also any “associated” vessel owned or controlled by the legal or beneficial owner of that vessel. While in some of the jurisdictions which have adopted this doctrine, liability for damages is limited in scope and would only extend to a company and its vessel-owning subsidiaries, there can be no assurance that liability for damages caused by a vessel managed by an unaffiliated party, International Tanker Management (“ITM”), would not be asserted against us or one or more of our vessels. The arrest of one or more vessels in our fleet could result in a material loss of cash flow for us and/or require us to pay substantial sums to have the arrest lifted.
The smuggling or alleged smuggling of drugs or other contraband onto the Company’s vessels may lead to governmental claims against the Company.
The Company expects that its vessels will call in ports where smugglers may attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent the Company’s vessels are found with or accused to be carrying contraband, whether inside or attached to the hull of our vessels and whether with or without the knowledge of any of its crew, the Company may face governmental or other regulatory claims which could have an adverse effect on the Company’s business, financial condition, results of operations and cash flows. Additionally, such events could have consequences on our share price.
Governments could requisition our vessels during a period of war or emergency.
A government could take actions for requisition of title, hire or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes its owner. Also, a government could requisition our vessels for hire, which occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Although we would expect to be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment, if any, would be uncertain. Government requisition of one or more of our vessels could negatively impact our business, results of operations and financial condition.

Increasing scrutiny and changing expectations from investors, lenders and other market participants with respect to our Environmental, Social and Governance (“ESG”) policies may impose additional costs on us or expose us to additional risks.
Companies across all industries are facing increasing scrutiny relating to their ESG policies. Investor advocacy groups, certain institutional investors, investment funds, lenders and other market participants are increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. The increased focus and activism related to ESG and similar matters may hinder access to capital, as investors and lenders may decide to reallocate capital or to not commit capital as a result of their assessment of a company’s ESG practices. Companies which do not adapt to or comply with investor, lender or other industry shareholder expectations and standards, which are evolving, or which are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, may suffer from reputational damage and the business, financial condition, and/or stock price of such a company could be materially and adversely affected.
We may face increasing pressures from investors, lenders and other market participants, who are increasingly focused on climate change, to prioritize sustainable energy practices, reduce our carbon footprint and promote sustainability. As a result, we may be required to implement more stringent ESG procedures or standards so that our existing and future investors and lenders remain invested in us and make further investments in us. If we do not meet these standards, our business and/or our ability to access capital could be harmed.
Additionally, certain investors and lenders may exclude shipping companies, such as us, from their investing portfolios altogether due to environmental, social and governance factors.  These limitations in both the debt and equity capital markets may affect our ability to develop as our plans for growth may include accessing the equity and debt capital markets.  If those markets are unavailable, or if we are unable to access alternative means of financing on acceptable terms, or at all, we may be unable to implement our business strategy, which would have a material adverse effect on our financial condition and results of operations and impair our ability to service our indebtedness. Further, it is likely that we will incur additional costs and require additional resources to monitor, report and comply with wide ranging ESG requirements.  The occurrence of any of the foregoing could have a material adverse effect on our business and financial condition.
We are subject to increasingly complex laws and regulations, including environmental and safety laws and regulations, which expose us to liability and significant additional expenditures, and can adversely affect our insurance coverage and access to certain ports as well as our business, results of operations and financial condition.
Our operations are affected by extensive and changing international, national and local laws, regulations, treaties, conventions and standards in force in international waters, the jurisdictional waters of the countries in which our vessels operate, as well as the countries of our vessels’ registration.
These laws and regulations include, but are not limited to, the U.S. Oil Pollution Act of 1990 (the “OPA”), requirements of the U.S Coast Guard (“USCG”) and the U.S. Environmental Protection Agency (the “EPA”), the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980 (the “CERCLA”), the U.S. Clean Air Act of 1970 (as amended from time to time and referred to herein as the “CAA”), the U.S. Clean Water Act of 1972 (as amended from time to time and referred to herein as the “CWA”), the International Maritime Organization (the “IMO”), the International Convention on Civil Liability for Oil Pollution Damage of 1969 (as amended from time to time and referred to herein as the “CLC”), the IMO International Convention on Civil Liability for Bunker Oil Pollution Damages (the “Bunker Convention”), the IMO International Convention for the Prevention of Pollution from Ships of 1973 (as amended from time to time and referred to herein as “MARPOL”), including designation of Emission Control Areas (“ECAs”) thereunder, the IMO International Convention for the Safety of Life at Sea of 1974 (as amended from time to time and referred to herein as the “SOLAS Convention”) and the International Management Code for the Safe Operation of Ships and Pollution Prevention (the “ISM Code”) promulgated thereby, the International Convention for the Control and Management of Ships’ Ballast Water and Sediments (the “BWM Convention”), the IMO International Convention on Load Lines of 1966 (as from time to time amended) (the “LL Convention”), the U.S. Maritime Transportation Security Act of 2002 (the “MTSA”), the International Labour Organization (“ILO”), the Maritime Labour Convention, EU regulations, and the International Ship and Port Facility Security Code (the “ISPS Code”).

Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under the OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil in U.S. waters, including the 200-nautical mile exclusive economic zone around the United States. An oil spill could also result in significant liability, including fines, penalties, criminal liability and remediation costs for natural resource damages under other international and U.S. federal, state and local laws, as well as third-party damages, and could harm our reputation with current or potential charterers of our tankers. We are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although we have arranged insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks.
The safe operation of our vessels is affected by the requirements of the ISM Code, promulgated by the IMO under the SOLAS Convention. The ISM Code requires ship owners, ship managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of safety and environmental protection policies setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. If we fail to comply with the ISM Code, we may be subject to increased liability, invalidation of our existing insurance, or reduction in available insurance coverage for our affected vessels. Such noncompliance may also result in a denial of access to, or detention in, certain ports which could have a material adverse impact on the Company’s business, results of operations and financial condition.
Compliance with such laws and regulations, where applicable, may require installation of costly equipment, vessel modifications, operational changes or restrictions, a reduction in cargo-capacity and may affect the resale value or useful lives of our vessels as well as result in the denial of access to, or detention in, certain jurisdictional waters or ports. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions including greenhouse gases, the management of ballast and bilge waters, maintenance and inspection, elimination of tin-based paint, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. Government regulation of the shipping industry, particularly as it may relate to safety, ship recycling requirements, greenhouse gas emissions and climate change, and other environmental matters, can be expected to become stricter in the future, and may require us to incur significant capital expenditures on our vessels to keep them in compliance, may require us to scrap or sell certain vessels altogether, may reduce the residual value we receive if a vessel is scrapped, and may generally increase our compliance costs. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of operations. Increased inspection procedures could increase costs and disrupt our business. International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination and trans-shipment points. Inspection procedures can result in the seizure of the cargo and/or our vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us. It is possible that changes to inspection procedures could impose additional financial and legal obligations on us, could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. All of the above, including any changes or developments, both individually and cumulatively, could have a material adverse effect on our business, results of operations and financial condition.
Recent action by the IMO’s Maritime Safety Committee and U.S. agencies indicates that cyber-security regulations for the maritime industry are likely to be further developed in the near future in an attempt to combat cyber-security threats. This might cause companies to cultivate additional procedures for monitoring cyber-security, which could require additional expenses and/or capital expenditures. However, the impact of such regulations is hard to predict at this time.

The failure to maintain class certifications of authorized classification societies on one or more of our vessels would affect our ability to employ such vessels.

The hull and machinery of every commercial vessel must be certified as meeting its class requirements by a classification society authorized by the vessel’s country of registry. The classification society certifies that the vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the SOLAS Convention. The operating vessels in our fleet are classed by the major classification societies, Nippon Kaiji Kyokai (“NKK”) and Det Norske Veritas (“DNV GL”). ITM and the vessels in our fleet have also been awarded certifications from major classification societies under the ISM Code. In order for a vessel to maintain its classification, the vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle under which the machinery would be surveyed from time to time over a five-year period. All of the vessels in our fleet on time charters or operating on the spot market are on special survey cycles for both hull and machinery inspection. Every vessel may also be required to be dry-docked every two to three years for inspection of the underwater parts of the vessel. If a vessel fails any survey or otherwise fails to maintain its class, the vessel will be unable to trade and will be unemployable, and may subject us to claims from the charterer if it has chartered the vessel, which would negatively impact our revenues as well as our reputation.
We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and similar worldwide anti-bribery laws.
The FCPA and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these laws. In certain circumstances, third parties may request our employees and agents to make payments that may not comply with the FCPA and other anti-bribery laws. Despite such compliance program, we cannot assure you that our internal control policies and procedures always will protect us from reckless or negligent acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of operations in certain jurisdictions and could have a negative impact on our business, results of operations and financial condition. In addition, actual or alleged violations could damage the Company’s reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of the Company’s senior management.
The Company obtains some of its insurance through protection and indemnity associations, which could result in significant additional premium payments.
The Company may be subject to increased premium payments, or calls, in amounts based on its claim records, the claim records of Maritime or ITM, as well as the claim records of other members of the protection and indemnity associations through which the Company receives insurance coverage for tort liability, including pollution-related liability. The Company’s protection and indemnity associations may not have sufficient resources to cover claims made against them. The Company’s payment of these calls could result in significant expense to the Company, which could have a material adverse effect on us. Changes in the insurance markets or increased risks to other members of the Company’s protection and indemnity associations attributable to terrorist attacks, piracy, environmental disasters or other maritime and non-maritime perils may cause increases to premiums and may make certain types of insurance more difficult for the Company to obtain due to increased premiums or reduced or restricted coverage, which could have a material adverse impact on its business, results of operations and financial condition.
We are subject to funding calls by our protection and indemnity associations, and our associations may not have enough resources to cover claims made against them.
We are indemnified for certain liabilities incurred while operating our vessels through membership in protection and indemnity associations, which are mutual insurance associations whose members contribute to cover losses sustained by other association members. Claims are paid through the aggregate premiums (typically annually) of all members of the association, although members remain subject to calls for additional funds if the aggregate premiums are insufficient to cover claims submitted to the association. Claims submitted to the association may include those incurred by members of the association, as well as claims submitted to the association from other protection and indemnity associations with which our association has entered into inter-association agreements. We cannot assure you that the associations to which we belong will remain viable.

We will incur additional costs to retrofit ballast water treatment systems in our vessels to comply with new regulations.
Vessels unload ballast water during passage by taking ballast water in one port and unloading it in another. This helps maintain safety and stability. However, the ballast water can contain local organisms and pathogens. When vessels unload ballast water they can then release organisms and pathogens in different parts of the world, which can be invasive to that local ecosystem. To avoid transfers of invasive species in ballast water, the IMO and United States have regulations that require ballast water is treated prior to the discharge. In order to comply with IMO and U.S. ballast water regulations, we are required to install ballast water treatment plants on all vessels by September 2023.
In February 2004, the IMO adopted the International Convention for the Control and Management of Ships’ Ballast Water and Sediments (“BWM Convention”). The BWM Convention aims to prevent the spread of harmful aquatic organisms from one region to another by establishing standards and procedures for the management and control of ships’ ballast water and sediments. The BWM Convention contains an environmentally protective numeric standard for the treatment of ship’s ballast water before it is discharged. This standard, detailed in Regulation “D-2” of the BWM Convention, sets out the numbers of organisms allowed in specific volumes of treated discharge water. The IMO “D-2” standard is also the standard that has been adopted by the U.S. Coast Guard’s ballast water regulations and the U.S. EPA’s Vessel General Permit. The BWM Convention also contains an implementation schedule for the installation of IMO member state type approved treatment systems in existing ships and in new vessels, requirements for the development of vessel ballast water management plans, requirements for the safe removal of sediments from ballast tanks, and guidelines for the testing and type approval of ballast water treatment technologies. Depending on the date of the IOPP renewal survey, existing vessels constructed before September 8, 2017 must comply with the updated D-2 standard on or after September 8, 2019. Ships constructed on or after September 8, 2017 are to comply with the D-2 standards on or after September 8, 2017.
Vessels trading internationally will have to comply with the BWM Convention upon their next special survey after September 8, 2019 and for an MR2 tanker, the retrofit cost could be as much as $0.75 million per vessel including labor. The cost of compliance per vessel for us is estimated to be $0.6 million, depending on specifications of the vessel. Significant investments in ballast water treatment systems (“BWTS”) may have a material adverse effect on our future performance, results of operations, cash flows and financial position depending on the ability to install effective ballast water treatment systems, including ship yard availability, and the extent to which existing vessels must be modified to accommodate such systems
As of the date of this filing, two vessels in the Company’s fleet, Pyxis Malou and Pyxis Epsilon,  each have a BWTS installed. The Company cannot be assured that this latest system will be approved by the regulatory bodies of every jurisdiction in which it may wish to conduct its business. Accordingly, the Company may have to make additional investments in this vessel and substantial investments in the remaining vessels in its fleet that do not carry any such equipment. Also, as part of our loan agreements, lenders may require us to periodically deposit additional funds as a reserve to cover these expenditures.
Furthermore, United States regulations are currently changing. Although the 2013 Vessel General Permit (“VGP”) program and U.S. National Invasive Species Act (“NISA”) are currently in effect to regulate ballast discharge, exchange and installation, the Vessel Incidental Discharge Act (“VIDA”), which was signed into law on December 4, 2018, requires that the EPA develop national standards of performance for approximately 30 discharges, similar to those found within the VGP, within two years. By approximately 2022, the U.S. Coast Guard must develop corresponding implementation, compliance and enforcement regulations regarding ballast water. The new regulations could require the installation of new equipment, which may cause us to incur substantial costs.

Developments in safety and environmental requirements relating to the recycling of vessels may result in escalated and unexpected costs.
The 2009 Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships (the “Hong Kong Convention”) aims to ensure ships, being recycled once they reach the end of their operational lives, do not pose any unnecessary risks to the environment, human health, and safety. The Hong Kong Convention has yet to be ratified by the required number of countries to enter into force. Upon the Hong Kong Convention’s entry into force, however, each ship sent for recycling will have to carry an inventory of its hazardous materials. The hazardous materials, whose use or installation is prohibited in certain circumstances, are listed in an appendix to the Hong Kong Convention. Ships will be required to have surveys to verify their inventory of hazardous materials initially, throughout their lives, and prior to the ship being recycled.
The Hong Kong Convention will enter into force 24 months after the date on which 15 IMO Member States, representing 40% of world merchant shipping by gross tonnage, have ratified or approved accession. As of the date of this prospectus, 15 countries representing just over 30% of world merchant shipping tonnage have ratified or approved accession of the Hong Kong Convention. Even though the Hong Kong Convention is currently not in effect, the European Parliament and the Council of the EU have adopted the Ship Recycling Regulation, which retains the requirements of the Hong Kong Convention and requires that certain commercial seagoing vessels flying the flag of an EU Member State may be recycled only in facilities included on the European list of permitted ship recycling facilities. We are required to comply with EU Ship Recycling Regulation by December 31, 2020, since our ships trade in EU region.
These regulatory developments, when implemented, may lead to cost escalation by shipyards, repair yards and scrap yards. This may then result in a decrease in the residual scrap value of a vessel, and a vessel could potentially not cover the cost to comply with latest requirements which may have an adverse effect on our future performance, results of operations, cash flows and financial position.
Climate change and greenhouse gas restrictions may adversely impact our operations, markets and capital sources.
Due to concern over the risk of climate change, a number of countries and the IMO have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards and incentives or mandates for renewable energy. More specifically, on October 27, 2016, the International Maritime Organization’s Marine Environment Protection Committee announced its decision concerning the implementation of regulations mandating a reduction in sulfur emissions from 3.5% currently to 0.5% as of the beginning of January 1, 2020. Since January 1, 2020, ships must either remove sulfur from emissions or buy fuel with low sulfur content, which may lead to increased costs and supplementary investments for ship owners. The interpretation of “fuel oil used on board” includes use in main engine, auxiliary engines and boilers. Shipowners may comply with this regulation by (i) using 0.5% sulfur fuels on board, which are available around the world but at a higher cost; (ii) installing scrubbers for cleaning of the exhaust gas; or (iii) by retrofitting vessels to be powered by liquefied natural gas, which may not be a viable option due to the lack of supply network and high costs involved in this process. Costs of compliance with these regulatory changes may be significant and may have a material adverse effect on our future performance, results of operations, cash flows and financial position.
Additionally, on September 15, 2020 the European Parliament voted to include greenhouse gas emissions from the maritime sector in the European Union’s carbon market from 2022, meaning that specific regulations on this are forthcoming and will require shipowners to buy permits to cover such emissions.

Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions with targets extended through 2020.  International negotiations are continuing with respect to a successor to the Kyoto Protocol, and restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the U.S. and China, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions.  The 2015 United Nations Climate Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016 and does not directly limit greenhouse gas emissions from ships.  The U.S. initially entered into the agreement, but on June 1, 2017, the U.S. President announced that the United States intends to withdraw from the Paris Agreement, which provides for a four-year exit process, meaning that the earliest possible effective withdrawal date cannot be before November 4, 2020. The timing and effect of such action has yet to be determined. Compliance with changes in laws, regulations and obligations relating to climate change could increase our costs related to operating and maintaining our vessels and require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities may also be adversely affected.
On June 29, 2017, the Global Industry Alliance (“GIA”), was officially inaugurated. The GIA is a program, under the Global Environmental Facility-United Nations Development Program-IMO project, which supports shipping, and related industries, as they move towards a low carbon future. Organizations including, but not limited to, shipowners, operators, classification societies and oil companies, signed to launch the GIA.
Adverse effects upon the oil and gas industry relating to climate change, including growing public concern about the environmental impact of climate change, may also adversely affect demand for our services and investor interest in our common stock. For example, increased regulation of greenhouse gases or other concerns relating to climate change may reduce the demand for oil and gas in the future or create greater incentives for use of alternative energy sources and electric powered vehicles. Therefore, any long-term material adverse effect on the oil and gas industry could have a material adverse effect on our future performance, results of operations, cash flows and financial position. Also, increasing focus and selectivity by investors and certain lenders on environmentally sensitive and sustainable public companies could make our stock less appealing or bank debt to be become more restricted and/or costly due to the nature of our business. Please read “Item 4. Information on the Company – B. Business Overview – Government Regulation; Effect of Existing or Probable Governmental Regulations on the Business; Costs and Effects of Compliance with Environmental Laws” in the 2019 Annual Report, incorporated by reference herein.
Technological innovation and quality and efficiency requirements from our customers could reduce our charter hire income and the value of our vessels.
Our customers, in particular those in the oil industry, have a high and increasing focus on quality and compliance standards with their suppliers across the entire supply chain, including the shipping and transportation segment. Our continued compliance with these standards and quality requirements is vital for our operations. The charter hire rates and the value and operational life of a vessel are determined by a number of factors including the vessel’s efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. The length of a vessel’s physical life is related to its original design and construction, its maintenance, the impact of the stress of operations and stipulations from classification societies. If new product tankers are built that are more efficient or more flexible or have longer physical lives than our vessels, competition from these more technologically advanced vessels could adversely affect the amount of charter hire payments we receive for our vessels once their initial charters expire and the resale value of our vessels could significantly decrease. As a result, our financial condition and available cash could be adversely affected.
Risks Related to Our Business and Operations
We recently had a working capital deficit and may not be able to fund our ongoing operations.
We are operating in a challenging market with low charter rates and vessel utilization, which has significantly weakened our liquidity. We have incurred a net loss of $4.3 million for the nine months ended September 30, 2020 and have a working capital deficit of $4.3 million at September 30, 2020. Additionally, as of September 30, 2020, there was no amount available for us to draw down under our existing loan agreements.
In order to avoid there being substantial doubt about our ability to fund future operations, meet our obligations as they become due and help us fund our growth plans, we recently completed the Series A Preferred Stock offering and the Private Placement.
We may not be able to generate sufficient cash flow to meet our debt service and other obligations.
Our ability to make scheduled payments on our outstanding indebtedness and other obligations will depend on our ability to generate cash from operations in the future. Our future financial and operating performance will be affected by a range of economic, financial, competitive, regulatory, business and other factors that we cannot control, such as general economic and financial conditions in the tanker sector or the strength of the economy generally. In particular, our ability to generate steady cash flow will depend on our ability to secure charters at acceptable rates. Our ability to renew our existing charters or obtain new charters at acceptable rates or at all will depend on the prevailing economic and competitive conditions.
Amounts borrowed under our loan agreements bear interest at both fixed rates and variable rates. Increases in prevailing interest rates could increase the amounts that we would have to pay to our lenders, even though the outstanding principal amount remains the same, and our net income and cash flow would decrease.
In addition, our existing loan agreements require us to maintain various cash balances, and our financial and operating performance is also dependent on our subsidiaries’ ability to make distributions to us, whether in the form of dividends, loans or otherwise. The timing and amount of such distributions will depend on restrictions on our various debt instruments, our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, the provisions of Marshall Islands and Maltese laws affecting the payment of dividends and other factors. Under Maltese law, dividends by certain of our subsidiaries may only be distributed out of profits available for distribution and/or out of any distributable accumulated reserves.
At any time that our operating cash flows are insufficient to service our debt and other liquidity needs, we may be forced to take actions such as increasing our accounts payable and/or our amounts due to related parties, reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness, seeking additional capital, seeking bankruptcy protection or any combination of the foregoing. We cannot assure you that any of the actions listed above could be affected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on our outstanding indebtedness and to fund our other liquidity needs. Since all of our loan agreements are secured by a lien on the applicable vessel and a guarantee by us, a failure to timely service our debt or comply with loan covenants could result in the lender foreclosing on the asset or enforcing its guarantee. As of September 30, 2020, our total funded debt outstanding, net of deferred financing costs, aggregated $59.4 million. Also, the terms of existing or future loan agreements may restrict us from pursuing any of these actions as, among other things, if we are unable to meet our debt obligations or if some other default occurs under our loan agreements, the lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and foreclose against the collateral vessels securing that debt. Any such action could also result in an impairment of cash flows and our ability to service debt in the future. Further, our debt level could make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally.

The market values of tanker vessels are highly volatile, have decreased in the past and may decrease further in the future which may cause the Company to recognize losses if we sell our tankers or record impairments and affect the Company’s ability to comply with its loan covenants and refinance its debt. The fair market values of product tankers have generally experienced high volatility. The fair market values for tankers declined significantly from historically high levels reached in 2008 and are currently at average levels of the past 10 years. You should expect the market value of our vessels to fluctuate. Values for ships can fluctuate substantially over time due to a number of factors, including, among others:
•	prevailing economic conditions in the energy markets;
•	general economic and market conditions affecting the international shipping industry;
•	a substantial or extended decline in demand for refined products;
•	competition from other shipping companies and other modes of transportation;
•	number of vessels in the world fleet;
•	the level of worldwide refined petroleum products production and exports;
•	demand for product tankers; changes in the supply-demand balance of the global product tanker market;
•	applicable governmental regulations;
•	the availability of newbuild and newer, more advanced vessels at attractive prices compared to our vessels;
•	changes in prevailing charter hire rates;
•	the physical condition of the vessel;
•	the vessel’s size, age, technical specifications, efficiency and operational flexibility; and
•
the cost of newbuildings and the cost of retrofitting or modifying existing ships, as a result of technological advances in ship design or equipment, changes in applicable environmental or other regulations or standards, customer requirements or otherwise.

As vessels grow older, they naturally depreciate in value. If the market value of our fleet declines further, we may not be able to refinance our debt or obtain additional financing and our subsidiaries may not be able to make distributions to the Company. An additional decrease in these values could cause us to breach certain covenants that are contained in our loan agreements and in future financing agreements. The prepayment of certain debt facilities may be necessary to cause the Company to maintain compliance with certain covenants in the event that the value of the vessels falls below certain levels.
If we breach covenants in our loan agreements or future financing agreements and are unable to cure the breach, our lenders could accelerate our debt repayment and foreclose on vessels in our fleet securing those debt instruments or seek other similar remedies. In addition, if a charter contract expires or is terminated by the charterer, the Company may be unable to re-charter the affected vessel at an attractive rate and, rather than continue to incur maintenance and financing costs for that vessel, the Company may seek to dispose of the affected vessel. If the Company sells one or more of its vessels at a time when vessel prices have fallen, the sale price may be less than the vessel’s carrying value on the Company’s consolidated financial statements, resulting in a loss on sale or an impairment loss being recognized, ultimately leading to a reduction of net income. Furthermore, if vessel values fall significantly, this could indicate a decrease in the recoverable amount for the vessel and may have a material adverse impact on its business, results of operations and financial condition.

We have limited current liquidity, have been unable to generate sufficient revenue to cover our expenses, and may be reliant on Maritime and Maritime Investors, entities affiliated with our Chairman and Chief Executive Officer, Mr. Valentis, for our short-term working capital needs.
At September 30, 2020, we had cash and cash equivalents and restricted cash of $3.8 million. Of this amount, $2.9 million was restricted cash deposits required by our lenders. At December 31, 2019, Maritime had extended $6.8 million of advances which we used to pay various operating costs, debt service and other obligations. Through September 30, 2020, amounts due to Maritime were repaid and the balance due from Maritime as at September 30, 2020, amounted to $1.2 million which was used to prepay management fees and reimburse the managers for certain vessel dry docking costs. In the near-term, Maritime may advance or receive from us additional funds for similar purposes. Currently there are no specific repayment terms with respect to these advances, which Maritime controls as our manager. We cannot assure you that in the future Maritime will continue to provide these advances or other working capital funding on similar or different terms, or at all. If our operating cash flows are insufficient to satisfy our liquidity needs, we may have to rely on the sale of assets or additional debt or equity financings to raise adequate funds or restructure our indebtedness, or a combination thereof.
Also, on October 28, 2015, we and Maritime Investors entered into a promissory note, which as subsequently amended and supplemented, has an outstanding principal balance of $5.0 million payable on a quarterly basis at an annual interest rate of 9.0%, of which 4.5% is payable in cash and 4.5% in restricted common stock (the “Amended and Restated Promissory Note”). Please refer to “Certain Relationships and Related Party Transactions” below for more information.
An inability to continue this financing in the future from Maritime or Maritime Investors, or the imposition by Maritime of repayment terms that are unfavorable to us may negatively affect our liquidity position and our ability to fund our ongoing operations.
Our financial performance and operations may be adversely affected by the current and ongoing COVID-19 outbreak, and related governmental responses thereto.
Our business could be materially and adversely affected by the ongoing outbreak of COVID-19, which began to spread around the world in late 2019 and is ongoing as of the date of this prospectus. On March 11, 2020, the World Health Organization declared the COVID-19, a virus causing potentially deadly respiratory tract infections, a “Pandemic”. On March, 13, 2020, the President of the United States declared a State of National Emergency due to COVID-19 and other countries have or may consider similar measures. COVID-19 has negatively affected global economic conditions and contributed to the significant decline in the prices for crude oil and refined petroleum products, which could materially impact the demand for our services and operations, including our customers and suppliers. A majority of the cargoes we transport consist of refined petroleum products used by the global transportation industry. If the pandemic persists, lower demand for our services could reduce the charter rate and number of our charters in the latter half of 2021 as well as vessel utilization. We currently have three vessels whose time charters may expire in the second half of 2021 and, if the effect of COVID-19 is ongoing, we may be unable to charter these vessels at the rates or for the length of time we currently expect. In addition, governments in affected countries have been imposing travel bans, quarantines and other emergency public health measures in an effort to contain the virus. Those measures, though temporary in nature, may continue and increase depending on developments in the virus’ outbreak. Our vessels may not be able to call on certain infected ports and this may affect seafarers serving on our vessels, including a disruption in crew changes. Ship inspection reports, or SIRE’s, may not be updated as third party inspectors are unable or unwilling to visit certain locations, and consequently, our vessels may not meet charterers vetting approvals. Also, the process of buying or selling vessels has been disrupted due to various travel restrictions which limit inspections. In response to various government mandates, many executives and staff of our managers, Maritime and ITM, are currently working from home and have cancelled or postponed non-essential business travel. The unavailability of this personnel and the changes in normal operating procedures could compromise supervision of our fleet, operating performance, financial reporting and internal controls. Additionally, a significant amount of ship repair and drydocking work is performed within China. Delays and contract cancellations of such work have occurred since early 2020 and has resulted in the re-allocation to other yards globally at potentially higher costs and more off-hire days. If dry-dockings do not occur on time, our vessels may not be in compliance with our classification societies which would impair our abilities to operate our vessels. Any prolonged restrictive measures in order to control COVID-19 or other adverse public health developments in our targeted markets may have a material and adverse effect on our business operations and demand for our vessels more generally. Moreover, lower revenues could result in our inability to service our debts and default under our secured loan agreements. Lower ship values could also occur and lead to violations of our loan covenants and impairments to carrying asset values. Possible payment defaults by charterers could result in write-offs of accounts receivables. The evolving effects of COVID-19 remain uncertain and could have a material adverse effect on our business, results of operations and financial condition.

We operate in highly competitive international markets.
The product tanker industry is highly fragmented, with many charterers, owners and operators of vessels, and the transportation of refined petroleum products is characterized by intense competition. Competition arises primarily from other tanker owners, including major oil companies as well as independent tanker companies, some of which have substantially greater financial and other resources than we do. Although we believe that no single competitor has a dominant position in the markets in which we compete, the trend towards consolidation in the industry is creating an increasing number of global enterprises capable of competing in multiple markets, which will likely result in greater competition to us. Our competitors may be better positioned to devote greater resources to the development, promotion and employment of their businesses than we are. Competition for charters, including for the transportation of refined petroleum products, is intense and depends on price as well as on vessel location, size, age, condition and acceptability of the vessel and its operator to the charterer and reputation. Competition may increase in some or all of our principal markets, including with the entry of new competitors. We may not be able to compete successfully or effectively with our competitors and our competitive position may be eroded in the future, which could have an adverse effect on our business, results of operations and financial condition.
Because we intend to charter some of the vessels in our fleet in the spot market or in pools trading in the spot market, we expect to have exposure to the cyclicality and volatility of the spot charter market and incur additional working capital. As of February 25, 2021, we operated two vessels in the spot market which is highly competitive and volatile. Spot charter rates may fluctuate dramatically based on the competitive factors listed in the preceding risk factor. Significant fluctuations in spot charter rates may result in significant fluctuations in our ability to continuously re-charter our vessels upon the expiration or termination of their current spot charters and in the earnings of our vessels operating on the spot market. Since we charter some of our vessels on the spot market, and may in the future also admit our vessels in pools trading on the spot market, we have exposure to fluctuations in cash flows due to the cyclicality and volatility of the spot charter market. By focusing the employment of some of the vessels in our fleet on the spot market, we will benefit if conditions in this market strengthen. However, we will also be particularly vulnerable to declining spot charter rates. Future spot charters may continue to be at the rates currently prevailing in the spot market at which we cannot operate our vessels profitably and may fall further. If spot charter rates remain at current levels or decrease further, our earnings will be adversely impacted to the extent we have vessels trading on the spot market. Trading our vessels in the spot market or in pools requires greater working capital than operating under a time charter as the vessel owner is responsible for various voyage related costs, such as, fuel, port and canal charges, as well as additional timing for collections of charter receivables, including additional demurrage revenues.
We may be unable to secure medium- and long-term employment for our vessels at profitable rates and present and future vessel employment could be adversely affected by an inability to clear the oil majors’ risk assessment process.
One of our strategies is to explore and selectively enter into or renew medium- and long-term, fixed rate time and, possibly, bareboat charters for some of the vessels in our fleet in order to provide us with a base of stable cash flows and to manage charter rate volatility. However, the process for obtaining longer term charters is highly competitive and generally involves a lengthier and intense screening and vetting process and the submission of competitive bids, compared to shorter term charters. Shipping, and especially refined petroleum product tankers have been, and will remain, heavily regulated. The so-called “oil majors”, together with a number of commodities traders, represent a significant percentage of the production, trading and shipping logistics (terminals) of refined products worldwide. Concerns for the environment have led the oil majors to develop and implement a strict ongoing due diligence process when selecting their commercial partners. This vetting process has evolved into a sophisticated and comprehensive risk assessment of both the vessel operator and the vessel, including physical ship inspections, completion of vessel inspection questionnaires performed by accredited inspectors and the production of comprehensive risk assessment reports.

In addition to the quality, age and suitability of the vessel, longer term charters tend to be awarded based upon a variety of other factors relating to the vessel operator, including:
•	office assessments and audits of the vessel operator;
•	the operator’s environmental, health and safety record;
•	compliance with heightened industry standards that have been set by several oil companies and other charterers;
•	compliance with the standards of the IMO;
•
compliance with several oil companies and other charterers’ codes of conduct, policies and guidelines, including transparency, anti-bribery and ethical requirements and relationships with third-parties;

•	shipping industry relationships, reputation for customer service, technical and operating expertise and safety record;
•	shipping experience and quality of ship operations, including cost-effectiveness;
•	quality, experience and technical capability of crews;
•	the ability to finance vessels at competitive rates and overall financial stability;
•	relationships with shipyards and the ability to obtain suitable berths with on-time delivery of new vessels according to customer’s specifications;
•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and
•	competitiveness of the bid in terms of overall price.
We cannot assure you that we would be successful in winning medium- and long-term employment for our vessels at profitable rates.
A substantial portion of our revenues is derived from a limited number of customers, and the loss of any of these customers could result in a significant loss of revenues and cash flow.
We currently derive substantially all of our revenues from a limited number of customers. In 2019, three customers accounted for approximately 86% of our total revenues with one customer accounting for 71% of our total revenues, and for the first nine months of 2020, one customer accounted for approximately 68% of our total revenues. The loss of any significant customer or a decline in the amount of services provided to a significant customer could have a material adverse effect on our future performance, results of operations, cash flows and financial position.
Additionally, oil and natural gas companies, refineries and energy companies have undergone significant consolidation. Further consolidation is possible and could result in fewer companies to charter or contract our services. Merger activity may result in a budget for a combined company that is less than the combined budget of the companies before consolidation. Future consolidation of the Company’s customer base could reduce demand for our vessels and could have a material adverse impact on our business, results of operations and financial condition.

The Company’s growth depends on its ability to expand relationships with existing customers and obtain new customers, for which it will face substantial competition.
The process of obtaining new charters is highly competitive, generally involves an intensive screening process and competitive bids and often extends for several months. Contracts are awarded based upon a variety of factors, including:
•	the owner’s management experience;
•	the operator’s industry relationships, experience and reputation for customer service, quality operations and safety;
•	the quality and age of the vessels;
•	the quality, experience and technical capability of the crew;
•	the operator’s willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and
•	the competitiveness of the bid in terms of overall price.
The Company’s ability to obtain new customers will also depend upon a number of factors, many of which are beyond our control, including:
•	our ability to:
•	successfully manage our liquidity and obtain the necessary financing to fund our anticipated growth;
•	identify and consummate desirable acquisitions, joint ventures or strategic alliances; and
•	identify and capitalize on opportunities in new markets;
•	ITM’s ability to:
•	attract, hire, train and retain qualified personnel and managers to manage and operate its fleet; and
•	being approved through the vessel vetting process of certain charterers.
If we cannot meet our customers’ quality and compliance requirements, we may not be able to operate our vessels profitably which could have an adverse effect on our future performance, results of operations, cash flows and financial condition.
Our customers, in particular those in the petroleum products industry, have a high and increasing focus on quality and compliance standards with their suppliers across the entire value chain, including the shipping and transportation segment. Our continuous compliance with these standards and quality requirements is vital for our operations. Related risks could materialize in multiple ways, including a sudden and unexpected breach in quality and/or compliance concerning one or more vessels, or a continuous decrease in the quality concerning one or more vessels occurring over time. Moreover, continuous increasing requirements from petroleum products industry customers can further complicate our ability to meet the standards. Any noncompliance by us, either suddenly or over a period of time, on one or more vessels, or an increase in requirements by petroleum products operators above and beyond what we deliver, may have a material adverse effect on our future performance, results of operations, cash flows and financial condition.

We may not be able to successfully mix our charter durations profitably.
It may be difficult to properly balance time and spot charters and anticipate trends in these markets. If we are successful in employing vessels under medium- and long-term charters, those vessels will not be available for the spot market during an upturn in the product tanker demand cycle, when spot trading may be more profitable. By contrast, at the expiration of our charters, if a charter terminates early for any reason or if we acquire vessels charter-free, we may want to charter or re-charter our vessels under medium- and long-term charters. Should more vessels be available on the spot or short-term market at the time we are seeking to fix new medium- to long-term time charters, we may have difficulty entering into such charters at profitable rates and for any term other than a short-term and, as a result, our cash flow may be subject to instability. A more active short-term or spot market may require us to enter into charters on all our vessels based on fluctuating market rates, as opposed to long-term contracts based on a fixed rate, which could result in a decrease in our cash flow in periods when the charter rates for product tankers are depressed. If we cannot successfully employ our vessels in a profitable mix of medium- and long-term time charters and on the spot market, our business, results of operations and financial condition could be adversely affected.
We depend on ITM and Maritime to operate our business and our business could be harmed if they fail to perform their services satisfactorily.
Pursuant to our management agreements, ITM provides us with day-to-day technical management services (including crewing, maintenance, repair, dry-dockings and maintaining required vetting approvals) and Maritime provides us with ship management and administrative services for our vessels. Our operational success depends significantly upon ITM and Maritime’s satisfactory performance of these services. Our business would be harmed if ITM or Maritime failed to perform these services satisfactorily. In addition, if our management agreements with either ITM or Maritime were to be terminated or if their terms were to be altered, our business could be adversely affected, as we may not be able to immediately replace such services, and even if replacement services were immediately available, the terms offered could be less favorable than those under our management agreements. A change of technical manager may require approval by certain customers of ours for employment of a vessel.
Our ability to compete for and enter into new period time and spot charters and to expand our relationships with our existing charterers will depend largely on our relationship with ITM and Maritime, and their respective reputation and relationships in the shipping industry. If ITM or Maritime suffers material damage to its reputation or relationships, it may harm our ability to:
•	obtain new charters;
•	obtain financing on commercially acceptable terms;
•	maintain satisfactory relationships with our charterers and suppliers; and
•	successfully execute our business strategies.
If our ability to do any of the things described above is impaired, it could have a material adverse effect on our business, results of operations and financial condition.

We may fail to successfully control our operating and voyage expenses.
Our operating results are dependent on our ability to successfully control our operating and voyage expenses. Under our ship management agreements with ITM we are required to pay for vessel operating expenses (which includes crewing, repairs and maintenance, insurance, stores, lube oils and communication expenses), and, for spot charters, voyage expenses (which include bunker expenses, port fees, cargo loading and unloading expenses, canal tolls, agency fees and conversions). These expenses depend upon a variety of factors, many of which are beyond our or the technical manager’s control, including unexpected increases in costs for crews, insurance or spare parts for our vessels, unexpected dry-dock repairs, mechanical failures or human error (including revenue lost in off-hire days), vessel age, arrest action against our vessels due to failure to pay debts, disputes with creditors or claims by third parties, labor strikes, severe weather conditions, any quarantines of our vessels and uncertainties in the world oil markets. Some of these costs, primarily relating to voyage expenses, have been increasing and may increase, possibly significantly, in the future. Repair costs are unpredictable and can be substantial, some of which may not be covered by insurance. If our vessels are subject to unexpected or unscheduled off-hire time, it could adversely affect our cash flow and may expose us to claims for liquidated damages if the vessel is chartered at the time of the unscheduled off-hire period. The cost of dry-docking repairs, additional off-hire time, an increase in our operating expenses and/or the obligation to pay any liquidated damages could adversely affect our business, results of operations and financial condition.
In addition, to the extent our vessels are employed under spot charters in the future, our expenses may be impacted by increases in bunker costs and by canal costs, including the cost of canal-related delays incurred by employment of the vessels on certain routes. Unlike time charters in which the charterer bears all bunker and canal costs, in spot charters we bear these costs. Because it is not possible to predict the future price of bunker or canal-related costs when fixing spot charters, a significant rise in these costs could have an adverse impact on the costs associated with any spot charters we enter into and our earnings. Additionally, an increase in the price of bunkers beyond our expectations may adversely affect our profitability at the time we negotiate time or bareboat charters, and new LSFO rules may result in a significant increase in vessel fuel costs starting in 2020.
We will be required to make substantial capital expenditures, for which we may be dependent on additional financing, to maintain the vessels we own or to acquire other vessels.
We must make substantial capital expenditures to maintain, over the long-term, the operating capacity of our fleet. Our business strategy is also based in part upon the expansion of our fleet through the purchase of additional vessels. Maintenance capital expenditures include dry-docking expenses, modification of existing vessels or acquisitions of new vessels to the extent these expenditures are incurred to maintain the operating capacity of our fleet. In addition, we expect to incur significant maintenance costs for our current and any newly-acquired vessels. A newbuilding vessel must be dry-docked within five years of its delivery from a shipyard, and vessels are typically dry-docked every 30 to 60 months thereafter depending on the vessel, not including any unexpected repairs. We estimate the cost to dry-dock a vessel is between $1.0. and $1.15 million (including estimated expenditures for upgrades to comply with new BWTS system regulations), depending on the age, size and condition of the vessel and the location of dry-docking. In addition, capital maintenance expenditures could increase as a result of changes in the cost of labor and materials, customer requirements, increases in the size of our fleet, governmental regulations and maritime self-regulatory organization standards relating to safety, security or the environment and competitive standards. The Northsea Alpha and Northsea Beta underwent their second special surveys in the fourth quarter of 2020.
To purchase additional vessels from time to time, we may be required to incur additional borrowings or raise capital through the sale of debt or additional equity securities. Asset impairments, financial stress, enforcement actions and credit rating pressures experienced in recent years by financial institutions to extend credit to the shipping industry due to depressed shipping rates and the deterioration of asset values that have led to losses in many banks’ shipping portfolios, as well as changes in overall banking regulations, have severely constrained the availability of credit for shipping companies like us. In addition, the re-pricing of credit risk and the difficulties currently experienced by financial institutions, have made, and will likely continue to make, it difficult to obtain financing. As a result of the disruptions in the credit markets and higher capital requirements, many lenders increased margins on lending rates, enacted tighter lending standards, required more restrictive terms (including higher collateral ratios for advances, shorter maturities and smaller loan amounts), or refused to refinance existing debt at all. Furthermore, certain banks that have historically been significant lenders to the shipping industry have reduced or ceased lending activities in the shipping industry. Additional tightening of capital requirements and the resulting policies adopted by lenders, could further reduce lending activities. We may experience difficulties obtaining financing commitments or be unable to fully draw on the capacity under our committed term loans in the future if our lenders are unwilling to extend financing to us or unable to meet their funding obligations due to their own liquidity, capital or solvency issues. We cannot be certain that financing will be available on acceptable terms or at all. If financing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our future obligations as they come due. Our failure to obtain such funds could have a material adverse effect on our business, results of operations and financial condition. In the absence of available financing, we also may be unable to take advantage of business opportunities or respond to competitive pressures.

In addition, our ability to obtain bank financing or to access the capital markets for future offerings may be limited by the terms of our existing credit agreements, our financial condition, the actual or perceived credit quality of our customers, and any defaults by them, as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control.
We cannot assure you that we will be able to obtain such additional financing in the future on terms that are acceptable to us or at all. Our failure to obtain funds for capital expenditures could have a material adverse effect on our business, results of operations and financial condition. In addition, our actual operating and maintenance capital expenditures will vary significantly from quarter to quarter based on, among other things, the number of vessels dry-docked during that quarter. Even if we are successful in obtaining the necessary funds for capital expenditures, the terms of such financings could limit our ability to pay dividends to our stockholders. Incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant dilution.
Any vessel modification projects we undertake could have significant cost overruns, delays or fail to achieve the intended results.
Market volatility and higher bunker prices, coupled with increased regulation and concern about the environmental impact of the international shipping industry, have led to an increased focus on bunker efficiency. Some shipowners have implemented vessel modification programs for their existing ships in an attempt to capture potential efficiency gains. We will consider making modifications to our fleet in instances when we believe the efficiency gains will result in a positive return for our stockholders. However, these types of projects are subject to risks of delay and cost overruns, resulting from shortages of equipment, unforeseen engineering problems, work stoppages, unanticipated cost increases, inability to obtain necessary certifications and approvals, shortages of materials or skilled labor, among other problems. In addition, any completed modification may not achieve the full expected benefits or could even compromise the fleet’s ability to operate at higher speeds, which is an important factor in generating additional revenue in an improving freight rate environment. The failure to successfully complete any modification project we undertake or any significant cost overruns or delays in any retrofitting projects could have a material adverse effect on our business, results of operations and financial condition.
The Company does not plan to install scrubbers and may have to pay more for fuel which could adversely affect the Company’s business, results of operations and financial condition.
Effective January 1, 2020 all vessels were required to comply with the IMO’s low sulfur fuel oil (“LSFO”) requirement, which cuts sulfur levels from 3.5% to 0.5%. Shipowners may comply with this regulation by (i) using 0.5% sulfur fuels, which is available in most ports globally but at a higher cost than high-sulfur fuel oil (“HSFO”); (ii) installing scrubbers for cleaning of the exhaust gas; or (iii) by retrofitting vessels to be powered by liquefied natural gas, which may not be a viable option due to the lack of supply network and high costs involved in this process. Costs of compliance with these regulatory changes may be significant and may have a material adverse effect on our future performance, results of operations, cash flows and financial position. See “Item 4. Information on the Company – B. Business Overview – Government Regulation; Effect of Existing or Probable Governmental Regulations on the Business; Costs and Effects of Compliance with Environmental Laws” in the 2019 Annual Report, which is incorporated by reference herein.
In light of operating and economic uncertainties surrounding the use of scrubbers, the Company has chosen not to purchase and install these units. However, the Company may, in the future, determine to purchase scrubbers for installation on its vessels. While scrubbers rely on technology that has been developed over a significant period of time for use in a variety of applications, their use for maritime applications is a more recent development. Each vessel will require physical modifications to be made in order to install a scrubber, the scope of which will depend on, among other matters, the age and type of vessel, its engine and its existing fixtures and equipment. The purchase and installation of scrubbers will involve significant capital expenditures, currently estimated at $1.5 million per vessel, and the vessel will be out of operation for more than 30 days in order for the scrubbers to be installed. In addition, future arrangements that the Company may enter into with respect to shipyard drydock capacity to implement these scrubber installations may be affected by delays or issues affecting vessel modifications being undertaken by other vessel owners at those shipyards, which could cause the Company’s vessels to be out of service for even longer periods or installation dates to be delayed. In addition, as there is a limited operating history of scrubbers on vessels such as those owned and operated by the Company, the operation and maintenance of scrubbers and related ongoing costs to these vessels is uncertain. Any unforeseen complications or delays in connection with acquiring, installing, operating or maintaining scrubbers installed on the Company’s vessels could adversely affect the Company’s business, results of operations and financial condition.

There may be uncertainty surrounding the availability and prices and related differentials of HSFO and LSFO around the world. If LSFO is unavailable in port and we or our charterers cannot obtain a temporary waiver to refuel and use HSFO for the next voyage, we or our charterers could be subject to fines by regulatory authorities and be in violation of the charter agreements. Scarcity and the quality in the supply of LSFO, or a higher-than-anticipated difference in the costs between the two types of fuel, may cause the Company to pay more than for its fuel than scrubber fitted vessels, which could adversely affect the Company’s business, results of operations and financial condition.
Effective March 1, 2020, as part of the IMO 2020 Regulations, our vessels cannot carry HSFO. The charterer shall be responsible for off-loading of any remaining HSFO by that time. If any of our vessels are under spot charters and are carrying such bunker fuel, we would incur off-loading costs, tank cleaning expenses, potentially a write-down of inventory values and delays in our voyage activities.
There is limited operating history of using LSFO on our vessels and new compliant fuel blends which have been introduced but the vessel performance, economic impact and timing of using such fuels on our vessels is still evolving. In addition, our vessels will likely incur higher fuel costs associated with using more expensive compliant fuel. Such costs may be material and could adversely affect the Company’s business, results of operations and financial condition, particularly in any case where we are unable to pass through the costs of higher fuel to charterers due to competition with vessels that have installed scrubbers, market conditions or otherwise.
We may not be able to implement our business strategy successfully or manage our growth effectively.
Our future growth will depend on the successful implementation of our business strategy. A principal focus of our business strategy is to grow by expanding the size of our fleet while capitalizing on a mix of charter types, including on the spot market. Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. The expansion of the Company’s fleet may impose significant additional responsibilities on our management and may necessitate an increase in the number of personnel. Other risks and uncertainties include distraction of management from current operations, insufficient revenue to offset liabilities assumed, potential loss of significant revenue and income streams, unexpected expenses, inadequate return of capital, regulatory or compliance issues, the triggering of certain covenants in the Company’s debt instruments (including accelerated repayment) and other unidentified issues not discovered in due diligence. As a result of the risks inherent in such transactions, the Company cannot guarantee that any such transaction will ultimately result in the realization of the anticipated benefits of the transaction or that significant transactions will not have a material adverse impact on its business, results of operations and financial condition. Our future growth will depend upon a number of factors, some of which are not within our control. These factors include, among others, our ability to:
•	identify suitable tankers and/or shipping companies for acquisitions at attractive prices;
•	identify and consummate desirable acquisitions, joint ventures or strategic alliances;
•
integrate any acquired tankers or businesses successfully with the Company’s existing operations, including obtaining any approvals and qualifications necessary to operate vessels that the Company acquires;

•	hire, train and retain qualified personnel to manage and operate our growing business and fleet;
•	identify additional new markets;
•	enhance the Company’s customer base;
•	improve our operating, financial and accounting systems and controls; and
•	obtain required financing for our existing and new vessels and operations.

Acquisitions of vessels may not be profitable to us at or after the time we acquire them. We may:
•	fail to realize anticipated benefits, such as new customer relationships, cost-savings or cash flow enhancements;
•	decrease our liquidity by using a significant portion of our available cash or borrowing capacity to finance vessel acquisitions;
•	significantly increase our interest expense or financial leverage if we incur additional debt to finance vessel acquisitions;
•	fail to integrate any acquired tankers or businesses successfully with our existing operations, accounting systems and infrastructure generally;
•	incur or assume unanticipated liabilities, losses or costs associated with the business or vessels acquired, particularly if any vessel we acquire proves not to be in good condition; or
•	incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.
The Company’s failure to effectively identify, purchase, develop and integrate additional tankers or businesses could adversely affect our business, results of operations and financial condition. The number of employees that perform services for the Company and our current operating and financial systems may not be adequate as the Company implements its plan to expand the size of our fleet, and we may not be able to effectively hire more employees or adequately improve those systems. Future acquisitions may also require additional equity issuances or debt issuances (with amortization payments). If any such events occur, the Company’s financial condition may be adversely affected. The Company cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.
In addition, unlike newbuildings, secondhand vessels typically provide very limited or no warranties with respect to the condition of the vessel. While we expect we would inspect secondhand vessels prior to purchase, this does not provide us with the same knowledge about their condition that we would have had if these vessels had been built for, and operated exclusively by, us.
We also seek to take advantage of changing market conditions, which may include taking advantage of pooling arrangements or profit sharing components of the charters we may enter into. In addition, our future growth will depend upon our ability to: maintain or develop new and existing customer relationships; employ vessels consistent with our chartering strategy; successfully manage our liquidity and expenses; and identify and capitalize on opportunities in new markets. Changing market and regulatory conditions may require or result in the sale or other disposition of vessels we are not able to charter because of customer preferences or because they are not or will not be compliant with existing or future rules, regulations and conventions. Additional vessels of the age and quality we desire may not be available for purchase at prices we are prepared to pay or at delivery times acceptable to us, and we may not be able to dispose of vessels at reasonable prices, if at all.
However, even if we successfully implement our business strategy, we may not improve our net revenues or operating results. Furthermore, we may decide to alter or discontinue aspects of our business strategy and may adopt alternative or additional strategies in response to business or competitive factors or factors or events beyond our control. Our failure to execute our business strategy or to manage our growth effectively could adversely affect our business, results of operations and financial condition.

If we purchase and operate secondhand vessels, we will be exposed to increased operating costs which could adversely affect our earnings and, as our fleet ages, the risks associated with older vessels could adversely affect our ability to obtain profitable charters.
The Company’s current business strategy includes additional future growth through the acquisition of secondhand vessels and, possibly, newbuild resales. While the Company typically inspects secondhand vessels prior to purchase, this does not provide the Company with the same knowledge about their condition that it would have had if these vessels had been built for and operated exclusively for us. Generally, the Company does not receive the benefit of warranties from the builders for the secondhand vessels that we acquire.
In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel-efficient than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.
Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.
In addition, unless we maintain cash reserves or raise external funds on acceptable terms for vessel replacement, we may be unable to replace the vessels in our fleet upon the expiration of their useful lives. We estimate the useful life of our vessels to be 25 years from the date of initial delivery from the shipyard and range from 2034 to 2040. Our cash flows and income are dependent on the revenues we earn by chartering our vessels to customers. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, results of operations and financial condition will be materially adversely affected. Any reserves set aside for vessel replacement may not be available for other cash needs, including improvement of working capital, early repayment of debt or possible cash dividends.
New vessels may experience initial operational difficulties and unexpected incremental start-up costs.
New vessels, during their initial period of operation, have the possibility of encountering structural, mechanical and electrical problems as well as unexpected incremental start-up costs. Typically, the purchaser of a newbuilding will receive the benefit of a warranty from the shipyard for newbuildings, but we cannot assure you that any warranty we obtain will be able to resolve any problem with the vessel without additional costs to us and off-hire periods for the vessel. Upon delivery of a newbuild vessel from a shipyard, we may incur operating expenses above the incremental start-up costs typically associated with such a delivery and such expenses may include, among others, additional crew training, consumables and spares.
Delays in deliveries of additional vessels, our decision to cancel an order for purchase of a vessel, or our inability to otherwise complete the acquisitions of additional vessels for our fleet, could harm our operating results.
Although we currently have no vessels on order, under construction or subject to purchase agreements, we expect to purchase additional vessels from time to time. The delivery of these vessels, or vessels on order, could be delayed, not completed or cancelled, which would delay or eliminate our expected receipt of revenues from the employment of these vessels. The seller could fail to deliver these vessels to us as agreed, or we could cancel a purchase contract because the seller has not met its obligations. The delivery of vessels we propose to order or that are on order could be delayed because of, among other things:
•	work stoppages or other labor disturbances or other events that disrupt the operations of the shipyard building the vessels;
•	changes in governmental regulations or maritime self-regulatory organization standards;

•	lack of raw materials or supply chain issues for vessel parts and components;
•	bankruptcy or other financial crisis of the shipyard building the vessels;
•	our inability to obtain requisite financing or make timely payments;
•	a backlog of orders at the shipyard building the vessels;
•	hostilities, political, health or economic disturbances in the countries where the vessels are being built;
•	weather interference or a catastrophic event, such as a major earthquake, typhoon or fire;
•	our requests for changes to the original vessel specifications;
•	shortages or delays in the receipt of necessary construction materials, such as steel;
•	our inability to obtain requisite permits or approvals;
•	a dispute with the shipyard building the vessels, non-performance of the purchase or construction agreement with respect to a vessel by the seller or the shipyard as applicable;
•	non-performance of the vessel purchase agreement by the seller;
•	our inability to obtain requisite permits, approvals or financings; or
•	damage to or destruction of vessels while being operated by the seller prior to the delivery date.
If the delivery of any vessel is materially delayed or cancelled, especially if we have committed the vessel to a charter under which we become responsible for substantial liquidated damages to the customer as a result of the delay or cancellation, our business, results of operations and financial condition could be adversely affected.
Declines in charter rates and other market deterioration could cause us to incur impairment charges.
We evaluate the carrying amounts of our vessels to determine if events have occurred that would require an impairment of their carrying amounts. The Company reviews the carrying values of its vessels for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Whenever certain indicators of potential impairment are present, such as third party vessel valuation reports, the Company performs a test of recoverability of the carrying amount of the assets. The projection of future cash flows related to the vessels is complex and requires the Company to make various estimates including future freight rates, utilization, residual values, future dry-dockings and operating costs, which are included in the analysis. All of these items have been historically volatile. The Company recognizes an impairment charge if the carrying value is in excess of the estimated future undiscounted net operating cash flows. The impairment loss is measured based on the excess of the carrying amount over the fair market value of the asset.
Although the Company believes that the assumptions used to evaluate potential impairment are reasonable and appropriate at the time they are made, such assumptions are highly subjective and likely to change, possibly materially, in the future. There can be no assurance as to how long charter rates and vessel values will remain at their current levels or whether they will improve by a significant degree. If charter rates were to remain at depressed levels, future assessments of vessel impairments would be adversely affected. Any impairment charges incurred as a result of further declines in charter rates could have a material adverse impact on the Company’s business, results of operations and financial condition. As at December 31, 2019 and September 30, 2020, we compared the carrying amount of the Company’s vessels to their market values and identified impairment indications for two of its vessels. The Company performed an impairment analysis to estimate the future undiscounted cash flows with respect to each of these vessels. The analysis resulted in higher undiscounted cash flows than each vessel’s carrying value as of December 31, 2019 and September 30, 2020, and, accordingly, no adjustment to the vessels’ carrying values was required.

Our charterers may terminate charters early or choose not to exercise options to extend charters or to re-charter with us, which could adversely affect our business, results of operations and financial condition.
Our charters may terminate earlier than the dates indicated in the charter party agreements. The terms of our charters vary as to which events or occurrences will cause a charter to terminate or give the charterer the option to terminate the charter, but these generally include a total or constructive loss of the relevant vessel, the requisition for hire of the relevant vessel, the dry-docking of the relevant vessel for a certain period of time or the failure of the relevant vessel to meet specified performance criteria. Also, a time charter may grant a charterer an option to extend the contract for a certain period of time at a higher rate. However, the failure to exercise that option could result in the vessel being re-delivered to us in a more difficult market environment. An early termination or decision not to exercise an option to extend an existing charter by our charters may adversely affect our business, results of operations and financial condition.
We cannot predict whether any of our charterers will, upon the expiration of their charters, re-charter our vessels on favorable terms or at all. If our charterers decide not to re-charter our vessels, we may not be able to re-charter them on terms similar to our current charters or at all. Also, we may incur additional costs depending on where the vessel is re-delivered to us. We may also employ our vessels on the spot-charter market, which is subject to greater rate fluctuation than the time charter market. If we receive lower charter rates under replacement charters or are unable to re-charter all of our vessels, our available cash may be significantly reduced or eliminated.
Our vessels may operate in pooling arrangements in the future, which may or may not be beneficial compared to chartering our vessels outside of a pool.
In a pooling arrangement, the net revenues generated by all of the vessels in a pool are aggregated and distributed to pool members pursuant to a pre-arranged weighting system that recognizes each vessel’s earnings capacity based on factors, which may include its cargo capacity, speed and bunker consumption, and actual on-hire performance. Pooling arrangements are intended to maximize vessel utilization. However, pooling arrangements are dependent on the spot charter market, in which rates fluctuate. Also, the pool manager requires the prompt payment of up to $0.5 million of vessel working capital upon entry into the pool. Exit from the pool typically requires a minimum of three months’ advance notice to the pool manager. We cannot assure you that entering any of our vessels into a pool will be beneficial to us compared to chartering our vessels outside of a pool. If we participate in, or for any reason our vessels cease to participate in a pooling arrangement, their utilization rates could fall and the amount of additional hire paid could decrease, either of which could have an adverse effect on our business, results of operations and financial condition. We also cannot assure you that if we join a pooling arrangement that we will continue to use the pooling arrangement or whether the pools our vessels could participate in will continue to exist in the future.
We are dependent on the services of our founder and Chief Executive Officer and other members of our senior management team.
We are dependent upon our Chief Executive Officer, Mr. Valentios (“Eddie”) Valentis, and the other members of our senior management team for the principal decisions with respect to our business activities. The loss or unavailability of the services of any of these key members of our management team for any significant period of time, or the inability of these individuals to manage or delegate their responsibilities successfully as our business grows, could adversely affect our business, results of operations and financial condition. If the individuals were no longer to be affiliated with us, we may be unable to recruit other employees with equivalent talent and experience, and our business and financial condition may suffer as a result. We do not maintain “key man” life insurance for our Chief Executive Officer or other members of our senior management team.

Our founder, Chairman and Chief Executive Officer has affiliations with Maritime, which may create conflicts of interest.
Mr. Valentis, our founder, Chairman and Chief Executive Officer, also owns and controls Maritime. His responsibilities and relationships with Maritime could create conflicts of interest between us, on the one hand, and Maritime, on the other hand. These conflicts may arise in connection with the chartering, purchase, sale and operations of the vessels in our fleet versus vessels managed by other companies affiliated with Maritime and may not be resolved in our favor. Maritime entered into a Head Management Agreement (as defined herein) with us and into separate ship management agreements with our subsidiaries. The negotiation of these management arrangements may have resulted in certain terms that may not reflect market standard terms or may include terms that could not have been obtained from arms-length negotiations with unaffiliated third parties for similar services.
In addition, Maritime may give preferential treatment to vessels that are time chartered-in by related parties because our founder, Chairman and Chief Executive Officer and members of his family may receive greater economic benefits. In particular, as of September 30, 2020, Maritime provided commercial management services to one tanker vessel, other than the vessels in our fleet, that was owned or operated by one or more entities affiliated with Mr. Valentis. Such conflicts may have an adverse effect on our business, results of operations and financial condition.
As we expand our business, both we and Maritime may need to improve our operating and financial systems and Maritime will need to recruit and retain suitable employees and crew for our vessels.
Our and Maritime’s current operating and financial systems may not be adequate as the size of our fleet expands, and attempts to improve those systems may be ineffective. In addition, as we expand our fleet, Maritime may need to recruit and retain suitable additional seafarers and shore based administrative and management personnel. We cannot guarantee that Maritime will be able to continue to hire suitable employees as we expand our fleet. If we or Maritime encounter business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to accomplish the above, our financial reporting performance may be adversely affected and, among other things, it may not be compliant with the Commission rules.
Our insurance may be insufficient to cover losses that may result from our operations.
Although we carry hull and machinery, protection and indemnity and war risk insurance on each of the vessels in our fleet, we face several risks regarding that insurance. The insurance is subject to deductibles, limits and exclusions. Since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material. As a result, there may be other risks against which we are not insured, and certain claims may not be paid. We do not carry insurance covering the loss of revenues resulting from vessel off-hire time based on our analysis of the cost of this coverage compared to our off-hire experience.
Certain of our insurance coverage, such as tort liability (including pollution-related liability), is maintained through mutual protection and indemnity associations, and as a member of such associations we may be required to make additional payments over and above budgeted premiums if member claims exceed association reserves. Claims submitted to the association may include those incurred by members of the association, as well as claims submitted to the association from other protection and indemnity associations with which our association has entered into inter-association agreements. We cannot assure you that the associations to which we belong will remain viable. If such associations do not remain viable or are unable to cover our losses, we may have to pay what our insurance does not cover in full.

We may be unable to procure adequate insurance coverage at commercially reasonable rates in the future. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. Changes in the insurance markets attributable to terrorist attacks may also make certain types of insurance more difficult for us to obtain. We maintain for each of the vessels in our existing fleet pollution liability coverage insurance in the amount of $1.0 billion per incident. A catastrophic oil spill or marine disaster could exceed such insurance coverage. In addition, our insurance may be voidable by the insurers as a result of certain of our actions, such as our vessels failing to maintain certification with applicable maritime self-regulatory organizations. The circumstances of a spill, including non-compliance with environmental laws, could also result in the denial of coverage, protracted litigation and delayed or diminished insurance recoveries or settlements. The insurance that may be available to us may be significantly more expensive than our existing coverage. Furthermore, even if insurance coverage is adequate, we may not be able to obtain a timely replacement vessel in the event of a loss. Any of these circumstances or events could negatively impact our business, results of operations and financial condition.
We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.
We may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, environmental claims or proceedings, employment and personal injury matters, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases or insurers may not remain solvent, which may have a material adverse effect on our financial condition.
We and our subsidiaries may be subject to group liability for damages or debts owed by one of our subsidiaries or by us.
Although each of our vessels is and will be separately owned by individual subsidiaries, under certain circumstances, a parent company and its ship-owning subsidiaries can be held liable under corporate veil piercing principles for damages or debts owed by one of the subsidiaries or the parent. Therefore, it is possible that all of our assets and those of our subsidiaries could be subject to execution upon a judgment against us or any of our subsidiaries.
Maritime and ITM are privately held companies and there is little or no publicly available information about them.
The ability of Maritime and ITM to render their respective management services will depend in part on their own financial strength. Circumstances beyond each such company’s control could impair its financial strength. Because each of these companies is privately held, information about each company’s financial strength is not available. As a result, we and an investor in our securities might have little advance warning of financial or other problems affecting either Maritime or ITM even though its financial or other problems could have a material adverse effect on us and our stockholders.
Exchange rate fluctuations could adversely affect our revenues, financial condition and operating results.
We generate a significant part of our revenues in U.S. dollars, but incur costs in other currencies. The difference in currencies could in the future lead to fluctuations in our net income due to changes in the value of the U.S. dollar relative to other currencies. We have not hedged our exposure to exchange rate fluctuations, and as a result, our U.S. dollar denominated results of operations and financial condition could suffer as exchange rates fluctuate.

We must protect the safety and condition of the cargoes transported on our vessels and any failure to do so may subject us to claims for loss or damage.
Under our time and spot charters, we are responsible for the safekeeping of cargo entrusted to us and must properly maintain and control equipment and other apparatus to ensure that cargo is not lost or damaged in transit. Claims and any liability for loss or damage to cargo that is not covered by insurance could harm our reputation and adversely affect our business, results of operations and financial condition.
Increase in frequency of immigrant salvage operations in the Mediterranean could adversely affect our business.
In 2019 and the first nine months of 2020, a significant portion of Northsea Alpha’s and Northsea Beta’s trading routes occurred in the Mediterranean Sea. In recent years, the number of immigrants attempting to cross the Mediterranean from North Africa to Europe in unseaworthy vessels has increased significantly. Many of the vessels are in such a poor condition that they either capsize and sink, incur engine problems or are otherwise incapacitated en route to Europe. As a result, commercial ships may, if witnessing an immigrant vessel in distress, deviate from the task and course and conduct a salvage operation. Such salvage operation may prove costly in terms of time and resources spent and can thus prove a substantial cost for the commercial vessel and may pose risks to the safety of the crew, vessel and cargo. If we are not able to mitigate this potential exposure, and dependent on the number of such salvage operations which must be carried out in the future, this could have a material adverse effect on our future performance, results of operations, cash flows and financial position.
We may face labor interruptions, which if not resolved in a timely manner, could have a material adverse effect on our business.
We, indirectly through our technical managers, employ masters, officers and crews to operate our vessels, exposing us to the risk that industrial actions or other labor unrest may occur. We may suffer labor disruptions if relationships deteriorate with the seafarers or the unions that represent them. A majority of the crew members on the vessels in our fleet that are under time or spot charters are employed under collective bargaining agreements. ITM is a party to some of these collective bargaining agreements. These collective bargaining agreements and any employment arrangements with crew members on the vessels in our fleet may not prevent labor interruptions, particularly since they are subject to renegotiation in the future. Any labor interruptions, including due to failure to successfully renegotiate collective bargaining employment agreements with the crew members on the vessels in our fleet, are not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out as we expect, could disrupt our operations and could adversely affect our business, results of operations and financial condition.
We do not currently enter into hedging arrangements with respect to the cost of fuel.
We have not entered into hedging arrangements to establish, in advance, a price for the cost of fuel. As a result, although we may realize the benefit of any short-term decrease in the price of fuel, we will not be protected against increases in the price of fuel, which could materially adversely affect our business, results of operation and financial condition.
In addition, to the extent we decide to enter into hedging arrangements in the future, the success of any hedging arrangement generally depends on the degree of correlation between price movements of a derivative instrument and the position being hedged, the creditworthiness of the counterparty, the costs of the hedging transaction and other factors. While such transactions may reduce the risks of losses with respect to adverse movements in market factors, the transaction may also limit the opportunity for gain. In addition, these arrangements may require the posting of cash or other collateral at a time when we have insufficient cash or illiquid assets such that the posting of the cash is either impossible or requires the sale of assets at prices that do not reflect their underlying value. Moreover, these hedging arrangements may generate significant transactions costs, including potential tax costs and legal fees, which reduce the anticipated returns on an investment. There can be no assurance that any future hedging transaction we enter will successfully hedge the risks associated with hedged positions or that it will not result in poorer overall investment performance than if it had not been executed.

A cyber-attack could materially disrupt our business.
We and our ship managers rely on information technology systems and networks in our and their operations and business administration. The efficient operation of our business, including processing, transmitting and storing electronic and financial information, is dependent on computer hardware and software systems. Information systems are vulnerable to security breaches by computer hackers and cyber terrorists. We rely on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on our information systems. However, these measures and technology may not adequately prevent security breaches. Therefore, our or any of our ship managers’ operations and business administration could be targeted by individuals or groups seeking to sabotage or disrupt such systems and networks, or to steal data and these systems may be damaged, shutdown or cease to function properly (whether by planned upgrades, force majeure, telecommunications failures, hardware or software break-ins or viruses, other cyber-security incidents or otherwise). A successful cyber-attack could materially disrupt our or our managers’ operations, which could also adversely affect the safety of our operations or result in the unauthorized release or alteration of information in our or our managers’ systems. Such an attack on us, or our managers, could result in significant expenses to investigate and repair security breaches or system damages and could lead to litigation, fines, other remedial action, heightened regulatory scrutiny, diminished customer confidence and damage to our reputation. We do not maintain cyber-liability insurance at this time to cover such losses. As a result, a cyber-attack or other breach of any such information technology systems could have a material adverse effect on our business, results of operations and financial condition.
The EU has recently adopted a comprehensive overhaul of its data protection regime from the current national legislative approach to a single European Economic Area Privacy Regulation, the General Data Protection Regulation (“GDPR”). The GDPR came into force on May 25, 2018, and applies to organizations located within the EU, as well as to organizations located outside of the EU if they offer goods or services to, or monitor the behavior of, EU data subjects. It imposes a strict data protection compliance regime with significant penalties and includes new rights such as the “portability” of personal data. It applies to all companies processing and holding the personal data of data subjects residing in the EU, regardless of the company’s location. Implementation of the GDPR could require changes to certain of our business practices, thereby increasing our costs.
Risks Related to our Indebtedness
We may not be able to generate sufficient cash flow to meet our debt service and other obligations.
Our ability to make scheduled payments on our outstanding indebtedness and other obligations will depend on our ability to generate cash from operations in the future. Our future financial and operating performance will be affected by a range of economic, financial, competitive, regulatory, business and other factors that we cannot control, such as general economic and financial conditions in the tanker sector or the economy generally. In particular, our ability to generate steady cash flow will depend on our ability to secure charters at acceptable rates. Our ability to renew our existing charters or obtain new charters at acceptable rates or at all will depend on the prevailing economic and competitive conditions.
Amounts borrowed under our loan agreements bear interest at both fixed rates and variable rates. Increases in prevailing interest rates could increase the amounts that we would have to pay to our lenders, even though the outstanding principal amount remains the same, and our net income and cash flows would decrease.
In addition, our existing loan agreements require us to maintain various cash balances, our financial and operating performance is also dependent on our subsidiaries’ ability to make distributions to us, whether in the form of dividends, loans or otherwise. The timing and amount of such distributions will depend on restrictions on our various debt instruments, our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, the provisions of Marshall Islands and Maltese laws affecting the payment of dividends and other factors. Under Maltese law, dividends may only be distributed out of profits available for distribution and/or out of any distributable accumulated reserves.

At any time that our operating cash flows are insufficient to service our debt and other liquidity needs, we may be forced to take actions such as increasing our accounts payable and/or our amounts due to related parties, reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness, seeking additional capital, seeking bankruptcy protection or any combination of the foregoing. We cannot assure you that any of the actions listed above could be affected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on our outstanding indebtedness and to fund our other liquidity needs. As of September 30, 2020, our total funded debt outstanding, net of deferred financing costs, aggregated $59.4 million. Also, the terms of existing or future debt agreements may restrict us from pursuing any of these actions as, among other things, if we are unable to meet our debt obligations or if some other default occurs under our loan agreements, the lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and foreclose against the collateral vessels securing that debt. Any such action could also result in an impairment of cash flows and our ability to service debt in the future. Further, our debt level could make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally.
The market values of tanker vessels are highly volatile, have decreased in the past and may decrease further in the future which may cause the Company to recognize losses if we sell our tankers or record impairments and affect the Company’s ability to comply with its loan covenants and refinance its debt. The fair market values of product tankers have generally experienced high volatility. The fair market values for tankers declined significantly from historically high levels reached in 2008, and are currently at average levels of the past 10 years. You should expect the market value of our vessels to fluctuate. Values for ships can fluctuate substantially over time due to a number of factors, including, among others:
•	prevailing economic conditions in the energy markets; general economic and market conditions affecting the international shipping industry,
•	a substantial or extended decline in demand for refined products;
•	competition from other shipping companies and other modes of transportation;
•	number of vessels in the world fleet;
•	the level of worldwide refined petroleum product production and exports;
•	demand for product tankers; changes in the supply-demand balance of the global product tanker market;
•	applicable governmental regulations;
•	the availability of newbuild and newer, more advanced vessels at attractive prices compared to our vessels;
•	changes in prevailing charter hire rates;
•	the physical condition of the vessel;
•	the vessel’s size, age, technical specifications, efficiency and operational flexibility; and
•
the cost of newbuildings and the cost of retrofitting or modifying existing ships, as a result of technological advances in ship design or equipment, changes in applicable environmental or other regulations or standards, customer requirements or otherwise.

As vessels grow older, they naturally depreciate in value. If the market value of our fleet declines further, we may not be able to refinance our debt or obtain additional financing and our subsidiaries may not be able to make distributions to the Company. An additional decrease in these values could cause us to breach certain covenants that are contained in our loan agreements and in future financing agreements. The prepayment of certain debt facilities may be necessary to cause the Company to maintain compliance with certain covenants in the event that the value of the vessels falls below certain levels.
If we breach covenants in our loan agreements or future financing agreements and are unable to cure the breach, our lenders could accelerate our debt repayment and foreclose on vessels in our fleet securing those debt instruments or seek other similar remedies. In addition, if a charter contract expires or is terminated by the charterer, the Company may be unable to re-charter the affected vessel at an attractive rate and, rather than continue to incur maintenance and financing costs for that vessel, the Company may seek to dispose of the affected vessel. If the Company sells one or more of its vessels at a time when vessel prices have fallen, the sale price may be less than the vessel’s carrying value on the Company’s consolidated financial statements, resulting in a loss on sale or an impairment loss being recognized, ultimately leading to a reduction of net income. Furthermore, if vessel values fall significantly, this could indicate a decrease in the recoverable amount for the vessel and may have a material adverse impact on its business, results of operations and financial condition.
Restrictive covenants in our current and future loan agreements may impose financial and other restrictions on us.
The restrictions and covenants in our current and future loan agreements could adversely affect our ability to finance future operations or capital needs or to pursue and expand our business activities. Our current loan agreements contain, and future financing agreements will likely contain, restrictive covenants that prohibit us or our subsidiaries from, among other things:
•
paying dividends under certain circumstances, including if there is a default under the loan agreements or, only with respect to our subsidiary Seventhone Corp. (“Seventhone”) under the Alpha Bank Facility entered into in July 2020, if the ratio of our and our subsidiaries as a group total liabilities to market value adjusted total assets is greater than 75% in the relevant year. As of September 30, 2020, the ratio of total liabilities over the market value of our adjusted total assets (calculated in accordance with the Alpha Bank Facility) was 64% and therefore, under the Alpha Bank Facility Seventhone was permitted to distribute dividends to us as of September 30, 2020;

•	incurring or guaranteeing indebtedness;
•	charging, pledging or otherwise encumbering our vessels;
•	changing the flag, class, management or ownership of our vessels;
•	utilizing available cash;
•	changing ownership or structure, including through mergers, consolidations, liquidations or dissolutions;
•	making certain investments;
•	entering into a new line of business;
•	changing the commercial and technical management of our vessels;
•	selling, transferring, assigning or changing the beneficial ownership or control of our vessels; and
•	changing the control, or Mr. Valentis maintaining less than 40% ownership or Mr. Valentis ceases to be the Chairman, of the corporate guarantor.

In addition, the loan agreements generally contain covenants requiring us, among other things, to ensure that:
•
we maintain minimum liquidity cash balances based on the number of vessels owned and debt service requirements. Our required minimum cash balance as of December 31, 2019 and September 30, 2020 was $3.7 million and $2.9 million, respectively;

•
the fair market value of the mortgaged vessel plus any additional collateral must be no less than a certain percentage, ranging from 115% to 150%, of outstanding borrowings under the applicable loan agreement, less, in certain loan agreements, any money in respect of the principal outstanding with the credit of any applicable retention account and any free or pledged cash deposits held with the lender in our or its subsidiary’s name (including the Pyxis Epsilon Financing Amendment, an extension of which is currently being negotiated); and

•	we maintain vessel insurances of the higher of market value or at least 125% of the outstanding loan balance
As a result of the above, we may need to seek permission from our lenders in order to engage in some corporate actions. The lenders’ interests may be different from ours and we may not be able to obtain our lenders’ permission when needed. This may limit our ability to pay dividends, finance our future operations or capital requirements, make acquisitions or pursue business opportunities.
Our ability to comply with covenants and restrictions contained in our current and future loan agreements may also be affected by events beyond our control, including prevailing economic, financial and industry conditions, a change of control of the Company or a reduction in Mr. Valentis’ shareholding. If our cash flow is insufficient to service our current and future indebtedness and to meet our other obligations and commitments, we will be required to adopt one or more alternatives, such as reducing or delaying our business activities, acquisitions, investments, capital expenditures, the payment of dividends or the implementation of our other strategies, refinancing or restructuring our debt obligations, selling vessels or other assets, seeking to raise additional debt or equity capital or seeking bankruptcy protection. However, we may not be able to affect any of these remedies or alternatives on a timely basis, on satisfactory terms or at all, which could lead to events of default under these loan agreements, giving the lenders foreclosure rights on our vessels.
Our ability to obtain additional debt financing may be dependent on the performance of our then existing charters and the creditworthiness of our charterers.
The actual or perceived credit quality of our charterers, and any defaults by them, may materially affect our ability to obtain the additional capital resources that we will require to purchase additional vessels or may significantly increase our costs of obtaining such capital. Our inability to obtain additional financing at all, or our ability to do so only at a higher than anticipated cost, may materially affect our results of operations and our ability to implement our business strategy.
If LIBOR is volatile and potential changes as a benchmark could affect our profitability, earnings and cash flow.
London Interbank Offered Rate (“LIBOR”) is the subject of recent national, international and other regulatory guidance and proposals for reform. These reforms and other pressures may cause LIBOR to be eliminated or to perform differently than in the past. The consequences of these developments cannot be entirely predicted but could include an increase in the cost of our variable rate indebtedness and obligations. LIBOR has been volatile in the past, with the spread between LIBOR and the U.S. prime lending rate widening significantly at times. Because the interest rates borne by a majority of our outstanding indebtedness fluctuates with changes in LIBOR, significant changes in LIBOR would have a material effect on the amount of interest payable on our debt, which in turn, could have an adverse effect on our financial condition. In order to hedge our variable interest rate exposure, on January 19, 2018, Seventhone entered into an interest rate cap agreement with its lender for a notional amount of $10.0 million and a cap rate of 3.5%. The interest rate cap will terminate on July 18, 2022.
Furthermore, the calculation of interest in most financing agreements in our industry has been based on published LIBOR rates. Due in part to uncertainty relating to the LIBOR calculation process in recent years, it is likely that LIBOR will be phased out in the future. As a result, lenders have insisted on provisions that entitle the lenders, in their discretion, to replace published LIBOR as the base for the interest calculation with their cost-of-funds rate. If we are required to agree to such a provision in future financing agreements, our lending costs could increase significantly, which would have an adverse effect on our profitability, earnings and cash flow. In addition, the banks currently reporting information used to set LIBOR will likely stop such reporting after 2021, when their commitment to reporting information ends. The Alternative Reference Rate Committee, a committee convened by the Federal Reserve that includes major market participants, has proposed an alternative rate to replace U.S. Dollar LIBOR: the Secured Overnight Financing Rate, or “SOFR.” The impact of such a transition from LIBOR to SOFR could be significant for us.

Risks Related to our Common Stock
We are no longer an “emerging growth company” and, as a result, are required to comply with increased disclosure and governance requirements.
  On December 31, 2020, we ceased to be an “emerging growth company” as defined in the JOBS Act. Since we are not an “accelerated filer” or a “large accelerated filer” (as such terms are defined under the U.S. securities laws) we are not required comply with the provisions of Section 404(b) of the Sarbanes-Oxley Act (“SOX”), which would otherwise require our independent registered public accounting firm to provide us with an attestation report on the effectiveness of our internal control over financial reporting (“IFCR”).  Compliance with Section 404 is expensive for our shareholders and time consuming for management and could result in the detection of internal control deficiencies of which we are currently unaware.  However, we are required to comply with other SOX mandates, including CEO and CFO certifications, the requirement to establish and maintain ICFR and have management assess its effectiveness, and a financial statement audit by an independent auditor, who is required to obtain an understanding of ICFR in the performance of the financial statement audit but not for the purpose of expressing an opinion on the effectiveness of our ICFR.  If we become subject to additional SOX provisions, including Section 404(b), in the future, compliance with these provisions will likely incrementally increase our legal and financial compliance costs and make some activities more time consuming and costly.
The market price of our common stock has fluctuated widely and the market price of our common stock may fluctuate in the future.
        The market price of our common stock has fluctuated widely since our initial public offering in October 2015, reaching a high of $12.22 per share in December 2017 and a low of $0.62 per share in March 2020.  Most recently during the period between January 4, 2021 and February 22, 2021 our shares reached a high of $4.60 and low of $0.82 with pricing continuing to be volatile as a result of many factors, including the issuance of additional shares of common stock in the Private Placement Transaction, our actual results of operations and perceived prospects, the prospects of our competitors and of the shipping industry in general and in particular the product tanker sector, differences between our actual financial and operating results and those expected by investors and analysts, changes in analysts' recommendations or projections, changes in general valuations for companies in the shipping industry, particularly the product tanker sector, changes in general economic or market conditions and broader market fluctuations.
We may not be able to generate sufficient cash to service our obligations, including our obligations under the Series A Preferred Shares Our ability to make dividend payments on any outstanding shares of preferred stock, including the Series A Preferred Shares and any other preferred shares that we may issue in the future, and outstanding indebtedness will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the liquidation preference and dividends on our preferred stock, including the Series A Preferred Shares, as well as principal and interest on our outstanding indebtedness. Please also see the risk factor “We currently have a working capital deficit and may not be able to fund our ongoing operations”.
Conversion of the Series A Preferred Shares and Warrants will dilute the ownership interest of existing shareholders
As of February 25, 2021, there are currently 159,051 Series A Preferred Shares and 1,590,540 Warrants outstanding. Each Series A Preferred Share is convertible into common stock at any time of the option of the holder. Additionally, each Warrant represents the right to purchase a common share at a pre-determined exercise price. The conversion of the Series A Preferred Shares and exercise of outstanding warrants will dilute the ownership interest of existing shareholders by up to 10.8%. 2,000 Series A Preferred Shares and 16,000 Warrants, which are included in the figures provided above were issued to certain employees of ThinkEquity as compensation in connection with ThinkEquity’s role as underwriter and placement agent in the Company’s recent Series A Preferred Shares and Warrants Transaction and Private Placement Transaction.

An investment in our common stock is speculative and there can be no assurance of any return on any such investment.
An investment in our common stock is highly speculative, and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in their investment, including the risk of losing their entire investment.
If our common shares do not meet Nasdaq’s minimum share price requirement, and if we cannot cure the current share price deficiency within the prescribed timeframe, our common shares could be delisted.
Under the rules of Nasdaq, listed companies are required to maintain a share price of at least $1.00 per share. If the share price declines below $1.00 for a period of 30 consecutive trading days, then the listed company has a cure period of at least 180 days to regain compliance with the $1.00 per share minimum. On April 21, 2020, we received notice from Nasdaq that our common shares closed below the minimum bid price of $1.00 per share for a period of 30 consecutive trading days. We subsequently received notice from Nasdaq on May 11, 2020 that we had cured this bid price deficiency. However, on June 29, 2020, we received another notice from Nasdaq that our common shares once again closed below the minimum bid price of $1.00 per share for a period of 30 consecutive trading days. We subsequently received notice from Nasdaq on February 16, 2021 that we had cured this bid price deficiency.
If in the future we have a bid price deficiency and we are unable to cure such deficiency, it could result in suspension or delisting procedures in respect of our common shares. The commencement of suspension or delisting procedures by an exchange remains, at all times, at the discretion of such exchange and would be publicly announced by the exchange. If a suspension or delisting were to occur, there would be significantly less liquidity in the suspended or delisted securities. In addition, our ability to raise additional necessary capital through equity or debt financing would be greatly impaired. Furthermore, with respect to any suspended or delisted common shares, we would expect decreases in institutional and other investor demand, analyst coverage, market making activity and information available concerning trading prices and volume, and fewer broker-dealers would be willing to execute trades with respect to such common shares. A suspension or delisting would likely decrease the attractiveness of our common shares to investors and would constitute a breach under certain of our credit agreements and would cause the trading volume of our common shares to decline, which could result in a further decline in the market price of our common shares. Finally, if the volatility in the market continues or worsens, it could have a further adverse effect on the market price of our common shares, regardless of our operating performance.
Maritime Investors beneficially owns approximately 47.6% of our total outstanding common stock, which may limit stockholders’ ability to influence our actions.
Maritime Investors, a corporation controlled by our Chief Executive Officer, Mr. Valentis, beneficially owns approximately 47.6% of our outstanding common stock. As a result, Maritime Investors has the power to exert considerable influence over our actions through its ability to effectively control matters requiring stockholder approval,  including the determination to enter into a corporate transaction or to prevent a transaction, regardless of whether our other stockholders believe that any such transaction is in their or our best interests. For example, Maritime Investors could influence us to consummate a merger or acquisition that increases the amount of our indebtedness or causes us to sell all of our revenue-generating assets. We cannot assure you that the interests of Maritime Investors will coincide with the interests of other stockholders. As a result, the market price of shares of our common stock could be adversely affected.
Additionally, Maritime Investors may invest in entities that directly or indirectly compete with us, or companies in which Maritime Investors currently invests may begin competing with us. Maritime Investors may also separately pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. As a result of these relationships, when conflicts arise between the interests of Maritime Investors and the interests of our other stockholders, Mr. Valentis may not be a disinterested director. Maritime Investors will effectively control all of our corporate decisions so long as they continue to own a substantial number of shares of our common stock.

Several of our senior executive officers do not, and certain of our officers in the future may not, devote all of their time to our business, which may hinder our ability to operate successfully.
Mr. Valentis, our Chairman and Chief Executive Officer, Mr. Lytras, our Chief Operating Officer and Secretary and Mr. Williams, our Chief Financial Officer, participate, and other of our senior officers which we may appoint in the future may also participate, in business activities not associated with us. As a result, they may devote less time to us than if they were not engaged in other business activities and may owe fiduciary duties to our stockholders as well as stockholders of other companies with which they may be affiliated. This may create conflicts of interest in matters involving or affecting us and our customers and it is not certain that any of these conflicts of interest will be resolved in our favor. This could have a material adverse effect on our business, results of operations and financial condition.
Reports published by analysts, including projections in those reports that exceed the Company’s actual results, could adversely affect the price and trading volume of the Company’s common stock.
The Company currently expects that securities research firms and analysts will continue to publish their own periodic estimates or projections for the Company’s business. These projections may vary widely and may not accurately predict the results the Company actually achieves. The Company’s share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on the Company downgrades the Company’s stock or publishes inaccurate or unfavorable research about the Company’s business, our share price could decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on the Company regularly, our share price or trading volume could decline.
We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate or bankruptcy law and, as a result, stockholders may have fewer rights and protections under Marshall Islands law than under a U.S. jurisdiction.
Our corporate affairs are governed by our Articles of Incorporation, Bylaws and the Marshall Islands BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Stockholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public stockholders may have more difficulty in protecting their interests in the face of actions by management, directors or significant stockholders than would stockholders of a corporation incorporated in a U.S. jurisdiction. Additionally, the Republic of the Marshall Islands does not have a legal provision for bankruptcy or a general statutory mechanism for insolvency proceedings. As such, in the event of a future insolvency or bankruptcy, our stockholders and creditors may experience delays in their ability to recover their claims after any such insolvency or bankruptcy. Further, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or any of our subsidiaries, bankruptcy laws other than those of the United States could apply. If we become a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States, or that a U.S. bankruptcy court would be entitled to, or accept, jurisdiction over such a bankruptcy case, or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.

It may be difficult to serve process on or enforce a U.S. judgment against us, our officers and our directors because we are not a U.S. corporation.
We are a Marshall Islands corporation, a substantial portion of our assets are located outside of the United States and many of our directors and executive officers are not residents of the United States. As a result, you may have difficulty serving legal process within the United States upon us. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or of the non-U.S. jurisdictions in which our offices are located would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. As a result, it may be difficult or impossible for you to bring an original action against us or against individuals in a Marshall Islands court in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise because the Marshall Islands courts would not have subject matter jurisdiction to entertain such a suit. A judgment entered in a foreign jurisdiction is enforceable in the Marshall Islands without a retrial on the merits so long as the provisions of the Marshall Islands Uniform Foreign Money-Judgments Recognition Act are complied with. In addition, there is doubt as to the enforceability in Greece against us and/or our executive officers and directors who are non-residents of the U.S., in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the securities laws of the U.S.
We are a “foreign private issuer”, which could make our securities less attractive to some investors or otherwise have an adverse effect on the prices of our securities.
We are a “foreign private issuer”, as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). As a “foreign private issuer” the rules governing the information that we disclose to investors differ from those governing U.S. companies pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For example, we are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Our exemption from the rules of Section 16 of the Exchange Act regarding sales of common shares by insiders means that you will have less data in this regard than shareholders of similar public companies that are U.S. companies. Moreover, we are exempt from the proxy rules, and proxy statements that we distribute will not be subject to review by the Commission. Accordingly, there may be less publicly available information concerning us than there is for other U.S. public companies. These factors could make our securities less attractive to some investors or otherwise have an adverse effect on the price of our securities.
We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial and other obligations.
We are a holding company and have no significant assets other than the equity interests in our subsidiaries. Our subsidiaries own all of our existing vessels, and subsidiaries we form in the future will own any other vessels we may acquire in the future. All payments under our charters will be made to our subsidiaries. As a result, our ability to meet our financial and other obligations, and to possibly pay dividends in the future, will depend on the performance of our subsidiaries and their ability to distribute funds to us. The ability of a subsidiary to make these distributions could be affected by a claim or other action by a third party, including a creditor, by the terms of our loan agreements, any financing agreement we may enter into in the future, or by Marshall Islands or Maltese law, which regulates the payment of dividends by our companies. The loan agreement of our subsidiary, Seventhone, prohibits paying any dividends to us unless the ratio of the total liabilities to the market value adjusted total assets (total assets adjusted to reflect the market value of all our vessels) of us and our subsidiaries as a group is 75% or less. As of September 30, 2020, the ratio of total liabilities over the market value of our adjusted total assets (calculated in accordance with the Alpha Bank Facility) was 64%. If we or Seventhone do not satisfy the 75% requirement or if we or a subsidiary breach a covenant in our loan agreements or any financing agreement we may enter into in the future, such subsidiary may be restricted from paying dividends. If we are unable to obtain funds from our subsidiaries, we will not be able to fund our liquidity needs or pay dividends in the future unless we obtain funds from other sources, which we may not be able to do.

We do not intend to pay dividends on our common shares in the near future and cannot assure you that we will ever pay dividends.
We do not intend to pay dividends on our common shares in the near future, and we will make dividend payments to our stockholders in the future only if our board of directors, acting in its sole discretion, determines that such payments would be in our best interest and in compliance with relevant legal, fiduciary and contractual requirements. The payment of any dividends is not guaranteed or assured, and, if paid at all in the future, may be discontinued at any time at the discretion of the board of directors.
Our ability to pay dividends will in any event be subject to factors beyond our control, including the following, among others:
•	our earnings, financial condition and anticipated cash requirements;
•	the terms of any current or future credit facilities or loan agreements;
•	the loss of a vessel or the acquisition of one or more vessels;
•	required capital expenditures;
•	increased or unanticipated expenses;
•	future issuances of securities;
•	disputes or legal actions; and
•
the requirements of the laws of the Marshall Islands, which limit payments of dividends if we are, or could become, insolvent and generally prohibit the payment of dividends other than from surplus (retaining earnings and the excess of consideration received for the sale of shares above the par value of the shares).

The payment of dividends would not be permitted if we are not in compliance with our loan agreements or in default of such agreements.
Anti-takeover provisions in our Articles of Incorporation and Bylaws could make it difficult for our stockholders to replace our board of directors or could have the effect of discouraging an acquisition, which could adversely affect the market price of our common stock.
Several provisions of our Articles of Incorporation and Bylaws make it difficult for our stockholders to change the composition of our board of directors in any one year. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable. These provisions include:
•	providing for a classified board of directors with staggered, three year terms;
•	authorizing the board of directors to issue so-called “blank check” preferred stock without stockholder approval;
•	prohibiting cumulative voting in the election of directors;
•
authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock cast at an annual meeting of stockholders;

•	prohibiting stockholder action by written consent unless consent is signed by all stockholders entitled to vote on the action;
•	limiting the persons who may call special meetings of stockholders;
•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings; and
•	restricting business combinations with interested stockholders.
These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.
Tax Risks
We may have to pay tax on U.S. source income, which would reduce our earnings and cash flow.
Under the Internal Revenue Code of 1986, as amended (the “Code”), 50% of the gross shipping income of a vessel-owning or chartering corporation (or “shipping income”) that is attributable to voyages that either begin or end in the United States is characterized as “U.S.-source shipping income” and such income is generally subject to a 4% U.S. federal income tax (on a gross basis) unless that corporation qualifies for exemption from tax under Section 883 of the Code or under an applicable U.S. income tax treaty.
During our 2019 taxable year, we and our ship owning subsidiaries are organized under the laws of the Republic of the Marshall Islands and the laws of the Republic of Malta. The Republic of the Marshall Islands is a country that has in place with the United States of America both an Order affording relief from double taxation in relation to the taxation of income derived from the international operation of ships and aircraft which entered into force on the 11th March 1997 in respect of income derived on or after the 1st January 1997; as well as a Convention for the avoidance of double taxation and prevention of fiscal evasion with respect to taxes on income which entered into force on the 23rd November 2010.
Whilst it was agreed between the Government of the United States of America and the Government of Malta that the provisions of the Convention shall not affect the continued validity and application of the preceding Order, the Convention nevertheless provides that it shall not restrict in any manner any benefit accorded by any other agreement to which the Contracting States are parties.
Under the Order, in accordance with Sections 872(b) and 883(a) of the Internal Revenue Code, the United States of America agreed to exempt from tax gross income derived from the international operation of ships by corporation which are incorporated in Malta. Such exemption is applicable only if the corporation meets one of the following conditions:
(1)
the corporation’s stock is primarily and regularly traded on an established securities market in Malta, another country which grants a reciprocal exemption to U.S. corporations or the United States, or

(2)
more than fifty (50) percent of the value of the corporation’s stock is owned directly or indirectly by individuals who are residents of Malta or of another foreign country which grants an equivalent exemption to U.S. corporations or by a corporation organized in a country which grants an equivalent exemption to U.S. corporations and whose stock is primarily and regularly traded on an established securities market in that country, another country which grants an equivalent exemption to U.S. corporations, or the United States.

The Convention, in turn, under Article 8 dealing specifically with shipping and air transport, sets out the relevant rule to the effect that profits of an enterprise of a contracting state from the operation of ships in international traffic shall be taxable only in that state. The Convention defines the term “enterprise of a Contracting State” to mean an enterprise carried on by a resident of a Contracting State; and under Article 4 the term “resident” is defined to mean any person who, under the laws of that State, is liable to tax therein by reason of his domicile, residence, citizenship, place of management, place of incorporation, or any other criterion of a similar nature.
The Maltese subsidiaries are liable to tax in Malta by reason of their domicile and place of incorporation.
We believe that our Maltese subsidiaries qualify for treaty-based exemption both under the Order, as well as under the Convention. However, in the event that we were to be unable to demonstrate due satisfaction of the conditions for exemption under the Order as set out above, then we would nevertheless enjoy exemption under the Convention.
Accordingly, income earned by our subsidiaries organized under the laws of Malta may qualify for a treaty-based exemption. Income earned by our subsidiaries under the law of the Marshall Islands don’t qualify for a treaty-based exemption. However, we believe that we qualify for the exemption from tax under Section 883 of the Code for the 2019 taxable year and intend to take such position on our returns for the 2019 taxable year. Nevertheless, for the 2020 or any later taxable year, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby cause us to become subject to U.S. federal income tax on our U.S.-source shipping income. For example, there is a risk that we could no longer qualify for exemption under Section 883 of the Code for a particular taxable year if additional shares of our common stock are issued to new stockholders such that, due to their status or unwillingness to cooperate with certain substantiation and reporting requirements, we no longer satisfy one of the ownership test requirements for qualification. Due to the factual nature of the issues involved, we can give no assurances on the availability of the exemption to us.
If we and/or one or more of our Marshall Island subsidiaries are not entitled to this exemption under Section 883 of the Code for any taxable year, we and/or such subsidiaries would generally be subject for that year to a 4% U.S. federal income tax on the U.S.-source shipping income for that year. The imposition of this tax could have a negative effect on our business and would result in decreased earnings and cash flow. See “Item 10. Additional Information – E. Taxation – U.S. Federal Income Taxation of the Company” in the 2019 Annual Report, incorporated by reference herein, as well as “Taxation – U.S. Holders” herein, for a detailed discussion of the qualification for the exemption under Section 883 of the Code.
Our subsidiaries organized under the laws of the Republic of Malta would always benefit from the treaty based exemption since voyages that either begin or end in the United States (characterized by the Code as “U.S.-source shipping income”) would qualify as international transport for purposes of the tax treaty. Furthermore, and in addition to the tax treaty provisions, under article 12(1)(c)(iii)(k) of the Malta Income Tax Act, the profits of a non-resident shipowner as defined in article 28, are exempt from tax in Malta, provided that the country to which such non-resident shipowner belongs extends a similar exemption to shipowners who are not resident in such country but who are resident in Malta. This exemption is therefore extended on a reciprocity basis.
Various tax rules may adversely impact the Company’s business, results of operations and financial condition.
The Company may be subject to taxes in the United States and other jurisdictions in which it operates. If the Internal Revenue Service (the “IRS”), or other taxing authorities disagree with the positions the Company has taken on the tax returns of its subsidiaries, the Company could face additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on the Company’s business, results of operations and financial condition. In addition, complying with new tax rules, laws or regulations could impact the Company’s financial condition, and increases to federal or state statutory tax rates and other changes in tax laws, rules or regulations may increase the Company’s effective tax rate. Any increase in the Company’s effective tax rate could have a material adverse impact on our business, results of operations and financial condition.

If U.S. tax authorities were to treat us or one or more of our subsidiaries as a “passive foreign investment company,” there could be adverse tax consequences to U.S. holders.
A non-U.S. corporation will be treated as a “passive foreign investment company” (or a “PFIC”) for U.S. federal income tax purposes if either (i) at least 75% of its gross income for any taxable year consists of certain types of ”passive income,” or (ii) at least 50% of the average value of the corporation’s assets produce, or are held for the production of, such types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of trade or business. For purposes of these tests, time and voyage charter income is generally viewed as income derived from the performance of services and not rental income and, therefore, would not constitute “passive income.” U.S. stockholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.
U.S. shareholders of a PFIC generally are subject to an adverse U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC, and would be subject to annual information reporting to the IRS. If we were to be treated as a PFIC for any taxable year (and regardless of whether we remained a PFIC for subsequent taxable years), a U.S. shareholder who does not make certain mitigating elections (as described more fully under “Item 10. Additional Information – E. Taxation – U.S. Federal Income Taxation of U.S. Holders” in the 2019 Annual Report) would be required to allocate ratably over such U.S. shareholder’s holding period any “excess distributions” received (i.e., the portion of any distributions received on our common stock in a taxable year in excess of 125% of certain average historic annual distributions) and any gain realized on the sale, exchange or other disposition of our common stock. The amount allocated to the current taxable year and any year prior to the first year in which we were a PFIC would be subject to U.S. federal income tax as ordinary income and the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year. An interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. Investors in our common stock are urged to consult with their own tax advisors regarding the tax consequences of the PFIC rules to them, including the benefit of any available mitigating elections. For a more complete discussion of the U.S. Federal income tax consequences of passive foreign investment company characterization, see “Item 10. Additional Information – E. Taxation – U.S. Federal Income Taxation of U.S. Holders” in the 2019 Annual Report, incorporated by reference herein, as well as “Taxation – U.S. Holders” herein.
Based on our current and projected operations, we do not believe that we (or any of our subsidiaries) were a PFIC in our 2019 taxable year, and we do not expect to become (or any of our subsidiaries to become) a PFIC with respect to the 2020 or any later taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute “passive income,” and the assets that we own and operate in connection with the production of that income do not constitute “passive assets.” There is, however, no direct legal authority under the PFIC rules addressing our method of operation. Accordingly, no assurance can be given that the IRS or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are (or were in a prior taxable year) a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any taxable year if there were to be changes in the nature and extent of our operations.
If U.S. tax authorities were to treat us as a “controlled foreign corporation,” there could be adverse U.S. federal income tax consequences to certain U.S. investors.
If more than 50% of the voting power or value of our shares is treated as owned by U.S. citizens or residents, U.S. corporations or partnerships, or U.S. estates or trusts (as defined for U.S. federal income tax purposes), each of which owned at least 10% of our voting power or value (each, a “U.S. Stockholder”), then we and one or more of our subsidiaries will be a controlled foreign corporation (or “CFC”) for U.S. federal income tax purposes. If we were treated as a CFC for any taxable year, our U.S. Stockholders may face adverse U.S. federal income tax consequences and information reporting obligations. See “Item 10. Additional Information – E. Taxation – U.S. Federal Income Taxation of U.S. Holders” in the 2019 Annual Report, incorporated by reference herein.

THE OFFERING
The information below is only a summary of more detailed information included elsewhere in this prospectus. This summary may not contain all of the information that is important to you or that you should consider before making a decision to invest in our securities.

Issuer	Pyxis Tankers Inc., a Marshall Islands corporation.
Maximum number of shares of common stock to be offered by the selling stockholders	14,285,715 shares of common stock.
Common stock issued and outstanding as of February 25, 2021	36,858,129 shares of common stock.
Use of proceeds
All common shares sold pursuant to this prospectus supplement will be sold or otherwise disposed of by the selling stockholders for their own accounts. We will not receive any of the proceeds from the sale or other disposition of the common shares by the selling stockholders.

Nasdaq trading symbol	“PXS”
Risk Factors	See “Risk Factors” included elsewhere.

SELECTED FINANCIAL DATA
The following table sets forth our selected historical consolidated financial information and other operating data as of and for the periods indicated. Our selected historical consolidated financial information as of December 31, 2018 and 2019 and for the years ended December 31, 2017, 2018 and 2019 is derived from our audited consolidated financial statements included in “Item 18. Financial Statements” of our 2019 Annual Report, which is incorporated herein by reference. The selected historical consolidated financial information as of December 31, 2015, 2016 and 2017 and for the years ended December 31, 2015 and 2016 is derived from our audited consolidated financial statements that are not included in or incorporated by reference into this prospectus. The consolidated financial data for the nine months ended September 30, 2019 and 2020, and as of September 30, 2020, have been derived from our unaudited interim financial information, which are incorporated herein by reference. Operating results for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2020. Our consolidated financial statements are prepared and presented in accordance with U.S. generally accepted accounting principles, or U.S. GAAP.
The information provided below should be read in conjunction with “Item 4. Information on the Company” and “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in our 2019 Annual Report, which is incorporated herein by reference. Our unaudited interim consolidated financial statements as of September 30, 2020 and for the six months ended September 30, 2019 and 2020 are incorporated herein by reference from our Report on Form 6-K, furnished to the Commission on November 16, 2020.
Statements of Comprehensive Income / (Loss) Data	Year ended December 31,					Nine months ended September 30,
(In thousands of U.S. dollars, except per share data)	2015	2016	2017	2018	2019	2019	2020
Revenues, net	$32,929	$30,387	$29,579	$28,457	$27,753	$20,493	$17,199
Voyage related costs and commissions*	(4,484)	(6,288)	(8,463)	(11,817)	(5,122)	(4,059)	(3,333)
Vessel operating expenses	(13,188)	(12,871)	(12,761)	(12,669)	(12,756)	(9,465)	(8,024)
General and administrative expenses	(1,773)	(2,574)	(3,188)	(2,404)	(2,407)	(1,778)	(1,768)
Management fees, related parties	(577)	(631)	(712)	(720)	(724)	(542)	(484)
Management fees, other	(1,061)	(1,024)	(930)	(930)	(930)	(697)	(626)
Depreciation and amortization of special survey costs	(5,884)	(6,004)	(5,640)	(5,633)	(5,560)	(4,274)	(3,465)
Loss on vessel held for sale	—	—	—	—	(2,756)	—	—
Gain from the sale of vessel	—	—	—	—	—	—	7
Vessel impairment charge	—	(3,998)	—	(2,282)	—	—	—
Bad debt provisions	—	—	(231)	(13)	(26)	(26)	—
Gain from debt extinguishment	—	—	—	4,306	—	—	—
Loss from financial derivative instrument	—	—	—	(19)	(27)	(27)	—
Interest expenses and finance cost, net	(2,531)	(2,810)	(2,897)	(4,490)	(5,775)	(4,374)	(3,782)
Other income	74	—	—	—	—	—	—
Net income / (loss)	$3,505	$(5,813)	$(5,243)	$(8,214)	$(8,330)	$(4,749)	$(4,276)

Earnings / (loss) per common share, basic and diluted	$0.19	$(0.32)	$(0.28)	$(0.39)	$(0.39)	$(0.23)	$(0.20)

Weighted average number of shares, basic	18,244,671	18,277,893	18,461,455	20,894,202	21,161,164	21,096,562	21,490,669

Weighted average number of shares, diluted	18,277,893	18,277,893	18,461,455	20,894,202	21,161,164	21,096,562	21,490,669
* Pursuant to the adoption of ASU 2014-09-Revenues from Contracts with Customers (Topic 606) on January 1, 2018, Revenues have been presented net of address commissions which were previously recognized under Voyage related costs and commissions. Comparative amounts have been reclassified accordingly.

Balance Sheets Data	As of December 31,					As of September 30,
(In thousands of U.S. dollars)	2015	2016	2017	2018	2019	2020

Total current assets	$6,028	$4,184	$3,895	$4,307	$17,235	$3,676
Total other non-current assets	5,193	5,215	5,144	4,318	4,027	3,388
Total fixed assets, net	130,501	121,341	115,774	107,992	87,507	84,889
Total assets	141,722	130,740	124,813	116,617	108,769	91,953
Total current liabilities	11,200	12,870	12,531	13,545	22,536	7,948
Total non-current liabilities	75,956	69,117	64,126	63,129	54,233	56,120
Total stockholders’ equity	$54,566	$48,753	$48,156	$39,943	$32,000	$27,885

Statements of Cash Flows Data	Year ended December 31,					Nine months ended September 30,

(In thousands of U.S. dollars)	2015	2016	2017	2018	2019	2019	2020

Net cash provided by / (used in) operating activities	$12,366	$4,446	$3,677	$(2,203)	$5,661	$4,017	$(10,097)
Net cash provided by/ (used in) investing activities	(18,766)	—	—	(99)	(517)	(320)	12,793
Net cash provided by / (used in) financing activities *	13,375	(7,285)	(2,767)	(187)	(4,172)	(3,279)	(4,064)
Change in cash and cash equivalents and restricted cash	$6,975	$(2,839)	$910	$(2,489)	$972	$418	$(1,368)

*Comparative amounts have been reclassified due to current presentation of restricted cash pursuant to the adoption of ASU No. 2016-18-Statement of Cash Flows-Restricted Cash on January 1, 2018.
	Year ended December 31,					Nine Months ended September 30,
Fleet Operating Data	2015	2016	2017	2018	2019	2019	2020
Ownership days (1)	2,177	2,196	2,190	2,190	2,190	1,638	1,370
Available days (2)	2,137	2,176	2,190	2,154	2,162	1,610	1,342
Operating days (3)	2,092	1,986	1,956	1,816	1,925	1,424	1,173
Utilization % (4)	97.9%	91.3%	89.3%	84.3%	89.0%	$88.4%	87.4%
Daily time charter equivalent rate (5)	$13,597	$12,134	$10,795	$9,163	$11,756	$11,540	$11,825
Daily vessel operating expenses (6)	$6,058	$5,861	$5,827	$5,785	$5,825	5,778	$5,719
Average number of vessels (7)	6.0	6.0	6.0	6.0	6.0	6.0	5.0
Number of vessels at period end	6	6	6	6	6	6	5
Weighted average age of vessels (8)	4.8	5.8	6.8	7.8	8.8	8.6	8.4

(1)
Ownership days are the total number of days in a period during which we owned each of the vessels in our fleet. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues generated and the amount of expenses incurred during the respective period.

(2)
Available days are the number of ownership days in a period, less the aggregate number of days that our vessels were off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and intermediate dry-dockings and the aggregate number of days that we spent positioning our vessels during the respective period for such repairs, upgrades and surveys. Available days measures the aggregate number of days in a period during which vessels should be capable of generating revenues.

(3)
Operating days are the number of available days in a period, less the aggregate number of days that our vessels were off-hire or out of service due to any reason, including technical breakdowns and unforeseen circumstances. Operating days measures the aggregate number of days in a period during which vessels actually generate revenues.

(4)
We calculate utilization (“Utilization”) by dividing the number of operating days during a period by the number of available days during the same period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys and intermediate dry-dockings or vessel positioning.

(5)
Daily time charter equivalent (“TCE”) rate is a standard shipping industry performance measure of the average daily revenue performance of a vessel on a per voyage basis. TCE is not calculated in accordance with U.S. GAAP. We utilize TCE because we believe it is a meaningful measure to compare period-to-period changes in our performance despite changes in the mix of charter types (i.e. spot charters, time charters and bareboat charters) under which our vessels may be employed between the periods. Our management also utilizes TCE to assist them in making decisions regarding employment of the vessels. We believe that our method of calculating TCE is consistent with industry standards and is calculated by dividing voyage revenues after deducting voyage expenses, including commissions, by operating days for the relevant period. Voyage expenses primarily consist of brokerage commissions, port, canal and bunker costs that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract. Please see reconciliation of TCE under “Item 5.A. Operating Results” in the 2019 Annual Report, which is incorporated herein by reference.

(6)
Daily vessel operating expenses are direct operating expenses such as crewing, provisions, repairs and maintenance, insurance, deck and engine stores, lubricating oils and tonnage tax divided by ownership days.

(7)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during such period divided by the number of calendar days in the period.

(8)	Weighted average age of the fleet is the sum of the ages of our vessels, weighted by the dead weight tonnage (“dwt”) of each vessel on the total fleet dwt.

Recent Daily Fleet Data:
(In U.S. dollars, except for Utilization %)		Year ended December 31,					Nine Months Ended September 30,
		2015	2016	2017	2018	2019	2019	2020
Eco-Efficient MR2: (2 of our vessels)	TCE	15,631	15,015	13,027	10,524	14,337	14,185	14,816
	Opex	6,430	5,754	5,838	5,962	5,872	5,768	6,065
	Utilization %	99.4%	97.0%	94.1%	91.8%	100.0%	100.0%	98.5%
Eco-Modified MR2: (1 of our vessels)
	TCE	17,480	10,705	13,042	12,383	13,410	13,046	15,196
	Opex	6,461	6,255	6,433	6,505	6,813	6,894	6,242
	Utilization %	91.3%	92.9%	90.1%	86.6%	99.1%	98.8%	100.0%
Standard MR2: (1 of our vessels*)
	TCE	17,237	15,504	12,209	8,887	13,115	12,867	-
	Opex	6,325	6,772	6,036	6,039	6,092	5,926	-
	Utilization %	100.0%	90.5%	99.2%	91.0%	99.7%	99.6%	-
Handysize Tankers: (2 of our vessels)
	TCE	7,622	7,939	5,979	5,844	5,860	5,581	5,481
	Opex	5,358	5,315	5,408	5,122	5,150	5,156	5,112
	Utilization %	98.6%	85.1%	79.2%	72.6%	68.1%	66.7%	70.6%
Fleet: (2019: 6 vessels; 2020: 5 vessels)
	TCE	13,597	12,134	10,795	9,163	11,756	11,540	11,825
	Opex	6,058	5,861	5,827	5,785	5,825	5,778	5,719
	Utilization %	97.9%	91.3%	89.3%	84.3%	89.0%	88.4%	87.4%
*Pyxis Delta was sold on January 13, 2020 and has been excluded from the calculations for the period ended September 30, 2020.
Vessel operating expenses per day (“Opex”) are our vessel operating expenses for a vessel, which consist primarily of crew wages and related costs, insurance, lube oils, communications, spares and consumables, tonnage taxes as well as repairs and maintenance, divided by the days in the applicable period. Please see “Item 4. Information on the Company – B. Business Overview – The International Product Tanker Shipping Industry – Eco Ships” in the 2019 Annual Report for a description of the terms “eco-efficient”, “eco-modified” and “standard”.

Non-U.S. GAAP Financial Measures
To supplement our financial information presented in accordance with U.S. GAAP, we use certain “non-GAAP financial measures” as such term is defined in Regulation G promulgated by the Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with U.S. GAAP. We believe that the presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations, and therefore a more complete understanding of factors affecting our business than U.S. GAAP measures alone. In addition, we believe that the presentation of these matters is useful to investors for period-to-period comparison of results as the items may reflect certain unique and/or non-operating items such as impairment charges, contract termination costs or items outside of our control.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) represents the sum of net income / (loss), interest and finance costs, depreciation and amortization and, if any, income taxes during a period. Adjusted EBITDA represents EBITDA before certain non-operating or non-recurring charges, such as vessel impairment charges, gain from debt extinguishment, loss on sale of vessel, gain/(loss) from financial derivative instrument and stock compensation. Total daily operational costs represent vessel operating expenses, technical and commercial management fees plus allocable general and administrative expenses, applied on an average daily basis to our eco-efficient MRs. EBITDA, Adjusted EBITDA and average total daily operational costs are not recognized measurements under U.S. GAAP.
EBITDA, Adjusted EBITDA and average total daily operational costs are presented in this prospectus as we believe that they provide investors with means of evaluating and understanding how our management evaluates operating performance. These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation from, as a substitute for, or superior to financial measures prepared in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA do not reflect:
•	our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	changes in, or cash requirements for, our working capital needs; and
•	cash requirements necessary to service interest and principal payments on our funded debt.
In addition, these non-GAAP measures do not have standardized meanings and are therefore unlikely to be comparable to similar measures presented by other companies.
Average Total Daily Operational Costs
The following table calculates the average total daily operational costs for our two eco-efficient MRs:
(In U.S. dollars)	Year Ended December 31, 2019	Nine Months Ended September 30, 2020
Calculation of operating expenses to average daily total operational costs

Vessel Operating Expenses	$5,872	$6,065

Technical and Commercial Management Fees	755	756

General & Administrative Expenses*	1,069	1,305

Average total daily operational costs	$7,696	$8,126

*Average number of vessels in our fleet were 6 and 5.0 during the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively.

Adjusted EBITDA
The following table reconciles net loss, as reflected in the Unaudited Consolidated Statements of Comprehensive Loss to EBITDA and Adjusted EBITDA:
(In thousands of U.S. dollars)	Year Ended December 31, 2019	Nine Months Ended September 30, 2020
Reconciliation of Net loss to Adjusted EBITDA
Net loss	$(8,330)	$(4,276)

Depreciation	5,320	3,302

Amortization of special survey costs	240	163

Interest and finance costs, net	5,775	3,782

EBITDA	$3,005	$2,971

Loss from financial derivative instrument	27	-

Loss / (Gain) from the sale of vessel, net	2,756	(7)

Adjusted EBITDA	$5,778	$2,964

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Our disclosure and analysis in this prospectus pertaining to our operations, cash flows and financial position, including, in particular, the likelihood of our success in developing and expanding our business and making acquisitions, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “targets,” “continue,” “contemplate,” “possible,” “likely,” “might,” “will,” “would,” “could,” “projects,” “forecasts,” “potential”, “may,” “should” and similar expressions are forward-looking statements. All statements in this prospectus that are not statements of either historical or current facts are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as our future operating or financial results, global and regional economic and political conditions, including piracy, pending vessel acquisitions, our business strategy and expected capital spending or operating expenses, including dry-docking and insurance costs, competition in the product tanker industry, statements about shipping market trends, including charter rates and factors affecting supply and demand, our financial condition and liquidity, including our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities, our ability to enter into fixed-rate charters after our current charters expire and our ability to earn income in the spot market and our expectations of the availability of vessels to purchase, the time it may take to construct new vessels, and vessels’ useful lives. Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully under the section of this prospectus entitled “Risk Factors” as well as in “Item 3. Key Information – D. Risk Factors” of our 2019 Annual Report. Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements.
Factors that might cause future results to differ include, but are not limited to, the following:
•	changes in governmental rules and regulations or actions, including environmental and securities matters, taken by regulatory authorities;
•	changes in economic and competitive conditions affecting our business, including market fluctuations in charter rates and charterers’ abilities to perform under existing time charters;
•	our future operating or financial results;
•	our continued borrowing availability under our debt agreements and compliance with the covenants contained therein;
•	our ability to procure or have access to financing on acceptable terms or at all, our liquidity and the adequacy of cash flows for our operations;
•	our ability to successfully employ our vessels, including under time charters;
•	changes in our operating expenses, including bunker fuel prices, dry docking costs, general and administrative expenses and insurance costs, including adequacy of coverage;
•	business disruptions due to natural disasters and health catastrophes, such as the recent outbreak of Coronavirus COVID-19 (“COVID-19”);
•
disruption of world trade due to rising protectionism, breakdown of multilateral trade agreements, acts of piracy, terrorism, political events, public health threats, international hostilities and instability;

•	the aging of our vessels and likely increases in the operating expenses and dry-docking costs;
•
our ability to fund future capital expenditures and investments in the acquisition and refurbishment of our vessels (including the amount and nature thereof and the timing of completion thereof, the delivery and commencement of operations dates, expected downtime and lost revenue);

•	planned, pending or recent acquisitions and divestitures, business strategy and expected capital spending or operating expenses, including drydocking, surveys, upgrades and insurance costs;
•	the ability of our vessels to pass classification inspections and vetting inspections by major integrated oil companies;
•	vessel breakdowns and instances of off-hire;
•	potential claims or liability from future litigation, government inquiries and investigations as well as discharge of pollutants and vessel collisions;
•	potential conflicts of interests involving our Chief Executive Officer and Chairman of the Board of Directors;
•	the arrest or detention of our vessels by maritime claimants or governmental authorities;
•	any disruption of information technology systems and networks that our operations rely on or any impact of a possible cybersecurity breach;
•	general product tanker shipping market trends, including fluctuations in charter hire rates and vessel values;
•	changes in supply and demand in the product tanker shipping industry, including the market for our vessels and the number of newbuildings under construction;
•	the strength of world economies;
•	stability of Europe and the Euro;
•	fluctuations in interest rates, including the impact on our debt of the discontinuance of LIBOR after 2021, and foreign exchange rates;
•	changes in seaborne and other transportation;
•	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 or other applicable regulations relating to bribery or corruption;
•	general domestic and international political conditions; the length and number of off-hire periods and dependence on key employees and third-party managers; and
•
other factors discussed under “Risk Factors” in this prospectus and in “Item 3. Key Information – D. Risk Factors” in the 2019 Annual Report, as well as the Company’s other filings with the Commission, which may contain a more complete discussion of certain of these and other risks and uncertainties.

You should not place undue reliance on forward-looking statements contained in this prospectus because they are statements about events that are not certain to occur as described or at all. All forward-looking statements in this prospectus are qualified in their entirety by the cautionary statements contained in this prospectus. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements. Except to the extent required by applicable law or regulation, we undertake no obligation to release publicly any updates or revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS
The selling stockholders will receive all of the proceeds from any sales of our common stock offered by this prospectus. We will not receive any of the proceeds from the sale of our common stock offered hereby.

CAPITALIZATION
The following table sets forth our consolidated capitalization as of September 30, 2020:
•	on an actual basis;
•	on an as adjusted basis to give effect to the following as of February 25, 2021:
•	Scheduled principal loan repayments aggregating $1,660,000 under our credit facilities with ATB and Alpha Bank;
•
Issuance of the 200,000 units under the Series A Preferred Share and Warrants Transaction for gross proceeds of approximately $5,000,000 (approximately $4,311,000, net) and subsequent conversion of 40,949 shares into 732,693 common shares of the Company;

•	Exercise of 144,500 Warrants to purchase 144,500 of the Company’s common stock for approximately $202,000 at a price of $1.40 per share;
•	Issuance of 135,336 common shares to settle approximately $113,000 of partial interest expense paid to Maritime Investors Corp. under the Promissory Note;
•	Payment of cash dividends aggregating approximately $127,000 on the Series A Preferred Stock; and
•	the Private Placement Transaction for net proceeds of approximately $23,145,000.
There have been no other significant adjustments to our capitalization since September 30, 2020. You should read this table in conjunction with information contained in “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus, as well as our consolidated financial statements and related notes incorporated by reference in this prospectus.

	As of September 30, 2020
(In Thousands of U.S. Dollars)	Actual	As Adjusted(1)

Current portion of long-term debt	$3,479	3,539
Long-term debt net of current portion	51,611	49,891
Promissory note	5,000	5,000
Total long-term debt	60,090	58,430

Common stock	22	37
Series A Preferred Stock	-	-
Additional paid-in capital	75,323	103,069
Accumulated deficit	(47,460)	(47,587)
Total stockholders’ equity	27,885	55,519

Total capitalization	$87,975	113,949

Common Shares Outstanding	21,559,885	36,858,129

(1) The accounting treatment of the Series A Preferred Stock and Warrants has not yet been finalized. The table above does not include potential adjustments in relation to the accounting treatment of the transaction, as its impact has not yet been determined.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES
Directors and Executive Officers
The following table sets forth information regarding our executive officers and directors as of the date of this prospectus. The business address of each of the below-listed directors and officers is c/o Pyxis Tankers Inc., K.Karamanli 59, Maroussi 15125, Athens, Greece.
Name	Age	Position
Valentios (“Eddie”) Valentis	53	Chairman, Chief Executive Officer and Class I Director
Henry P. Williams	65	Chief Financial Officer and Treasurer
Konstantinos Lytras	55	Chief Operating Officer and Secretary
Robin P. Das	47	Class III Director
Basil G. Mavroleon	71	Class III Director
Aristides J. Pittas	60	Class II Director

Biographical information with respect to each of our directors and executive officers is set forth below.
Valentios (“Eddie”) Valentis, a Class I director, has over 25 years of shipping industry experience, including owning, operating and managing tankers. He has served as Chief Executive Officer and Chairman of our board of directors since our inception. In 2007, Mr. Valentis founded and is the president of Maritime. In 2001, Mr. Valentis was appointed Managing Director of Konkar Shipping Agencies S.A., a drybulk operator based in Greece, which is a position he continues to hold. From 1998 to 2001, Mr. Valentis was the Commercial Manager for Loucas G. Matsas Salvage & Towage. From 1996 through 1998, Mr. Valentis worked as a dry cargo chartering broker for N. Cotzias Shipping. From 1989 to 1995, Mr. Valentis was involved in the operation of his family’s drybulk vessels. Since 2013, Mr. Valentis has also served as a member of the Greek Committee of NKK Classification Society, and, since 2016, as a council member of the International Association of Independent Tanker Owners (INTERTANKO). Mr. Valentis has an MBA from Southern New Hampshire University and a B.Sc. from Landsdowne College, London. Mr. Valentis also holds a Captain’s diploma from the Aspropyrgos Naval Academy in Greece.
Henry P. Williams was appointed as our Chief Financial Officer and Treasurer in August 2015. Mr. Williams has over 35 years of commercial, investment and merchant banking experience. From February 2015, he served as a financial consultant to and is employed by Maritime and its affiliates. From March 2014 to January 2015, Mr. Williams was Managing Director, Head of Maritime, Energy Services & Infrastructure (U.S.) investment banking for Canaccord Genuity Inc. From August 2012 to February 2014, Mr. Williams was a Senior Advisor to North Sea Securities LLC, a boutique advisory firm in New York. From November 2010 to June 2012, Mr. Williams was Managing Director, Global Sector Head, Shipping of Nordea Markets in Oslo, Norway and Head of its U.S. Investment Banking division in New York. From 1992 until 2010, Mr. Williams was employed by Oppenheimer & Co. Inc., as Managing Director, Head of Energy & Transportation of its investment banking division. Mr. Williams has an MBA in Finance from New York University Leonard N. Stern School of Business and a BA in Economics and Business Administration from Rollins College.
Konstantinos Lytras has served as our Chief Operating Officer since our inception and as our Secretary since October 15, 2018. Mr. Lytras has also served as Maritime’s Financial Director since 2008. Prior to joining Maritime, from 2007 through 2008, Mr. Lytras served as Managing Director and Co-Founder of Navbulk Shipping S.A., a start-up shipping company focused on dry bulk vessels. From 2002 through 2007, Mr. Lytras worked as Financial Director of Neptune Lines Shipping and Managing Enterprises S.A. Mr. Lytras served as Financial Controller of Dioryx Maritime Corp. and Liquimar Tankers Management Inc. from 1996 through 2002. Mr. Lytras worked as a Financial Assistant from 1992 to 1994 at Inchcape Shipping Services Ltd. Mr. Lytras earned a B.A. in Business Administration from Technological Institute of Piraeus and a B.S. in Economics from the University of Athens.

Robin P. Das serves as a Class III director. Mr. Das has worked in shipping finance and investment banking since 1995. He is the founder and has been a director of Auld Partners Ltd, a boutique shipping and finance focused advisory firm, since 2013. From 2011 to 2012, Mr. Das was Managing Director (partner) of Navigos Capital Management LLC, an asset management firm established to focus on the shipping sector. From 2005 until 2011, Mr. Das was Global Head of Shipping at HSH Nordbank AG, then the largest lender globally to the shipping industry. Before joining HSH Nordbank AG in 2005, he was Head of Shipping at WestLB and prior to that time, Mr. Das was joint Head of European Shipping at J.P. Morgan. From October 2016 until March 2020, Mr. Das also served as director of Nimrod Sea Assets Limited (LSE:NSA, listed until April 2018), which invested in marine assets associated with the offshore oil and gas industry. Mr. Das holds a BSc (Honours) degree from the University of Strathclyde.
Basil G. Mavroleon serves as a Class III director. Mr. Mavroleon has been in the shipping industry for 45 years. Since 1970, Mr. Mavroleon has worked for Charles R. Weber Company, Inc., one of the oldest and largest tanker brokerages and marine consultants in the United States. Mr. Mavroleon was Managing Director of Charles R. Weber Company, Inc. for 25 years and Manager of the Projects Group for five years, from 2009 until 2013. Mr. Mavroleon currently serves as Managing Director of WeberSeas (Hellas) S.A., a comprehensive sale and purchase, newbuilding, marine projects and ship finance brokerage based in Athens, Greece. He is a Director of Genco Shipping and Trading Limited (NYSE: GNK), a company engaged in the shipping business focused on the drybulk industry spot market. Since its inception in 2003 through its liquidation in 2005, Mr. Mavroleon served as Chairman of Azimuth Fund Management (Jersey) Limited, a hedge fund that invested in tanker freight forward agreements and derivatives. Mr. Mavroleon is on the board of the Associate Membership Committee of INTERTANKO, is on the Advisory Board of NAMMA (North American Maritime Ministry Association), is Director Emeritus of NAMEPA (North American Marine Environmental Protection Association), and the Chairman of the New York World Scale Committee (NYC) INC. Mr. Mavroleon was educated at Windham College, Putney Vermont.
Aristides J. Pittas serves as a Class II Director. Mr. Pittas has more than 30 years of shipping industry experience. He has been a member of the board of directors and the Chairman and Chief Executive Officer of Eurodry Ltd. (Nasdaq: EDRY) (“Eurodry”), an independent shipping company that operates in the drybulk shipping industry, since its inception on January 8, 2018. He has also been a member of the board of directors and the Chairman and Chief Executive Officer of Euroseas Ltd. (Nasdaq: ESEA) (“Euroseas”) since May 2005, an independent shipping company that operates in the drybulk and container shipping industry. Since 1997, Mr. Pittas has also been the President of Eurochart S.A., Euroseas’ affiliate, which is a shipbroking company specializing in chartering, selling and purchasing ships. Since 1995, Mr. Pittas has been the President and Managing Director of Eurobulk Ltd., Euroseas’ and Eurodrys’ affiliated ship management company. Eurobulk Ltd. is a ship management company that provides ocean transportation services. In 2005, Mr. Pittas resigned as Managing Director of Eurobulk Ltd. Mr. Pittas has a B.Sc. in Marine Engineering from University of Newcastle Upon Tyne and a M.Sc. in both Ocean Systems Management and Naval Architecture and Marine Engineering from the Massachusetts Institute of Technology.
Compensation
We have no direct employees. The services of our executive officers, internal auditors and secretary are provided by Maritime. We have entered into a Head Management Agreement with Maritime, pursuant to which we pay approximately $1.6 million per year for the services of these individuals, and for other administrative services associated with our being a public company and other services to our subsidiaries. Please see “Business – Management of Ship Operations, Administration and Safety – Head Management Agreement and Ship Management Agreements with Maritime”.
Our non-executive directors receive in the aggregate an annual compensation in the amount of $125,000 per year, plus reimbursements for actual expenses incurred while acting in their capacity as a director. We may in the future also grant directors awards under our Pyxis Tankers Inc. 2015 equity incentive plan as compensation. We do not have a retirement plan for our officers or directors. There are no service contracts with our non-executive directors that provide for benefits upon termination of their services as director. Individuals serving as chairs of committees will be entitled to receive additional compensation from us as the board of directors may determine.

Equity Incentive Plan
On October 28, 2015, we adopted the Pyxis Tankers Inc. 2015 equity incentive plan (the “EIP”), which entitles our and our subsidiaries’ and affiliates’ employees, officers and directors, as well as consultants and service providers to us (including persons who are employed by or provide services to any entity that is itself a consultant or service provider) and our subsidiaries (including employees of Maritime, our affiliated ship manager), to receive stock options, stock appreciation rights, restricted stock grants, restricted stock units, unrestricted stock grants, other equity-based or equity-related awards, and dividend equivalents. We summarize below the material terms of the EIP.
The nominating and corporate governance committee of our board of directors serves as the administrator under the EIP. Subject to adjustment for changes in capitalization as provided in the EIP, the maximum aggregate number of shares of common stock that may be delivered pursuant to awards granted under the EIP during the ten-year term of the EIP will be 15% of the then-issued and outstanding number of shares of our common stock. If an award granted under the EIP is forfeited, or otherwise expires, terminates or is cancelled or settled without the delivery of shares, then the shares covered by such award will again be available to be delivered pursuant to other awards under the EIP. Any shares that are held back to satisfy the exercise price or tax withholding obligation pursuant to any stock options or stock appreciation rights granted under the EIP will again be available for delivery pursuant to other awards under the EIP. No award may be granted under the EIP after the tenth anniversary of the date the EIP was adopted by our board of directors.
In the event that we are subject to a “change of control” (as defined in the EIP), the EIP administrator may, in accordance with the terms of the EIP, make such adjustments and other substitutions to the EIP and outstanding awards under the EIP as it deems equitable or desirable.
Except as otherwise determined by the EIP administrator in an award agreement, the exercise price for options shall be equal to the fair market value of a share of our common stock on the date of grant, but in no event can the exercise price be less than 100% of the fair market value on the date of grant. The maximum term of each stock option agreement may not exceed ten years from the date of the grant.
Stock appreciation rights (“SARs”), will provide for a payment of the difference between the fair market value of a share of our common stock on the date of exercise of the SAR and the exercise price of a SAR, which will not be less than 100% of the fair market value on the date of grant, multiplied by the number of shares for which the SAR is exercised. The SAR agreement will also specify the maximum term of the SAR, which will not exceed ten years from the date of grant. Payment upon exercise of the SAR may be made in the form of cash, shares of our common stock or any combination of both, as determined by the EIP administrator.
Restricted and/or unrestricted stock grants may be issued with or without cash consideration under the EIP and may be subject to such restrictions, vesting and/or forfeiture provisions as the EIP administrator may provide. The holder of a restricted stock grant awarded under the EIP may have the same voting, dividend and other rights as our other stockholders.
Settlement of vested restricted stock units may be in the form of cash, shares of our common stock or any combination of both, as determined by the EIP administrator. The holders of restricted stock units will have no voting rights.
Subject to the provisions of the EIP, awards granted under the EIP may include dividend equivalents. The EIP administrator may determine the amounts, terms and conditions of any such awards provided that they comply with applicable laws. We have not set aside any amounts to provide pension, retirement or similar benefits to persons eligible to receive awards under the EIP or otherwise.
On October 28, 2015, our board of directors approved the issuance of 33,222 restricted shares of our common stock to certain of our officers. As of December 31, 2015, all such shares had been vested, but were not issued until March 2016. On November 15, 2017, 200,000 restricted shares of our common stock were granted and issued to one of our senior officers, and were vested immediately upon issuance.

Board Practices
Our board of directors consists of four directors, three of whom, Robin P. Das, Basil G. Mavroleon and Aristides J. Pittas, have been determined by our board of directors to be independent under the rules of Nasdaq and the rules and regulations of the Commission. Directors elected by our common shareholders are divided into three classes serving staggered three-year terms. At each annual meeting of shareholders, directors will be elected to succeed the class of directors whose terms have expired, and each of them shall hold office until the third succeeding annual meeting of shareholders if the Board is then classified, and until such director’s successor is elected and has qualified. We held our 2020 annual meeting of shareholders on December 11, 2020, at which Basil Mavroleon and Robin Das were re-elected to serve as Class III Directors for a term of three years until our 2023 annual meeting of shareholders. The term of our Class I Director, Valentios Valentis, expires at the 2021 annual meeting of shareholders and the term of our Class II Director, Aristides J. Pittas, expires at the 2022 annual meeting of shareholders.
Our audit committee consists of three independent, non-executive directors: Robin Das, Basil Mavroleon and Aristides Pittas. We believe that Robin Das qualifies as an audit committee “financial expert,” as such term is defined in Regulation S-K promulgated by the Commission. The audit committee, among other things, reviews our external financial reporting, engages our external auditors, and oversees our financial reporting procedures and the adequacy of our internal accounting controls.
The nominating and corporate governance committee consists of Basil G. Mavroleon, Aristides J. Pittas and Valentios (“Eddie”) Valentis. The nominating and corporate governance committee is responsible for recommending to the board of directors nominees for director and directors for appointment to board committees and advising the board with regard to corporate governance practices.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial owners of more than five percent of shares of our common stock, and the beneficial ownership of each of our directors and executive officers and of all of our directors and executive officers as a group as of February 25, 2021 All of our stockholders, including the stockholders listed in this table, are entitled to one vote for each share held.
Beneficial ownership is determined in accordance with the Commission’s rules. In computing percentage ownership of each person, shares subject to options held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this prospectus, are deemed to be beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
	Shares Beneficially Owned
Identity of person or group (1)	Number	Percentage(2)
Valentios (“Eddie”) Valentis (Maritime Investors Corp.) (3)	17,545,030	47.6%
Henry P. Williams (4)	116,963	*
Konstantinos Lytras (4)	42,074	*
Robin P. Das	—	—
Basil G. Mavroleon	—	—
Aristides J. Pittas	—	—
Empery Asset Management, LP(5)	2,857,143	7.7%
All directors and executive officers as a group (6 persons)	17,704,067	48.0%
________________________
(1)
Except as otherwise provided herein, each person named herein as a beneficial owner of securities has sole voting and investment power as to such securities and such person’s address is c/o 59 K. Karamanli Street, Maroussi, 15125, Greece.

(2)	Based upon 36,858,129 common shares outstanding as of February 25, 2021.

(3)
Valentios (“Eddie”) Valentis is a 100% stockholder of Maritime Investors Corp. (“Maritime Investors”) and shares voting and investment power with Maritime Investors of the 17,545,030 shares of our common stock held by it.  Mr. Valentis’ percentage share ownership was reduced from 80.8% to 47.6% as a result of shares issued in connection with the Private Placement Transaction.

(4)
Each of Messrs Lytras and Williams received 11,074 restricted shares of our common stock in March 2016 as an award under our EIP. In addition, Mr. Williams also received 200,000 restricted shares of our common stock in November 2017 as an award under our EIP.

(5)	Based solely upon the Schedule 13G filed on February 25, 2021. Empery also has 160,000 shares of common stock issuable upon the conversion of Warrants.

*	Less than 1% of our outstanding shares of common stock.

As of February 25, 2021, we had 1,217 shareholders of record, 120 of which were located in the United States and held an aggregate of 21,545,120 shares of our common stock, representing 58.45% of our outstanding shares of common stock. However, one of the U.S. shareholders of record is Cede & Co., a nominee of The Depository Trust Company, which held 10,114,797 shares of our common stock as of February 25, 2021. Accordingly, we believe that the shares held by Cede & Co. include shares of common stock beneficially owned by both holders in the United States and non-U.S. beneficial owners.

SELLING STOCKHOLDERS
In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of the shares of common stock issued to the selling stockholders in the Securities Purchase Agreement, dated February 17, 2021 between Pyxis Tankers Inc. and each purchaser identified on the signature page thereto.  The common stock being offered by the selling stockholders was previously issued to the selling stockholders in connection with the Private Placement Transaction.  See “Prospectus Summary—Recent Developments—Private Placement Transaction”.  We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of securities of the Company, the selling stockholders have not had any material relationship with us within the past three years.
The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The selling stockholders identified below may currently hold or acquire our common shares in addition to those registered hereby. In addition, the selling stockholders identified below may sell, transfer, assign or otherwise dispose of some or all of their common shares in private placement transactions exempt from or not subject to the registration requirements of the Securities Act. Under the terms of certain of the Warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as elected by the selling stockholder, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on information provided to the Company by the selling stockholder. The third column lists the shares of common stock being offered under this prospectus by the selling stockholders. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. The selling stockholders may actually sell all, some or none of their shares in this offering. See “Plan of Distribution”.
Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Outstanding Shares Owned Following This Offering (8)
Empery Asset Master, LTD (1)	1,800,776	1,721,000	79,776	*
Empery Tax Efficient, LP (2)	511,860	486,004	25,856	*
Empery Tax Efficient III, LP (3)	704,507	650,139	54,368	*
FiveT Capital Holding AG (4)	2,857,143	2,857,143	0	*
Hudson Bay Master Fund Ltd. (5)	3,115,843	2,857,143	258,700	*
CVI Investments, Inc. (6)	3,093,418	2,857,143	236,275	*
Altium Growth Fund, LP (7)	3,115,743	2,857,143	258,600	*
Total		14,285,715
*	Less than 1%
**
For purposes of calculating beneficial ownership, we have assumed the exercise of any warrants held by the selling stockholders, without regard to any limitations on exercises and is otherwise determined in accordance with Rule 13d-3 under the Exchange Act. Under such rule, beneficial ownership includes any shares over which the selling stockholder has sole or shared voting power or investment power and any shares that the selling stockholder has the right to acquire within 60 days of such date through the exercise of any options or other rights. The percentage of shares beneficially owned is based on 36,858,129 shares of our common stock outstanding at the close of business on February 25, 2021.

(1)
Includes 79,776 Warrants that are exercisable into 79,776 shares of Company. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd ("EAM"), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(2)
Includes 25,856 Warrants that are exercisable into 25,856 shares of Company. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP ("ETE"), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(3)
Includes 54,368 Warrants that are exercisable into 54,368 shares of Company.  Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP ("ETE III"), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(4)
The business address of FiveT Capital Holding AG is Allmendstrasse 140, 8041 Zurich, Switzerland. Johannes Minho Roth directly or indirectly alone or with others has power to vote or dispose of the common shares registered pursuant to this registration statement.

(5)
Includes 10,000 Series A Preferred Shares and 80,000 Warrants that are exercisable into 258,600 shares of Company, as well as 100 common shares.  Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(6)
Includes 8,750 Series A Preferred Shares and 80,000 Warrants that are exercisable into 236,275 shares of Company.  Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI.  Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc.is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the registration statement of common shares purchased by the selling stockholders.

(7)
Includes 10,000 Series A Preferred Shares and 80,000 Warrants that are exercisable into 258,600 shares of Company The business address of Altium Growth Fund, LP is 152 West 57 Street, FL 20, New York, NY 10019. Jacob Gottlieb directly or indirectly alone or with others has power to vote or dispose of the common shares registered pursuant to this registration statement.

(8)
Based on 36,858,129 common shares issued and outstanding as of February 25, 2021, and assuming the selling stockholder sells all common shares offered pursuant to this prospectus and no common shares are issued pursuant to other outstanding warrants of the Company.

DESCRIPTION OF CAPITAL STOCK
We are a corporation organized under the laws of the Republic of the Marshall Islands and are subject to the provisions of Marshall Islands law. Our authorized capital stock consists of 450,000,000 shares of common stock, par value $0.001 per share, of which 36,858,129 shares are issued and outstanding as of February 25, 2021 and 50,000,000 shares of preferred stock, par value $0.001 per share, 159,051 shares of Series A Preferred Stock were outstanding as of February 25, 2021. All of our shares of stock are in registered form. There are no limitations on the rights to own securities, including the rights of non-resident or foreign stockholders to hold or exercise voting rights on the securities, imposed by Marshall Islands law or by our Articles of Incorporation or Bylaws.
The following is a description of the material terms of our Articles of Incorporation and Bylaws. Please see our Articles of Incorporation and Bylaws, copies of which have been filed as Exhibits 3.1 and 3.2, respectively, to our Registration Statement on Form F-4 (File No. 333-203598) filed with the Commission on April 23, 2015 and our Annual Report for the year ended December 31, 2019 filed with the Commission on March 31, 2020 (“2019 Annual Report”). The information contained in the above referenced exhibits and under the heading “Item 10. Additional Information—Memorandum and Articles of Association” in the 2019 Annual Report is incorporated by reference herein.  Other than our securities issued in the Private Placement Transaction, the Series A Preferred Share and Warrants Transaction and 324,941 common shares issued for partial interest payments under the Promissory Note with Maritime Investors and as otherwise disclosed in our 2019 Annual Report and our unaudited consolidated financial statements as of and for the six months ended June 30, 2020, which are incorporated by reference herein, there have been no material securities issuances.
Purpose
Our purpose, as stated in our Articles of Incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA.
Authorized Capital Stock
Common Stock
Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of our common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock are entitled to receive pro rata the remaining assets available for distribution. Holders of our common stock do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions.
Preferred Stock
Our board of directors has the authority to authorize the issuance from time to time of one or more classes of preferred stock with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by our board of directors providing for the issuance of such preferred stock. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.

Directors
Our directors are elected by a plurality of the votes cast at a meeting of stockholders entitled to vote. There is no provision for cumulative voting.
Directors are elected annually on a staggered basis. There are three classes of directors; each class serves a separate term length. Our board of directors has the authority to, in its discretion, fix the amounts which shall be payable to members of the board of directors and to members of any committee for attendance at the meetings of the board of directors or of such committee and for services rendered to us.
Certain Provisions of Our Articles of Incorporation and Bylaws
Certain provisions of Marshall Islands law and our Articles of Incorporation and Bylaws could make the acquisition of us by means of a tender offer, a proxy contest, or otherwise, and the removal of our incumbent officers and directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to work with our management.
Our Articles of Incorporation and Bylaws include provisions that:
•	allow our board of directors to issue, without further action by the stockholders, up to 50,000,000 shares of undesignated preferred stock;
•	prohibit cumulative voting in the election of directors;
•	provide for a classified board of directors with staggered, three year terms;
•	prohibit stockholder action by written consent unless such consent is signed by all stockholders entitled to vote on the action;
•
authorize the removal of directors only for cause and only upon the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock cast at an annual meeting of stockholders;

•	require that special meetings of our stockholders be called only by a majority of our board of directors or the chairman of the board; and
•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders.
Our Articles of Incorporation also prohibit us from engaging in any “Business Combination” with any “Interested Shareholder” (as such terms are explained further below) for a period of three years following the date the stockholder became an Interested Shareholder, unless:
•	prior to such time, our board of directors approved either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Shareholder;
•
upon consummation of the transaction which resulted in the stockholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•
at or subsequent to such time, the Business Combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock that is not owned by the Interested Shareholder; or

•	the stockholder became an Interested Shareholder prior to March 23, 2015.
These restrictions shall not apply if:
•
a stockholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between Pyxis and such stockholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

•
the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of our board of directors then in office (but not less than one) who were directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

(a) a merger or consolidation of Pyxis (except for a merger in respect of which, pursuant to the BCA, no vote of our stockholders is required);
(b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of Pyxis or of any direct or indirect majority-owned subsidiary of Pyxis (other than to any direct or indirect wholly-owned subsidiary or to Pyxis) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of Pyxis determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

(c) a proposed tender or exchange offer for 50% or more of our outstanding voting shares.

Our Articles of Incorporation define a “Business Combination” to include:
•
any merger or consolidation of Pyxis or any direct or indirect majority-owned subsidiary of Pyxis with (i) the Interested Shareholder or any of its affiliates, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder;

•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of Pyxis, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of Pyxis or of any direct or indirect majority-owned subsidiary of Pyxis which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of Pyxis determined on a consolidated basis or the aggregate market value of all the outstanding shares;

•
any transaction which results in the issuance or transfer by Pyxis or by any direct or indirect majority-owned subsidiary of Pyxis of any shares, or any share of such subsidiary, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a merger with a direct or indirect wholly-owned subsidiary of Pyxis solely for purposes of forming a holding company; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by Pyxis to purchase shares made on the same terms to all holders of said shares; or (E) any issuance or transfer of shares by Pyxis; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of the any class or series of shares;

•
any transaction involving Pyxis or any direct or indirect majority-owned subsidiary of Pyxis which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

•
any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a stockholder of Pyxis), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted above) provided by or through Pyxis or any direct or indirect majority-owned subsidiary.

Our Articles of Incorporation define an “Interested Shareholder” as any person (other than Pyxis, Maritime Investors and any direct or indirect majority-owned subsidiary of Pyxis or Maritime Investors and its affiliates) that:
•	is the owner of 15% or more of our outstanding voting shares; or
•
is an affiliate or associate of Pyxis and was the owner of 15% or more of the outstanding voting shares of Pyxis at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by Pyxis; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional shares of voting shares of Pyxis, except as a result of further Company action not caused, directly or indirectly, by such person.

Stockholder Meetings
Under our Bylaws, annual stockholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special stockholder meetings may be called at any time by the majority of our board of directors or the chairman of the board. No business may be conducted at the special meeting other than the business brought before the special meeting by the majority of our board of directors or the chairman of the board. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting.

Interested Transactions
Our Bylaws provide that no contract or transaction between us and one or more of our directors or officers, or between us and any other corporation, partnership, association or other organization in which one or more of its directors or officers are our directors or officers, or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes the contract or transaction or solely because his or her or their votes are counted for such purpose, if (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to our board of directors or its committee and our board of directors or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of the board of directors as provided in the BCA, by unanimous vote of the disinterested directors; (ii) the material facts as to the relationship or interest are disclosed to the stockholders, and the contract or transaction is specifically approved in good faith by the vote of the stockholders; or (iii) the contract or transaction is fair to us as of the time it is authorized, approved or ratified, by our board of directors, its committee or the stockholders.
Registrar and Transfer Agent
The registrar and transfer agent for our common stock is VStock Transfer, LLC.
Listing
Our common stock is currently listed on Nasdaq Capital Market under the symbol “PXS.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Amended and Restated Head Management Agreement with Maritime
The operations of our vessels are managed by Maritime, an affiliated ship management company, under our Head Management Agreement dated August 5, 2015 and separate management agreements with each of our vessel-owning subsidiaries. Under the Head Management Agreement, Maritime is either directly responsible for or oversees all aspects of ship management for us and our fleet. Under that agreement, Maritime also provides administrative services to us, which include, among other things, the provision of the services of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Secretary, one or more internal auditor(s) and a secretary, as well as use of office space in Maritime’s premises. As part of the ship management services, Maritime provides us and our vessels with the following services: commercial, sale and purchase, provisions, insurance, bunkering, operations and maintenance, dry-docking and newbuilding construction supervision. Maritime also supervises the crewing and technical management performed by ITM for all our vessels. For more information about the Head Management Agreement and ship management agreements with Maritime, please see “Business – Management of Ship Operations, Administration and Safety – Head Management Agreement and Ship Management Agreements with Maritime.”
Maritime also currently manages one vessel, Pyxis Lamda, owned by a party affiliated with Mr. Valentis, our founder and Chief Executive Officer.
The following amounts were charged by Maritime to us during the years ended December 31, 2017, 2018 and 2019, as well as the nine months ended September 30, 2020:
	Year Ended December 31,			Nine Months Ended September 30,
(In thousands of U.S. dollars)	2017	2018	2019	2020
Charter hire commissions	$368	$354	$351	$218
Ship-Management Fees	712	720	724	484
Administration fees	1,600	1,618	1,628	1,222
Total	$2,680	$2,692	$2,703	$1,924

Promissory Note issued to Maritime Investors
On October 28, 2015, we issued a promissory note in the amount of $2.5 million in favor of Maritime Investors in connection with its election to receive a portion of the merger true-up shares in the form of a promissory note. The promissory note also includes amounts due to Maritime Investors for the payment of $0.6 million by Maritime Investors to LookSmart, representing the cash consideration of the merger, and the amounts that allowed us to pay miscellaneous transactional costs. The promissory note had a maturity of January 15, 2017 and an interest rate of 2.75% per annum. The original promissory note was amended on August 9, 2016 and March 7, 2017, in each case to extend the maturity, and subsequently amended and restated on December 29, 2017 in order to, among other things, increase the principal amount to $5.0 million (the “Amended and Restated Promissory Note”). The Amended and Restated Promissory Note was subsequently amended on June 29, 2018 to extend the maturity date.  On May 14, 2019, we entered into a second amendment to the Amended and Restated Promissory Note. This amendment (i) extended the maturity date to January 15, 2024, and (ii) increased the annual interest rate to 9.0% (of which 4.5% is payable in cash quarterly in arrears and 4.5% payable in the Company’s restricted common stock) per annum on a daily basis from April 1, 2019 until the Amended and Restated Promissory Note is paid in full. Otherwise, the annual interest rate of 9% shall continue to be paid in cash or in the afore-mentioned combination of cash and shares on a quarterly basis, at the Company’s option. During the year ended December 31, 2019 and up to January 4, 2021, we issued 95,262 and 324,941 common shares, respectively, to settle the annual interest charged under the Amended and Restated Promissory Note.
Under the terms of the credit facility agreement of one of our subsidiaries, Eighthone Corp. with EntrustGlobal (the “Credit Facility”), no repayment of principal under the Amended and Restated Promissory Note may be made while any PIK interest or Principal Deficiency Amount is outstanding under the Credit Facility. After the repayment restrictions on the Amended and Restated Promissory Note have been lifted per the Credit Facility, the Company, at its option, may continue to pay interest on the Amended and Restated Promissory Note in the afore-mentioned combination of cash and shares or pay all interest costs in cash.
Maritime Advances
At December 31, 2019, Maritime had extended $6.8 million of advances which we used to pay various operating costs, debt service and other obligations. The advances to/from with Maritime are interest free and with no specific repayment terms. Through September 30, 2020, amounts due to Maritime were repaid and the balance due from Maritime as at September 30, 2020, amounted to $1.2 million which was used to prepay management fees and reimburse the managers for certain vessel dry docking costs.

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS
Our corporate affairs are governed by our third amended and restated articles of incorporation, amended and restated bylaws and the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. Further, the Marshall Islands lacks a bankruptcy statute, and in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Company, the bankruptcy laws of the United States or of another country having jurisdiction over the Company would apply. The following table provides a comparison between certain statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.
Marshall Islands	Delaware

Shareholder Meetings

Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held within or without the Marshall Islands.	May be held within or without Delaware.

Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting. Notice of a special meeting shall also state the purpose for which the meeting is called.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally, sent by mail or by electronic mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Unless otherwise provided in the articles of incorporation, any action required to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Merger or Consolidation

Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting.
Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.

Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.

Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.

Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.

Directors

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
The number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.
If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate.

Removal:	Removal:

Any or all of the directors may be removed for cause by vote of the shareholders.	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may effect removal of any or all directors only for cause.

Dissenters’ Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares shall not be available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting shareholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is offered for consideration is (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

•	Alters or abolishes any preferential right of any outstanding shares having preference; or

•	Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

•	Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

•	Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholder’s Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.
Other requirements regarding derivative suits have been created by judicial decision, including that a shareholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile).

Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands.

Reasonable expenses including attorney’s fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of outstanding shares or holds voting trust certificates or a beneficial interest in shares representing less than 5% of any class of such shares and the shares, voting trust certificates or beneficial interest of such plaintiff has a fair value of $50,000 or less.

TAXATION
The following discussion summarizes certain U.S. federal income tax considerations that may be applicable to “U.S. Holders” and “non-U.S. Holders” (each as defined below) with respect to the purchase, ownership, sale, exchange or disposition of the Series A Preferred Shares and with respect to the purchase, ownership, exercise, lapse, sale or other disposition of the Warrants offered under this prospectus. This discussion only applies to purchasers who purchase Units as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of the Series A Preferred Shares or Warrants in light of its particular circumstances.
This discussion is based upon provisions of the Code, the Treasury Regulations, promulgated thereunder and rulings and judicial decisions all as of the date hereof, and all of which may change, perhaps retroactively, potentially resulting in U.S. federal income tax consequences different from those summarized below. This discussion does not address all aspects of U.S. federal income taxation (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of the Series A Preferred Shares in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or a holder of the Series A Preferred Shares who is subject to special treatment under U.S. federal income tax laws (including, a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, a tax-exempt entity, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding the Series A Preferred Shares as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax or the “base erosion and anti-avoidance” tax, a person required to recognize income for U.S. federal income tax purposes no later than when such income is reported on an “applicable financial statement”, an insurance company, former U.S. citizens or former long-term U.S. residents aliens, persons who own, directly or constructively, 10% or more of our equity).
If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the Series A Preferred Shares or Warrants, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the Series A Preferred Shares or Warrants, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Series A Preferred Shares and the holding, exercising, letting lapse or disposing of the Warrants.
You should consult your own independent tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of these securities, as well as any tax consequences arising under the laws of any other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
U.S. Holders
Subject to the qualifications set forth above, the following discussion summarizes certain U.S. federal income tax considerations that may relate to the purchase, ownership and disposition of the Series A Preferred Shares by “U.S. Holders” and the purchase, ownership, exercise, lapse, sale or other disposition of the Warrants by “U.S. Holders.”  You are a “U.S. Holder” if you are a beneficial owner of Series A Preferred Shares or Warrants and you are for U.S. federal income tax purposes;
•	an individual citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Allocation of Purchase Price and Characterization of a Unit
No statutory, administrative or judicial authority directly addresses the treatment of a Unit or instruments similar to a Unit for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. The acquisition of a Unit should be treated for U.S. federal income tax purposes as the acquisition of one Series A Preferred Shares and one Warrant. For U.S. federal income tax purposes, each holder of a Unit must allocate the purchase price paid by such holder for such Unit between the Series A Preferred Share and the Warrant based on the relative fair market value of each at the time of issuance. Under U.S. federal income tax law, each investor must make his or her own determination of such value based on all the relevant facts and circumstances. Therefore, we strongly urge each investor to consult his or her tax adviser regarding the determination of value for these purposes. The price allocated to each Series A Preferred Share and Warrant should be the shareholder’s tax basis in such Series A Preferred Share and Warrant, as the case may be. Any disposition of a Unit should be treated for U.S. federal income tax purposes as a disposition of the Series A Preferred Share and the Warrant comprising the Unit, and the amount realized on the disposition should be allocated between the Series A Preferred Share and the Warrant based on their respective relative fair market values at the time of disposition (as determined by each such Unit holder based on all relevant facts and circumstances). The separation of the Series A Preferred Share and the Warrant comprising a Unit should not be a taxable event for U.S. federal income tax purposes.
The foregoing treatment of the Series A Preferred Share and the Warrant and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the tax consequences of an investment in a Unit (including alternative characterizations of a Unit). The balance of this discussion assumes that the characterization of the Units described above is respected for U.S. federal income tax purposes.
Distributions in General.
Subject to the discussion below of the rules applicable to PFICs, any distributions to a U.S. Holder made by us with respect to the Series A Preferred Shares generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its Series A Preferred Shares and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions they receive from the Issuer because the Issuer is not a U.S. corporation. Dividends received with respect to the Series A Preferred Shares generally will be treated as non-U.S. source “passive category income” for purposes of computing allowable foreign tax credits for United States federal income tax purposes.
Dividends paid on Series A Preferred Shares to a U.S. Holder who is an individual, trust or estate, which we refer to as a U.S. Individual Holder, will generally be treated as “qualified dividend income” that is taxable to such U.S. Individual Holders at preferential tax rates provided that (1) the Series A Preferred Shares is readily tradable on an established securities market in the United States (such as the NYSE, on which the Series A Preferred Shares is expected to be listed); (2) SFL Parent is not a passive foreign investment company, or PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (see discussion below); and (3) the U.S. Individual Holder has owned the Series A Preferred Shares for more than 60 days in the 121-day period beginning 60 days before the date on which it becomes ex-dividend.  It is noted that if the Issuer, rather than SFL Parent, were treated as the issuer of the Series A Preferred Shares for U.S. federal income tax purposes, any dividends paid with respect to the Series A Preferred Shares would likely not be treated as “qualified dividend income.” U.S. Individual Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to Series A Preferred Shares.
Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.
Special rules may apply to any amounts received in respect of the Series A Preferred Shares that are treated as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to a Series A Preferred Shares that is equal to or in excess of 5% of the holder’s adjusted tax basis (or fair market value upon such holder’s election). In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20% of the holder’s adjusted tax basis (or fair market value).

Sale, Exchange, or Other Disposition of Series A Preferred Shares.
Subject to the discussion below of the rules applicable to PFICs, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of the Series A Preferred Shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such stock. The U.S. Holder’s initial tax basis in its Series A Preferred Shares generally will be the U.S. Holder’s purchase price for the stock and that tax basis will be reduced (but not below zero) by the amount of any distributions on the units that are treated as non-taxable returns of capital. Such gain or loss will generally be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Non-corporate U.S. Holders may be eligible for preferential rates of United States federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S.-source income or loss, as applicable, for United States foreign tax credit purposes.
A redemption of the Series A Preferred Shares by SFL Parent will generally be treated as a sale of such stock for U.S. federal income tax purposes, the U.S. federal income tax consequences of which is described in the preceding paragraph.
Sale, Exchange or other Disposition of Warrants
Assuming we do not constitute a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of Warrants in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such Warrants. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the Warrants is greater than one year at the time of the sale, exchange or other disposition. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.
U.S. Federal Income Tax Treatment of the Warrants
Neither we nor a U.S. Holder of a Warrant will recognize gain or loss as a result of the U.S. Holder’s receipt of our common shares upon exercise of a Warrant. A U.S. Holder’s adjusted tax basis in the common shares received will be an amount equal to the sum of (i) the U.S. Holder’s adjusted tax basis in the Warrant exercised and (ii) the amount of the exercise price for the Warrant. If the Warrants lapse without being exercised, the U.S. Holder will recognize capital loss in the amount equal to the U.S. Holder’s adjusted tax basis in the Warrants. A U.S. Holder’s holding period for common shares received upon exercise of a Warrant will commence on the date the Warrant is exercised.
The exercise price of a Warrant is subject to adjustment under certain circumstances. If an adjustment increases a proportionate interest of the holder of a Warrant in the fully diluted common shares without proportionate adjustments to the holders of our common shares, U.S. Holder of the Warrants may be treated as having received a constructive distribution, which may be taxable to the U.S. Holder as a dividend.
The tax consequences of holding and disposing of our common shares is discussed above, substituting common shares for each reference to Series A Preferred Shares. U.S. Holders of our Warrants should also carefully review the section titled “Passive Foreign Investment Company Rules” as a U.S. Holder generally will not be able to make a QEF election with respect to the Warrants if we are a PFIC.

Consequences of Owning Shares in a passive foreign investment company, or “PFIC.”
Special U.S. federal income tax rules apply to a U.S. Holder that holds stock, or is treated as holding stock by application of certain attribution rules (for instance, treating options or warrants as stock), in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our Series A Preferred Shares, common shares or Warrants, either:
•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or
•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.
For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services should not constitute passive income. By contrast, rental income, which includes bareboat hire, would generally constitute “passive income” unless we are treated under specific rules as deriving rental income in the active conduct of a trade or business.
Based on our current operations and future projections, we do not believe that we are or have been a PFIC during our 2019 taxable year, nor do we expect to become a PFIC with respect to our 2020 taxable year or any future taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, we believe that such income does not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the Internal Revenue Service or a court could disagree with this position. In addition, although we intend to conduct our affairs in a manner so as to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations will not change in the future.
As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder of our Series A Preferred Shares (but not our Warrants) makes an election to treat us as a “Qualified Electing Fund,” which election is referred to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder of our Series A Preferred Shares (but not our Warrants) should be able to make a “mark-to-market” election with respect to the Series A Preferred Shares, as discussed below. In addition, if we were to be treated as a PFIC, a U.S. Holder would be required to file an IRS Form 8621 with respect to such holder’s Series A Preferred Stock.
Taxation of U.S. Holders Making a Timely QEF Election.
If a U.S. Holder makes a timely QEF election (or an “Electing Holder”), then, for United States federal income tax purposes, such Electing Holder must report as income for its taxable year its pro rata share of the Issuer’s ordinary earnings and net capital gain, if any, for our taxable years that end with or within the taxable year for which such Electing Holder is reporting, regardless of whether or not the Electing Holder received distributions from the Issuer in that year. The Electing Holder’s adjusted tax basis in the Series A Preferred Shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in the Series A Preferred Shares and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of the Series A Preferred Shares. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its United States federal income tax return. We will provide each U.S. Holder with the information necessary to make the QEF election described above, although there can be no assurances that we will be able to provide such information annually.

Taxation of U.S. Holders Making a Mark-to-Market Election.
Alternatively, if, as we anticipate, the Series A Preferred Shares are treated as “marketable stock,” a U.S. Holder would be permitted to make an election to mark-to-market its Series A Preferred Shares (the “Mark-to-Market Election”), provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations.  If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the Series A Preferred Shares at the end of the taxable year over such holder’s adjusted tax basis in the Series A Preferred Shares.  The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the Series A Preferred Shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the Mark-to-Market Election.  A U.S. Holder’s tax basis in its Series A Preferred Shares would be adjusted to reflect any such income or loss amount.  Gain realized on the sale, exchange or other disposition of Series A Preferred Shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the Series A Preferred Shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder.
Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election.
A U.S. Holder that does not make either a QEF election or a Mark-to-Market Election for that year (or a “Non-Electing Holder”) would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on the Series A Preferred Shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the Series A Preferred Shares), and (2) any gain realized on the sale, exchange or other disposition of the Series A Preferred Shares. Under these special rules:
•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the Series A Preferred Shares;
•
the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

United States Federal Income Taxation of Non-U.S. Holders
A beneficial owner of the Series A Preferred Shares (other than a partnership or an entity or arrangement treated as a partnership for United States federal income tax purposes) or Warrants that is not a U.S. Holder is referred to as a Non-U.S. Holder. If you are a partner in a partnership (or an entity or arrangement treated as a partnership for United States federal income tax purposes) holding the Series A Preferred Shares, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of the Series A Preferred Shares.
Distributions
Distributions we pay to a Non-U.S. Holder will not be subject to United States federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a United States trade or business. If the Non-U.S. Holder is engaged in a United States trade or business, our distributions will generally be subject to United States federal income tax, on a net income basis at the regular graduated rates, to the extent they constitute income effectively connected with the Non-U.S. Holder’s United States trade or business. However, distributions paid to a Non-U.S. Holder that is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a United States permanent establishment maintained by the Non-U.S. Holder. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items.

Disposition of Series A Preferred Shares or Warrants.
In general, a Non-U.S. Holder is not subject to United States federal income tax or withholding tax on any gain resulting from the disposition of the Series A Preferred Shares or Warrants provided the Non-U.S. Holder is not engaged in a United States trade or business. A Non-U.S. Holder that is engaged in a United States trade or business will be subject to United States federal income tax, on a net income basis at the regular graduated rates, in the event the gain from the disposition of stock is effectively connected with the conduct of such United States trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. However, even if not engaged in a United States trade or business, individual Non-U.S. Holders may be subject to tax on gain (which may be offset by U.S. source capital losses of the Non-U.S. Holder, even though the individual is not considered a resident of the United States, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses) resulting from the disposition of the Series A Preferred Shares or Warrants if they are present in the United States for 183 days or more during the taxable year in which the stock is disposed and meet certain other requirements.
Non-U.S. Holders subject to United States federal income tax should consult their own tax advisors regarding the tax consequences of an investment in the Series A Preferred Shares or Warrants.
U.S. Federal Income Tax Treatment of the Warrants
A Non-U.S. Holder of a Warrant will not be subject to adverse U.S. federal income tax consequences as a result of the acquisition, exercise, lapse or disposition of a Warrant provided the Non-U.S. Holder is not engaged in a United States trade or business.
Information reporting and backup withholding.
In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of a disposition of the Series A Preferred Shares will be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or
•	in certain circumstances, fails to comply with applicable certification requirements.
Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or W-8IMY (or applicable successor forms) together with all applicable certifications and statements, as applicable.
Backup withholding is not an additional tax. Rather, a shareholder generally may obtain a credit for any amount withheld against its liability for United States federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a United States federal income tax return with the IRS.
Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain United States entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, the Series A Preferred Shares, unless the shares held through an account maintained with a United States financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a United States entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of United States federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged to consult their own tax advisors regarding their reporting obligations under this legislation.

U.S. Federal Income Taxation of the Company
Operating Income
Unless exempt from U.S. federal income taxation under Section 883 of the Code or under an applicable U.S. income tax treaty, a foreign corporation that earns only shipping income is generally subject to U.S. federal income taxation under one of two alternative tax regimes: (i) the 4% gross basis tax or (ii) the net basis tax and branch profits tax. For this purpose, shipping income includes income from (i) the use of a vessel, (ii) hiring or leasing of a vessel for use on a time, operating or bareboat charter basis or (iii) the performance of services directly related to the use of a vessel (and thus includes spot, time and bareboat charter income). We anticipate that we will earn substantially all our shipping income from the chartering or employment of vessels for use on a spot or time charter basis; we may also, in the future, place one or more of our vessels in pooling arrangements or on bareboat charters.
The U.S.-source portion of shipping income is 50% of the income attributable to voyages that begin or end, but not both begin and end, in the United States. Generally, no amount of the income from voyages that begin and end outside the United States is treated as U.S. source, and consequently none of the shipping income attributable to such voyages is subject to the 4% gross basis tax. Although the entire amount of shipping income from voyages that both begin and end in the United States would be U.S. source, we are not permitted by United States law to engage in voyages that both begin and end in the United States and therefore we do not expect to have any U.S.-source shipping income.
The Republic of Malta in place with the United States of America both an order for the relief from double taxation in relation to the taxation of income derived from the international operation of ships as well as a Convention for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income has an income tax treaty with the United States, but the Republic of the Marshall Islands does not have an income tax treaty with the United States. Accordingly, income earned by our subsidiaries organized under the laws of the Republic of Malta, but not by us or our subsidiaries organized under the laws of the Republic of the Marshall Islands, may qualify for a treaty-based exemption.
The 4% Gross Basis Tax
The United States imposes a 4% U.S. federal income tax on a foreign corporation’s gross U.S.- source shipping income to the extent such income is not treated as effectively connected with the conduct of a U.S. trade or business. As a result of the 50% sourcing rule discussed above, the effective tax is 2% of the gross income attributable to voyages beginning or ending in the United States.
The Net Basis Tax and Branch Profits Tax
We do not expect to engage in any activities in the United States or otherwise have a fixed place of business in the United States. Nonetheless, if this situation were to change or if we were to be treated as engaged in a U.S. trade or business, all or a portion of our taxable income, including gain from the sale of vessels, could be treated as effectively connected with the conduct of this U.S. trade or business (or “effectively connected income”). Any effectively connected income, net of allowable deductions, would be subject to U.S. federal corporate income tax (with the statutory rate currently being 21%). In addition, we also may be subject to a 30% “branch profits” tax on earnings effectively connected with the conduct of the U.S. trade or business (as determined after allowance for certain adjustments), and on certain interest paid or deemed paid that is attributable to the conduct of our U.S. trade or business. The 4% gross basis tax described above is inapplicable to income that is treated as effectively connected income. Our U.S.-source shipping income would be considered to be effectively connected income only if we have or are treated as having a fixed place of business in the United States involved in the earning of U.S.-source shipping income and substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation (such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States). Based on our intended mode of shipping operations and other activities, we do not expect to have any effectively connected income. In the absence of exemption from tax under Section 883 of the Code (and/or, only in the case of income earned by our subsidiaries organized under the laws of the Republic of Malta, the applicable exemption, under the aforementioned order for double taxation relief in relation to the taxation of income derived from the international operation of ships and/or the income tax treaty between the United States and the Republic of Malta), our gross U.S. source shipping income would be subject to the 4% U.S. federal income tax imposed, described above.

The Section 883 Exemption
The 4% gross basis tax, the net basis tax and the branch profits tax described above are inapplicable to shipping income that qualifies for exemption under Section 883 of the Code (the “Section 883 Exemption”). A foreign corporation will qualify for the Section 883 Exemption if:
•
it is organized in a “qualified foreign country,” which is a country outside the United States that grants an equivalent exemption from tax to corporations organized in the United States (an “equivalent exemption”);

•
it satisfies one of the following two ownership tests (discussed in more detail below): (A) more than 50% of the value of its shares is beneficially owned, directly or indirectly, by “qualified shareholders” (the “50% Ownership Test”); or (B) its shares are “primarily and regularly traded on an established securities market” in a qualified foreign country or in the United States (the “Publicly-Traded Test.”); and

•	it meets certain substantiation, reporting and other requirements (which include the filing of U.S. income tax returns).
For our 2019 taxable year, we and three of our subsidiaries that earn shipping income were organized under the laws of the Republic of the Marshall Islands. Effective March 1, 2018, three of our subsidiaries that earn shipping income domiciled to the Republic of Malta. We and three of our subsidiaries that earn shipping income are organized under the laws of the Republic of the Marshall Islands. The U.S. Treasury recognizes each of the Republic of the Marshall Islands and the Republic of Malta as a country that grants an equivalent exemption and thus is a qualified foreign country. Therefore, if we and our subsidiaries satisfy the 50% Ownership Test or Publicly-Traded Test for a taxable year, and otherwise comply with applicable substantiation and reporting requirements, we will be exempt from U.S. federal income tax for that taxable year with respect to our U.S.-source shipping income.
In respect of our subsidiaries organized under the laws of the Republic of Malta, we believe in any case that we may rely on the applicable treaty exemption provided for in the aforementioned order for double taxation relief in relation to the taxation of income derived from the international operation of ships and/or the tax treaty in place between the U.S. and the Republic of Malta and thus need not satisfy the aforementioned criteria for exemption as set out in Section 883 of the Code
The 50% Ownership Test
For purposes of the 50% Ownership Test, “qualified shareholders” include: (i) individuals who are “residents” (as defined in the Treasury regulations promulgated under Section 883 of the Code (the “Section 883 Regulations”) of qualified foreign countries, (ii) corporations organized in qualified foreign countries that meet the Publicly Traded Test (discussed below), (iii) governments (or subdivisions thereof) of qualified foreign countries, (iv) non-profit organizations organized in qualified foreign countries, and (v) certain beneficiaries of pension funds organized in qualified foreign countries, in each case, that do not beneficially own the shares in the foreign corporation claiming the Section 883 Exemption, directly or indirectly (at any point in the chain of ownership), in the form of bearer shares (as described in the Section 883 Regulations). For this purpose, certain constructive ownership rules under the Section 883 Regulations require looking through the ownership of entities to the owners of the interests in those entities. The foreign corporation claiming the Section 883 Exemption based on the 50% Ownership Test must obtain all the facts necessary to satisfy the IRS that the 50% Ownership Test has been satisfied (as detailed in the Section 883 Regulations) and must meet certain substantiation and reporting requirements.

The Publicly Traded Test
The Section 883 Regulations provide, in pertinent part, that shares of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common shares are “primarily traded” on the NASDAQ Capital Market, which is an established market for these purposes.
Under the Section 883 Regulations, our common shares would be considered to be “regularly traded” on an established securities market if one or more classes of our shares representing more than 50% of our outstanding stock, by both total combined voting power of all classes of stock entitled to vote and total value, are listed on such market, to which we refer as the “listing threshold.” Our common shares are listed on the NASDAQ Capital Market. Accordingly, we will satisfy the listing threshold.
The Section 883 Regulations also require that with respect to each class of stock relied upon to meet the listing threshold, (i) such class of stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or one-sixth of the days in a short taxable year (the “trading frequency test”); and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year must be at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year (the “trading volume test”). Even if this were not the case, the Section 883 Regulations provide that the trading frequency and trading volume tests will be deemed satisfied if such class of stock is traded on an established securities market in the United States and such shares are regularly quoted by dealers making a market in such shares, such as the NASDAQ on which our common shares are listed. For this purpose, a dealer makes a market in a stock only if the dealer regularly and actively offers to, and in fact does, purchase the stock from, and sell the stock to, customers who are not related to the dealer in the ordinary course.
Notwithstanding the foregoing, the Section 883 Regulations also provide, in pertinent part, that a class of shares will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under specified share attribution rules, on more than half the days during the taxable year by one or more persons who each own 5% or more of the vote and value of such class of outstanding stock (the “5% Override Rule”).
For purposes of being able to determine the persons who actually or constructively own 5% or more of the vote and value of common shares (or “5% shareholders”) the Section 883 Regulations permit us to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the SEC, as owning 5% or more of our common shares. The Section 883 Regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% shareholder for such purposes. Consistent with the Schedule 13D/A filed with the SEC on November 4, 2019, Mr. Valentis beneficially owned more than 5% of our common stock for all of the 2019 taxable year. Thus, we believe that the 5% Override Rule is triggered for the 2019 taxable year.
However, even if the 5% Override Rule is triggered, the Treasury regulations provide that the 5% Override Rule will nevertheless not apply if we can establish that within the group of 5% shareholders, qualified shareholders (as defined generally under the Section 883 Regulations and discussed above) own sufficient number of shares to preclude non-qualified shareholders in such group from owning 50% or more of our common shares for more than half the number of days during the taxable year. In this case, Mr. Valentis was the sole 5% shareholder for the 2019 taxable year and is a qualified shareholder for purposes of the Section 883 Regulations. Thus, we believe that the 5% Override Rule would be inapplicable.
Based on the foregoing, we intend to take the position that we and our subsidiaries satisfy both the 50% Ownership Test and the Publicly-Traded Test for the 2019 taxable year and intend to comply with the substantiation and reporting requirements that are applicable under Section 883 of the Code to claim the Section 883 Exemption. If in the 2020 or any future taxable year, the ownership of our shares of common stock changes, because, among other things, we can give no assurance that such shareholders are qualified shareholders or that a sufficient number of qualified shareholders will cooperate with us in respect of the applicable substantiation and reporting requirements, there can be no assurance that we will satisfy either the 50% Ownership Test or the Publicly Traded Test, in which case we and our subsidiaries would not qualify for the Section 883 Exemption for that taxable year and would be subject to U.S. federal tax as set forth in the above discussion (subject to only in the case of income earned by our subsidiaries organized under the laws of the Republic of Malta, the applicable exemption, under the aforementioned order for double taxation relief in relation to the taxation of income derived from the international operation of ships and/or the income tax treaty between the United States and the Republic of Malta).

Gain on Sale of Vessels
In general, regardless of whether we qualify for the Section 883 Exemption, we will not be subject to U.S. federal income tax with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. A sale of a vessel will generally be considered to occur outside of the U.S. for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. To the extent possible, we will attempt to structure any sale of a vessel so that it is considered to occur outside of the United States.
Certain Marshall Islands, Maltese and Greek Tax Law Considerations
For a discussion of certain Marshall Islands, Maltese, and Greek tax considerations, please see our most recently annual report on Form 20-F filed with the Commission.
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING, OR OTHERWISE DISPOSING OF THE PREFERRED STOCK AND OF THE ACQUIRING, HOLDING, EXERCISING OR DISPOSING OF THE WARRANTS.

PLAN OF DISTRIBUTION
Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The Company shall not be responsible for any of the selling stockholders’ selling costs incurred pursuant to any available method provided hereunder for selling securities.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
Commission registration fee	$2,105
Legal fees and expenses	80,000
Accounting fees and expenses	31,000
Miscellaneous	$4,495
Total	$117,600

LEGAL MATTERS
Certain legal matters in connection with the sale of the common shares offered hereby, including the legality thereof, are being passed upon for us by Seward & Kissel LLP, New York, New York.
EXPERTS
The consolidated financial statements of Pyxis Tankers Inc. appearing in Pyxis Tankers Inc.’s Annual Report (Form 20-F) for the year ended December 31, 2019 (including the financial statement schedule appearing therein), have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors Accountants S.A. is located at 8B Chimarras street, 151 25, Maroussi, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified Auditors Accountants (“SOEL”), Greece with registration number 107.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the Commission a registration statement on Form F-1 under the Securities Act, relating to the securities offered by this prospectus. The term registration statement on Form F-1 means the original registration statement on Form F-1 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment.  This prospectus does not contain all of the information set forth in the registration statement on Form F-1 we filed. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-1 is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement on Form F-1, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission as described below.
Government Filings
We file annual and special reports within the Commission. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Our filings are also available on our website at http://www.pyxistankers.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus. Further, other than as described below, the information contained in or accessible from the Commission’s website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE
The Commission allows us to “incorporate by reference” information that we file with, and furnish to, it. This means that we can disclose important information to you by referring you to those filed or furnished documents. The information incorporated by reference is considered to be a part of this prospectus. However, statements contained this prospectus or in documents that we file with or furnish to the Commission and that are incorporated by reference into this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed or furnished documents or reports that have been incorporated by reference into this prospectus, to the extent the new information differs from or is inconsistent with the old information.
We incorporate by reference in this prospectus the following documents filed with the Commission pursuant to the Exchange Act:
•
Report on Form 6-K furnished with the Commission on November 16, 2020, which contains financial results for the three and nine months ended September 30, 2020 (except for the commentary of our founder and Chief Executive Officer, Valentios Valentis).

•
Report on Form 6-K furnished with the Commission on August 10, 2020, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operations and the unaudited interim consolidated financial statements and related notes thereto for the Company, as of and for the six months ended June 30, 2020 (except for the commentary of our founder and Chief Executive Officer, Valentios Valentis).

•
Report on Form 6-K furnished with the Commission on June 3, 2020, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operations, as of and for the three months ended March 31, 2020 (except for the commentary of our founder and Chief Executive Officer, Valentios Valentis).

•
Reports on Form 6-K, filed with the Commission on April 24, 2020, May 11, 2020, July 2, 2020, July 9, 2020, October 13, 2020, October 26, 2020, November 2, 2020, December 4, 2020, December 30, 2020, February 2, 2021 and February 24, 2021.

•
Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on March 31, 2020, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with or furnished to the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus. You may obtain a copy of these documents by writing or telephoning us at the following address:
Pyxis Tankers Inc.
59 K. Karamanli Street
Maroussi 15125
Greece
+30 210 638 0200

Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of Nasdaq, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PYXIS TANKERS INC.

PROSPECTUS

                 , 2021

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 6.     Indemnification of Directors and Officers
I.      Article 8, Section 1 of the Bylaws of the registrant provides that:
Any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another, partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Corporation shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification under this section. Any repeal or modification of this Article VIII shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
II.    Section 60 of the BCA provides as follows:
Indemnification of directors and officers:
(1)
Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)
Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

III.     Indemnification Agreements
The registrant has entered, and expects to continue to enter, into agreements to indemnify its directors, executive officers and other employees as determined by the registrant’s board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The registrant believes that the provisions in its Bylaws and indemnification agreements described above are necessary to attract and retain talented and experienced officers and directors.
Item 7.     Recent Sales of Unregistered Securities.
On December 6, 2017, the registrant entered into a securities purchase agreement with certain accredited investors (the “Investors”), pursuant to which the registrant, in a private placement pursuant to Section 4(a)(2) of the Securities Act, agreed to issue and sell to the Investors an aggregate of 2,400,000 common shares at a price of $2.00 per share (the “Private Placement”). The net proceeds received from the Private Placement were used for general corporate purposes.
On July 2, 2019 and October 1, 2019, the registrant issued 54,462 and 40,800 restricted common shares, respectively, to settle, in each case, approximately $56,000 of quarterly interest due on the Amended and Restated Promissory Note, pursuant to Section 4(a)(2) of the Securities Act.
On January 2, 2020, April 3, 2020  and July 1, 2020, the registrant issued 50,188, 71,007 and 68,410 restricted common shares, respectively, to settle, in each case, approximately $56,000 of quarterly interest due on the Amended and Restated Promissory Note, pursuant to Section 4(a)(2) of the Securities Act.

Item 8.     Exhibits and Financial Statement Schedules
(a)     Exhibits
     The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits.
(b)     Financial Statements
     The financial statements incorporated by reference into this registration statement are listed in the index to the financial statements immediately preceding such statements, which index to the financial statements is incorporated herein by reference.
Item 9.      Undertakings
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
Exhibit Number	Description of Exhibit	Schedule / Form	File Number	Exhibit	File Date

1.1*	Placement Agency Agreement, dated February 17, 2021, by and between ThinkEquity, a division of Fordham Financial Management, Inc.
3.1#	Articles of Incorporation of the Company	F-4	333-203598	3.1	April 23, 2015
3.2#	Bylaws of the Company	F-4	333-203598	3.2	April 23, 2015
4.1#	Specimen Stock Certificate of Pyxis Tankers Inc.	F-4	333-203598	4.2	September 28, 2015
4.2#	Form of Certificate of Designation of Series A Preferred Shares	F-1/A	333-245405	4.2	September 28, 2020
4.3#	Form of Warrant Agency Agreement (including Form of Warrant)	F-1/A	333-245405	4.3	September 28, 2020
4.4#	Form of Underwriter’s Warrant (Common Share Warrant)	F-1/A	333-245405	4.4	September 28, 2020
4.5#	Form of Underwriter’s Warrant (Series A Preferred Shares)	F-1/A	333-245405	4.5	September 28, 2020
4.6*	Form of Underwriter’s Warrant (Common Shares Warrant)
5.1*	Opinion of Seward & Kissel LLP as to the validity of the securities
8.1*	Opinion of Seward & Kissel LLP with respect to certain tax matters
10.1#	Amended and Restated Head Management Agreement, dated August 5, 2015, by and between Pyxis Tankers Inc. and Pyxis Maritime Corp.	F-4	333-203598	10.3	September 4, 2015

10.1.1#	First Amendment dated August 9, 2016, to the Amended and Restated Head Management Agreement, dated August 5, 2015, by and between Pyxis Tankers Inc. and Pyxis Maritime Corp.	20-F	001-37611	4.1.1	March 28, 2017
10.1.2#	Second Amendment dated March 18, 2020, to the Amended and Restated Head Management Agreement, dated August 5, 2015, by and between Pyxis Tankers Inc. and Pyxis Maritime Corp.	20-F	001-37611	4.1.2	March 31, 2020
10.2#	Form of Ship Management Agreement with International Tanker Management Ltd.	F-4	333-203598	10.4	September 4, 2015
10.3#	Facility Agreement dated February 23, 2018, by and among Secondone Corp., Thirdone Corp. and Fourthone Corp., as borrowers, and Amsterdam Trade Bank N.V. as arranger, facility agent and security agent	20-F	001-37611	4.8	March 23, 2018
10.4#	Promissory Note in favor of Maritime Investors Corp. issued by Pyxis Tankers Inc. as of April 23, 2015	F-4	333-203598	10.11	August 6, 2015
10.5#	Pledge Agreement, dated as of April 23, 2015, by and among Michael Onghai, LookSmart Group Inc. and Pyxis Tankers Inc.	20-F	001-37611	4.9	March 23, 2016
10.6#	Form of 2015 Equity Incentive Plan	F-4	333-203598	10.12	September 4, 2015

10.7#	Form of Indemnification Agreement	F-4	333-203598	10.13	September 4, 2015
10.8#	Promissory Note in favor of Maritime Investors Corp. issued by Pyxis Tankers Inc. as of October 28, 2015	20-F	001-37611	4.12	March 23, 2016
10.8.1#	First Amendment dated August 9, 2016, to the Promissory Note in favor of Maritime Investors Corp. issued by Pyxis Tankers Inc. as of October 28, 2015	20-F	001-37611	4.12.1	March 28, 2017
10.8.2#	Second Amendment dated March 7, 2017, to the Promissory Note in favor of Maritime Investors Corp. issued by Pyxis Tankers Inc. as of October 28, 2015	20-F	001-37611	4.12.2	March 28, 2017
10.8.3#	Amended and Restated Promissory Note in favor of Maritime Investors Corp. issued by Pyxis Tankers Inc. dated December 29, 2017	SC 13D/A	005-89171	1	January 2, 2018
10.8.4#	Amendment No. 1 dated June 29, 2018 to the Amended & Restated Promissory Note in favor of Maritime Investors Corp. issued by Pyxis Tankers Inc. as of December 29, 2017	20-F	001-37611	4.13.4	March 29, 2019
10.8.5#	Amendment No. 2 dated May 14, 2019 to the Amended & Restated Promissory Note in favor of Maritime Investors Corp. issued by Pyxis Tankers Inc. as of December 29, 2017	20-F	001-37611	4.11.5	March 31, 2020
10.9#	Stock Purchase Agreement, effective as of June 13, 2017, by and between Pyxis Tankers Inc. and Pyxis Holdings Inc.	F-3	333-222160	10.32	December 19, 2017
10.10#	Registration Rights Agreement, dated December 6, 2017, among Pyxis Tankers Inc. and the purchasers identified on the signature pages thereto	6-K	001-37611	10.3	December 8, 2017
10.11#	Facility Agreement dated September 27, 2018, by and among Eighthone Corp. as borrower, Pyxis Tankers Inc. as guarantor and Wilmington Trust, National Association as facility agent and security agent.	20-F	001-37611	4.17	March 29, 2019
10.11.1#	Deferred Fee Agreement dated September 28, 2018, by and among Eighthone Corp. as borrower and Wilmington Trust, National Association as facility agent	20-F	001-37611	4.17.1	March 29, 2019
10.12#	Equity Distribution Agreement, dated March 30, 2018 between Pyxis Tankers Inc. and Noble Capital Markets	6-K	001-37611	1.1	March 30, 2018

10.12.1#	Amendment No. 1 to the Equity Distribution Agreement dated November 19, 2018 between Pyxis Tankers Inc. and Noble Capital Markets	6-K	001-37611	1.1	November 20, 2018
10.13#	Loan Agreement dated July 8, 2020 by and between Alpha Bank S.A., as lender, and Seventhone Corp., as borrower	F-1	333-245405	10.13	August 13, 2020
10.13.1#	Corporate Guarantee dated July 8, 2020 by and between Pyxis Tankers Inc., as guarantor, and Alpha Bank S.A., as lender, in respect of the Loan Agreement dated July 8, 2020, by and between Alpha Bank S.A. and Seventhone Corp.	F-1	333-245405	10.13.1	August 13, 2020
10.14#	Securities Purchase Agreement, dated February 17, 2021, among Pyxis Tankers Inc. and the purchasers identified on the signature pages thereto	6-K	001-37611	10.1	February 24, 2021
10.15#	Form of Lock-Up Agreement	6-K	001-37611	10.2	February 24, 2021
10.16#	Registration Rights Agreement, dated February 17, 2021, among Pyxis Tankers Inc. and the purchasers identified on the signature pages thereto	6-K	001-37611	10.3	February 24, 2021
12.1*	List of Subsidiaries

23.1*	Consent of Independent Registered Public Accounting Firm (Ernst & Young (Hellas) Certified Auditors Accountants S.A.)
23.2*	Consent of Seward & Kissel LLP (included in Exhibits 5.1 and 8.1 hereto)
24.1*	Powers of Attorney (contained on signature page to the registration statement)

#	Indicates a document previously filed with the Commission, incorporated by reference herein.
*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glen Cove, State of New York, on March 1, 2021.

PYXIS TANKERS INC.
By:	/s/ Henry P. Williams
	Name:	Henry P. Williams
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Valentios (“Eddie”) Valentis and Henry P. Williams, or any of them, with full power to act alone, as his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing necessary to be done, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on March 1, 2021 in the capacities indicated.
Signature	Title

/s/ Valentios Valentis	Chairman, Chief Executive Officer and Director
Valentios (“Eddie”) Valentis	(Principal Executive Officer)

/s/ Henry P. Williams	Chief Financial Officer and Treasurer
Henry P. Williams	(Principal Financial Officer and Principal Accounting Officer)

/s/ Robin P. Das	Director
Robin P. Das

/s/ Basil G. Mavroleon	Director
Basil G. Mavroleon

/s/ Aristides J. Pittas	Director
Aristides J. Pittas

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of Pyxis Tankers Inc. in the United States, has signed this Registration Statement on Form F-1 in the City of Glen Cove, State of New York, on the 1st day of March 2021.

AUTHORIZED REPRESENTATIVE

By:	/s/ Henry P. Williams
Name: Henry P. Williams
Title: Authorized Representative